                                    [LOGO]

                                                                          , 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Toy Biz, Inc. (the 'Special Meeting') to be held at the
[                              ], on           [  ], 1997 at [10:00 a.m.], New
York City time.

     At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 27, 1996 (the 'Merger Agreement'), pursuant to which Andrews Acquisition Corp. ('Acquisition'), a Delaware corporation and a wholly owned subsidiary of Andrews Group Incorporated ('Andrews Group'), will be merged (the 'Merger') with and into Toy Biz, Inc. (the 'Company'). The Company will be the surviving corporation in the Merger. Upon consummation of the Merger, each share of Common Stock (as defined below) (other than shares of Common Stock which are owned by Andrews Group, Acquisition or any wholly owned subsidiary of Andrews Group, which are held in the treasury of the Company or which are held by those stockholders who perfect their appraisal rights pursuant to the General Corporation Law of the State of Delaware) will be converted into the right to receive $22.50 in cash, without interest, and each outstanding share of the Company's Series A preferred stock, par value $.01 per share (the 'Preferred Stock'), will be converted into the right to receive an amount per share equal to the then applicable Redemption Price of such stock.

     Pursuant to stock purchase agreements (the 'Stock Purchase Agreements') with Avi Arad ('Arad') and with Isaac Perlmutter ('Perlmutter') and certain of his affiliates (collectively, the 'Perlmutter Group'), Andrews Group will, immediately prior to the Merger, purchase all of the Class A common stock, par value $.01 per share (the 'Class A Common Stock'), of the Company held by Arad and the Perlmutter Group. Andrews Group currently beneficially owns, through its approximately 80% indirectly-owned publicly traded subsidiary, Marvel Entertainment Group, Inc. ('Marvel'), all of the Class B common stock, par value $.01 per share (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Stock'), of the Company. As a result of the Merger and the purchase of stock from Arad and the Perlmutter Group, Andrews Group and Acquisition will own the entire equity interest of the Company.

     The Merger Agreement requires Andrews Group, under certain circumstances described in the Proxy Statement, (i) to transfer all the outstanding shares of capital stock of Acquisition to Marvel and (ii) to assign its rights, interests and obligations under the Merger Agreement to Marvel.

     The matters to be acted upon at the Special Meeting are described in the attached Proxy Statement, which provides you with detailed information regarding the proposed transactions. I urge you to read it carefully in its entirety.

     The Toy Biz Board of Directors, based upon the unanimous recommendation of a Special Committee of the Board (the 'Special Committee') consisting of James

F. Halpin, Alfred A. Piergallini and Paul R. Verkuil (none of whom are officers or employees of the Company, Andrews Group or its affiliates), has unanimously determined that each of the Merger Agreement and the

Merger are fair and in the best interests of the holders of the Class A Common Stock, other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the Stock Purchase Agreements. The Toy Biz Board unanimously recommends that the stockholders of the Company approve and adopt the Merger Agreement and the Merger.

     In arriving at its recommendation, the Special Committee considered a number of factors described in the accompanying Proxy Statement, including, among other things, the opinion of Wasserstein Perella & Co., Inc., financial advisor to the Special Committee, dated December 13, 1996, which opinion was subsequently confirmed on December 24, 1996 to the effect that, as of such dates and subject to the assumptions and limitations therein, the $22.50 per share cash consideration to be received by the holders of the Class A Common Stock (other than Arad and the Perlmutter Group) pursuant to the Merger Agreement, is fair to such holders from a financial point of view. The full text of such opinion is attached as Annex B to the Proxy Statement, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations of review undertaken in connection with such opinion. Stockholders are urged to read such opinion in its entirety.

     Pursuant to the General Corporation Law of Delaware and the Restated Certificate of Incorporation of the Company, the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as one class, and the affirmative unanimous vote of the holders of the outstanding shares of Class B Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger Agreement and the Merger. Andrews Group, through Marvel, beneficially owns all 7,394,000 shares of Class B Common Stock, representing approximately 78.4% of the combined voting power of the Class A Common Stock and the Class B Common Stock. Andrews Group has agreed in the Merger Agreement to cause such shares to be voted in favor of the approval and adoption of the Merger Agreement and the Merger. The Marvel Board of Directors has approved the Merger in the case where the Merger Agreement has been assigned to Marvel, but has not yet considered the Merger in the case where the Merger Agreement is not assigned to Marvel. Arad and Perlmutter, as the trustees of separate voting trusts, each have the right to direct the vote of one share of Class B Common Stock. Arad and the Perlmutter Group have agreed in the Stock Purchase Agreements, among other things, to use their reasonable best efforts to take all actions necessary to satisfy the conditions to closing under the Stock Purchase Agreements, including voting their shares in favor of the Merger. IF THE MERGER AGREEMENT IS ASSIGNED TO MARVEL, WITH THE VOTE OF MARVEL AND THE TWO TRUSTEES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AGREEMENT WILL BE APPROVED AND ADOPTED AND THE MERGER WILL BE CONSUMMATED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDERS.

     The Notice of Special Meeting and Proxy Statement describing these important matters are attached. Please review these materials carefully. Please do not send any certificates for your stock at this time. You will receive instructions regarding the surrender of your stock certificates and receipt of payment for your shares after the Merger is effective.

                                          Sincerely
                                          Joseph M. Ahearn
                                          President and Chief
                                          Executive Officer

                                 TOY BIZ, INC.
                              333 EAST 38TH STREET
                            NEW YORK, NEW YORK 10016
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON                [  ], 1997

To the Stockholders of Toy Biz, Inc.:

     A Special Meeting of Stockholders (the 'Special Meeting') of Toy Biz, Inc.,
a Delaware corporation (the 'Company'), will be held on           [  ], 1997 at
10:00 a.m., New York City time, at [             ], for the following purposes:

          (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 27, 1996 (the 'Merger Agreement'), by and among the Company, Andrews Group Incorporated, a Delaware corporation ('Andrews Group'), and Andrews Acquisition Corp., a Delaware corporation ('Acquisition'), pursuant to which, among other things, (i) Acquisition will be merged with and into the Company (the 'Merger'), and the Company will be the surviving corporation and will become a wholly owned subsidiary of Andrews Group, and (ii) (a) each outstanding share of the Company's Class A common stock, par value $.01 per share (the 'Class A Common Stock'), and Class B common stock, par value $.01 per share (the 'Class B Common Stock' and together with the Class A Common Stock, the 'Common Stock') (other than shares of Common Stock which are owned by Andrews Group, Acquisition or any wholly owned subsidiary of Andrews Group, which are held in the treasury of the Company or which are held by those stockholders who perfect their appraisal rights pursuant to the General Corporation Law of the State of Delaware (the 'DGCL')), will be converted into the right to receive $22.50 per share in cash and (b) each issued and outstanding share of the Company's Series A preferred stock, par value $.01 per share (the 'Preferred Stock'), (other than shares of Preferred Stock which are held by stockholders who perfect their appraisal rights pursuant to the DGCL) will be converted into the right to receive an amount per share equal to the then applicable Redemption Price (as defined and as set forth in the Certificate of Designation for the Preferred Stock) payable to the holder thereof, without interest; and

          (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is attached as Annex A to the Proxy Statement that accompanies this Notice of Special Meeting of Stockholders (this 'Notice') and is incorporated by reference into this Notice.


     The Merger Agreement requires Andrews Group, under certain circumstances described in the Proxy Statement, (i) to transfer all the outstanding shares of capital stock of Acquisition to its approximately 80% indirectly-owned publicly traded subsidiary, Marvel Entertainment Group, Inc. ('Marvel'), and (ii) to assign its rights, interests and obligations under the Merger Agreement to Marvel.

     Pursuant to the DGCL and the Restated Certificate of Incorporation of the Company, (i) the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A Common Stock and Class B Common Stock of the Company, voting together as one class, and (ii) the affirmative unanimous vote of the holders of the outstanding shares of Class B Common Stock, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger Agreement and the Merger. Andrews Group, through Marvel, beneficially owns all 7,394,000 shares of Class B Common Stock, representing approximately 78.4% of the combined voting power of the Class A Common Stock and the Class B Common Stock, except that two shares of Class B Common Stock have been deposited into voting trusts as described below. Andrews Group has agreed in the Merger Agreement to cause such shares to be voted in favor of the approval and adoption of the Merger Agreement and the Merger. The Marvel Board of Directors has approved the Merger in the case where the Merger Agreement has been assigned to Marvel, but has not yet considered the Merger in the case where the Merger Agreement is not assigned to Marvel. Arad and Perlmutter, as the trustees of separate voting trusts, each have the right to direct the vote of one share of Class B Common Stock. Arad and the Perlmutter Group have agreed in respective Stock Purchase Agreements pursuant to which they have agreed to sell their shares of Class A Common Stock to Andrews Group, among other things, to use their reasonable best efforts to take all actions necessary to satisfy the conditions to closing under such Stock Purchase Agreements, including voting their shares in favor of the Merger. ACCORDINGLY, WITH THE VOTE OF MARVEL AND THE TWO TRUSTEES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AGREEMENT WILL BE APPROVED AND ADOPTED AND THE MERGER WILL BE CONSUMMATED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDERS.

     Only stockholders of record at the close of business on                  ,
1997 (the 'Record Date') will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     If the Merger is consummated, any stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who comply with the requirements of Section 262 of the DGCL shall be entitled to an appraisal of the fair value of their shares. See 'STOCKHOLDERS' RIGHTS OF APPRAISAL' in the accompanying Proxy Statement for a statement of the appraisal rights of stockholders and a description of the procedures required to be followed by them to obtain appraisal of their shares of Common Stock.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE READ THE

ATTACHED PROXY STATEMENT CAREFULLY AND MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.
                            ------------------------

     PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES AFTER THE MERGER IS EFFECTIVE.
                            ------------------------

                                          By Order of the Board of Directors

                                          Daniel J. Werther
                                          Secretary

                                 TOY BIZ, INC.
                              333 EAST 38TH STREET
                            NEW YORK, NEW YORK 10016

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON                    , 1997
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to the holders of record as of
[            ], 1997 (the 'Record Date') of shares of Class A common stock, par value $.01 per share (the 'Class A Common Stock'), of Toy Biz, Inc., a Delaware corporation (the 'Company'), in connection with the Special Meeting of Stockholders of the Company (the 'Special Meeting') to be held on
[            ], 1997 at 10:00 a.m., New York City time, at [            ], and
any adjournment or postponement thereof. The purpose of the Special Meeting is to vote upon the approval and adoption of the Agreement and Plan of Merger dated as of December 27, 1996 (the 'Merger Agreement'), by and among the Company, Andrews Group Incorporated, a Delaware corporation ('Andrews Group'), and Andrews Acquisition Corp., a Delaware corporation ('Acquisition').

     Pursuant to the Merger Agreement, (i) Acquisition will be merged (the 'Merger') with and into the Company, and the Company will be the surviving corporation and will become a wholly owned subsidiary of Andrews Group and (ii)
(a) each outstanding share of the Company's Class A Common Stock and Class B common stock, par value $.01 per share (the 'Class B Common Stock' and together with the Class A Common Stock, the 'Common Stock') (other than shares of Common Stock which are owned by Andrews Group, Acquisition or any wholly owned subsidiary of Andrews Group, which are held in the treasury of the Company or which are held by those stockholders who perfect their appraisal rights pursuant to the General Corporation Law of the State of Delaware (the 'DGCL')), will be converted into the right to receive $22.50 per share in cash, without interest (the 'Merger Consideration') and (b) each issued and outstanding share of the Company's Series A preferred stock, par value $.01 per share (the 'Preferred Stock') (other than shares of Preferred Stock which are held by stockholders who perfect their appraisal rights pursuant to the DGCL) will be converted into the right to receive an amount per share equal to the then applicable Redemption Price (as defined and as set forth in the Certificate of Designation for the Preferred Stock), payable to the holder thereof, without interest.

     Andrews Group's obligation to consummate the Merger is conditioned upon, among other things, the confirmation of the Joint Plan of Reorganization (as defined below) with respect to Marvel Entertainment Group, Inc., a Delaware corporation ('Marvel'), and certain of its subsidiaries, containing terms set forth in Exhibit A to the Acquisition Agreement (as defined herein) with such changes as Andrews Group approves. If the Joint Plan of Reorganization is confirmed, the Merger Agreement requires Andrews Group (i) to transfer all the outstanding shares of capital stock of Acquisition to Marvel and (ii) to assign its rights, interests and obligations under the Merger Agreement to Marvel. See 'THE MERGER AGREEMENT-- Assignment; Plan Condition.' If the Joint Plan of Reorganization is not confirmed, Andrews Group may elect either to waive the condition and consummate the Merger or not to waive the condition, in which case the Merger will not be consummated. Andrews Group has made no determination with respect to what actions it will take if the Joint Plan of Reorganization is not approved.

     As of the Record Date there were issued and outstanding [20,348,794] shares of Class A Common Stock, 7,394,000 shares of Class B Common Stock and 59,091 shares of Preferred Stock, and there were approximately [79] holders of record of Class A Common Stock. All of the outstanding shares of Preferred Stock were held of record as of the Record Date by two stockholders. Pursuant to the DGCL and the Restated Certificate of Incorporation of the Company, (i) the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A Common Stock and Class B Common Stock of the Company, voting together as one class, and (ii) the affirmative unanimous vote of the holders of the outstanding shares of Class B Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger Agreement and the Merger. Andrews Group, through its approximately 80% indirectly-owned publicly traded subsidiary, Marvel, beneficially owns all 7,394,000 shares of Class B Common Stock, representing approximately 78.4% of the combined voting power of the Class A Common Stock and the Class B Common Stock (except that two shares of Class B Common Stock have been deposited into voting trusts). Andrews Group has agreed in the Merger Agreement to cause such shares to be voted in favor of the approval and adoption of the Merger Agreement and the Merger. The Marvel Board of Directors has approved the Merger in the case where the Merger Agreement has been assigned to Marvel, but has not yet considered the Merger in the case where the Merger Agreement is not assigned to Marvel. Avi Arad ('Arad') and Isaac Perlmutter ('Perlmutter'), as the trustees of separate voting trusts, each have the right to direct the vote of one share of Class B Common Stock. Arad has agreed in the Stock Purchase Agreement dated as of November 20, 1996 between Andrews Group and Arad (as amended, the 'Arad

Stock Purchase Agreement') and Perlmutter, Isaac Perlmutter T.A., a Florida trust, and Zib Inc., a Delaware corporation (collectively, the 'Perlmutter Group') have agreed in the Stock Purchase Agreement dated as of November 20, 1996 between Andrews Group and the Perlmutter Group (as amended, the 'Perlmutter Stock Purchase Agreement,' and together with the Arad Stock Purchase Agreement, the 'Stock Purchase Agreements'), among other things, to use their reasonable best efforts to take all actions necessary to satisfy the conditions to closing under the Stock Purchase Agreements, including voting their shares in favor of the Merger. Accordingly, with the vote of Marvel and the two trustees in favor of approval and adoption of the Merger Agreement, the Merger Agreement will be approved and adopted and the Merger will be consummated without the affirmative vote of any other stockholders.

                            ------------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANDREWS GROUP, ACQUISITION OR ANY OTHER PERSON.

     All information contained in this Proxy Statement relating to the Company and its subsidiary has been supplied by the Company, all information contained in this Proxy Statement relating to Andrews Group, Acquisition and their affiliates (other than the Company and its subsidiary) has been supplied by Andrews Group.

     The date of this Proxy Statement is             , 1997. This Proxy
Statement is first being mailed to the holders of Common Stock on or about
            , 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the 'Commission') by the Company (File No. 1-13638) pursuant to the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), are incorporated by reference in this Proxy Statement:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (which incorporates by reference certain information from the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders);

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          (3) The Company's Current Reports on Form 8-K dated July 24, 1996 and December 27, 1996; and

          (4) The description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A (Registration No. 1-13638), filed with the Commission on February 15, 1995.


     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of the filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF CLASS A COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO THE COMPANY AT 333 EAST 38TH STREET, NEW YORK, NEW YORK 10016,
ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

                             AVAILABLE INFORMATION

     The Company and Andrews Group have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendment thereto, the 'Schedule 13E-3') under the Exchange Act in connection with the Merger. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Copies of the Schedule 13E-3 are available from the Commission, upon payment of prescribed rates. Statements contained in the Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the offices of the New York Stock Exchange, Inc. (the 'NYSE'), 20 Broad Street, New

York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The shares of Class A Common Stock are currently registered under the Exchange Act. Following the Merger, the Company will become a wholly owned subsidiary of Andrews Group or Marvel, and there will be no public trading of shares of Class A Common Stock. Accordingly, registration of the shares under the Exchange Act will be terminated upon application by the Company to the Commission when the Merger is consummated and the Company will no longer be subject to the reporting requirements of the Exchange Act.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements under the captions 'SUMMARY', 'SPECIAL FACTORS--Opinion of Financial Advisor' and 'SPECIAL FACTORS--Certain Projections' and elsewhere in this Proxy Statement constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995 ('Reform Act'). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors, as well as those factors discussed elsewhere in the Company's filings with the Commission: a decrease in the level of media exposure or popularity of Marvel characters resulting in declining revenues of toys based on such characters; the lack of continued commercial success of properties owned by major licensors which have granted the Company toy licenses; consumer acceptance of new toy product introductions; the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China; the Company's dependence upon key personnel; the effects on the Company of Marvel's bankruptcy filing; the Company's concentrated customer base; competition in the Company's industry and other factors referenced in this Proxy Statement.

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Introduction..................................     i
Incorporation of Certain Documents by
     Reference................................    ii
Available Information.........................   iii
Special Note Regarding Forward-
     Looking Statements.......................    iv
Summary.......................................     1
     Transaction Parties......................     1
     The Special Meeting......................     2
     The Merger Agreement.....................     3
Selected Financial Information................     8
The Special Meeting...........................    10
     Introduction.............................    10
     Matters to be Considered at the Special
       Meeting................................    10
     Voting Rights and Vote Required..........    10
     Stockholders' Rights of Appraisal........    11
Special Factors...............................    11
     Background of the Merger.................    11
     Recommendations of the Special Committee
       and the Board of Directors of the
       Company; Fairness of the Merger........    16
     Opinion of Financial Advisor.............    21
     Certain Projections......................    25
     Position of Andrews Group................    27
     Certain Effects of the Merger............    27
     Interests of Certain Persons in the
       Transaction............................    28
     Sources and Uses of Funds................    29
     Accounting Treatment
       of the Merger..........................    30
     Conduct of the Business following the
       Merger.................................    30
     Certain Federal Income Tax
       Consequences...........................    30
     Litigation...............................    30
The Merger Agreement..........................    31
     General..................................    31
     Effective Time...........................    31
     Merger Consideration.....................    31
     Procedure for Payment....................    31
     Elimination of Options...................    32
     Representations and Warranties...........    32
     Conduct of Business Pending the
       Closing................................    32
     Directors and Officers...................    33
     No Solicitation of Proposals.............    33

     Directors' and Officers' Indemnification
       and Insurance . .......................    33
     Assignment; Plan Condition...............    34
     Amendment of Agreements..................    34
     Conditions to Consummation of the
       Merger.................................    34
     Termination; Amendment...................    35
     Fees and Expenses........................    36
The Acquisition Agreement.....................    36
     General..................................    36

                                                 PAGE
                                                 ----
     Covenants................................    36
     Conditions Precedent to Obligations of
       Each Party.............................    37
     Conditions Precedent to the Obligations
       of Andrews Group.......................    37
     Conditions Precedent to the Obligations
       of Marvel..............................    38
     Termination..............................    38
Certain Other Agreements......................    39
     The Stock Purchase Agreements............    39
     Consulting and Bonus Agreements with Arad
       and Perlmutter.........................    40
     Marvel License Agreements................    41
     License with Avi Arad....................    42
     Marvel Services Arrangement..............    42
     Stockholders' Agreement and Class B
       Voting Trusts..........................    42
     Company Registration Rights Agreement....    43
     Tangible Media Advertising Services......    43
     Employee, Office Space and Overhead Cost
       Sharing Arrangements...................    43
     Showroom Sharing Arrangement.............    44
     Marvel Studios...........................    44
     Other Agreements with Affiliates.........    44
     Credit Facilities........................    44
Stockholders' Rights of Appraisal.............    45
Market Prices of the Common Stock and Dividend
     Policy...................................    48
     Market Prices............................    48
Security Ownership of Certain Beneficial
     Owners and Management....................    49
Directors and Executive Officers of Marvel,
     Andrews Group, Acquisition and the
     Company..................................    51
     Directors and Executive Officers of
       Marvel.................................    51
     Directors and Executive Officers of
       Andrews Group..........................    55
     Directors and Executive Officers of

       Acquisition............................    56
     Directors and Executive Officers of the
       Company................................    57
Independent Public Accountants................    60
Other Matters to Come Before the Meeting......    60
Annex A.  Agreement and Plan of Merger
Annex B.  Opinion of Wasserstein Perella &
     Co., Inc.
Annex C.  Excerpts from the General
     Corporation Law of the State of Delaware
     Relating to the Rights of Dissenting
     Stockholders

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Proxy Statement and the Annexes hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used and not defined in the following summary have the meanings set forth under 'INTRODUCTION' above. References in this Proxy Statement to 'Marvel' mean Marvel Entertainment Group, Inc. and its consolidated subsidiaries, other than the Company, unless the context otherwise requires. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

TRANSACTION PARTIES
Toy Biz, Inc..............................  The Company designs, markets and distributes a variety of toys in the
                                              United States and internationally under various licenses. The
                                              Company also designs, markets and distributes its own line of proprietary toys. The Company completed an initial public offering of its Class A Common Stock on March 2, 1995. Andrews Group is the
                                              beneficial owner of approximately 75.9% of the Class A Common Stock
                                              (including shares subject to the Stock Purchase Agreements) and beneficially owns, through its approximately 80% indirectly-owned publicly traded subsidiary, Marvel, all of the Class B Common
                                              Stock. See 'SPECIAL FACTORS--Background of the Merger.'

Andrews Group Incorporated................  Andrews Group is a Delaware corporation and an indirect wholly owned subsidiary of Mafco Holdings Inc. ('Mafco Holdings'), a Delaware
                                              corporation, which is a diversified holding company. All of the capital stock of Mafco Holdings is owned by Ronald O. Perelman. The business address of Mafco Holdings is 35 East 62nd Street, New
                                              York, New York 10021 and the principal executive offices of Andrews
                                              Group are at 3200 Windy Hill Road, Atlanta, Georgia 30339. See
                                              'SPECIAL FACTORS--Background of the Merger.'

Andrews Acquisition Corp..................  Acquisition is currently a wholly owned subsidiary of Andrews Group and prior to the effective time of the Merger may become a wholly owned subsidiary of Marvel. If the Joint Plan of Reorganization is confirmed, the Merger Agreement requires Andrews Group to transfer all the outstanding shares of capital stock of Acquisition to
                                              Marvel. Acquisition is a recently organized corporation that has not conducted any business except in connection with the
                                              transactions contemplated by the Merger Agreement. The business address of Acquisition is 3200 Windy Hill Road, Atlanta, Georgia
                                              30339.

Marvel....................................  Marvel is a Delaware corporation and is an approximately 80%
                                              indirectly-owned publicly-traded subsidiary of Andrews Group.
                                              Marvel is a leading creator, publisher and distributor of youth entertainment products. Operations include publishing of comic books, trading cards and activity stickers; marketing and
                                              distribution of toys (through the Company); and licensing of its characters for consumer products, media and advertising

                                              promotions. On December 27, 1996, Marvel and its subsidiaries, other than Panini S.p.A. ('Panini'), Marvel Restaurant Venture
                                              Corp., a general partner in Marvel's Marvel Mania restaurant joint venture, and inactive subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the
                                              United States Bankruptcy Court for the District of Delaware (the
                                              'Petitions'). Under Marvel's proposed Joint Plan of Reorganization
                                              (as defined herein), Andrews Group or an affiliate will acquire from Marvel a number of shares of common stock of Marvel
                                              representing 80.8% of the outstanding shares of Marvel common stock, after giving effect to such acquisition, in consideration for $365 million, and such capital will be used, among other things, to acquire all the outstanding shares of capital stock of the Company pursuant to the Merger Agreement and the Stock Purchase
                                              Agreements (see 'SPECIAL FACTORS--Background of the Merger').
                                              Andrews Group's obligation to consummate the Merger is conditioned upon, among other things, the confirmation of the Joint Plan of
                                              Reorganization. See 'THE MERGER AGREEMENT--Assignment; Plan
                                              Condition.'

                                            If the Joint Plan of Reorganization is confirmed, the Merger
                                              Agreement requires Andrews Group (i) to transfer all the
                                              outstanding shares of capital stock of Acquisition to Marvel and
                                              (ii) to assign its rights, interests and obligations under the
                                              Merger Agreement to Marvel. See 'THE MERGER AGREEMENT--Assignment;
                                              Plan Condition.' If the Joint Plan of Reorganization is not
                                              confirmed, Andrews Group may elect either to waive the condition and consummate the Merger or not to waive the condition, in which case the Merger will not be consummated. Andrews Group has made no determination what actions it will take if the Joint Plan of
                                              Reorganization is not approved.
THE SPECIAL MEETING
Date, Time and Place of Special Meeting...  [            ], 1997 at 10:00 a.m., local time, at
                                              [                  ].

Purpose...................................  To consider and act upon a proposal to approve and adopt the Merger
                                              Agreement and the Merger. See 'THE SPECIAL MEETING--Matters to be
                                              Considered at the Special Meeting.'

Record Date...............................  [                  ], 1997.

Vote Required.............................  Pursuant to the DGCL and the Restated Certificate of Incorporation of
                                              the Company, (i) the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A
                                              Common Stock and Class B Common Stock, voting together as one class, and (ii) the affirmative unanimous vote of the holders of the outstanding shares of Class B Common Stock, are the only votes of the holders of any class or series of the

                                              Company's capital stock necessary to approve the Merger Agreement and the Merger. There is no requirement that the transactions be approved by a majority of the holders of shares of Common Stock held by persons not affiliated with Andrews Group or Marvel.
                                              Andrews Group, through Marvel, beneficially owns all 7,394,000 shares of Class B Common Stock, representing approximately 78.4% of the combined voting power of the Class A Common Stock and the Class
                                              B Common Stock. Andrews Group has agreed in the Merger Agreement to cause such shares to be voted in favor of the approval and adoption of the Merger Agreement and the Merger. The Marvel Board of
                                              Directors has approved the Merger in the case where the Merger
                                              Agreement has been assigned to Marvel, but has not yet considered the Merger in the case where the Merger Agreement is not assigned to Marvel. Arad owns 4,150,000 shares of Class A Common Stock, representing approximately 4.4% of the combined voting power of the
                                              Class A Common Stock and Class B Common Stock. The Perlmutter Group
                                              owns 9,506,000 shares of Class A Common Stock, representing approximately 10.1% of the combined voting power of the Class A
                                              Common Stock and Class B Common Stock. Arad and Perlmutter, as the
                                              trustees of separate voting trusts, each have the right to direct the vote of one share of Class B Common Stock. Arad and the
                                              Perlmutter Group have agreed in the Stock Purchase Agreements, among other things, to use their reasonable best efforts to take all actions necessary to satisfy the conditions to closing under the Stock Purchase Agreements, including voting their shares in favor of the of the Merger. Accordingly, with the vote of Marvel and the two trustees in favor of approval and adoption of the
                                              Merger Agreement, the Merger Agreement will be approved and adopted and the Merger will be consummated without the affirmative vote of any other stockholders. See 'THE SPECIAL MEETING--Voting Rights and
                                              Vote Required.'

THE MERGER AGREEMENT
Background of the Merger..................  For a description of the background of the Merger, see 'SPECIAL
                                              FACTORS--Background of the Merger.'
Recommendations of the Special Committee
  and the Board of Directors of the
  Company; Fairness of the Merger.........  In reaching its recommendation, the Special Committee considered the following factors: (i) the Company's business, condition and prospects; (ii) the opinion of Wasserstein Perella & Co., Inc.
                                              ('Wasserstein Perella'), financial advisor to the Special
                                              Committee; (iii) the consideration to be received by Arad and
                                              Perlmutter; (iv) historical and recent market prices; (v) the available alternatives to the Merger; (vi) the fact that the terms of the Merger were determined through arm's-length negotiations;

                                              and (vii) the terms of the Merger

                                              Agreement. In view of the wide variety of factors considered in connection with their evaluation of the Merger, the Special
                                              Committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. See
                                              'SPECIAL FACTORS--Recommendations of the Special Committee and the
                                              Board of Directors of the Company; Fairness of the Merger.'

                                            THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED, BASED UPON THE
                                              UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, THAT THE MERGER
                                              AGREEMENT IS IN THE BEST INTERESTS OF THE HOLDERS OF THE CLASS A
                                              COMMON STOCK (OTHER THAN ARAD AND THE PERLMUTTER GROUP, WHOSE
                                              SHARES ARE TO BE PURCHASED PURSUANT TO THE STOCK PURCHASE
                                              AGREEMENTS). THE BOARD HAS APPROVED THE MERGER AGREEMENT AND
                                              RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT
                                              AND THE MERGER. See 'SPECIAL FACTORS--Recommendations of the Special
                                              Committee and the Board of Directors of the Company; Fairness of the
                                              Merger.'

Interests of Certain Persons in the
  Merger..................................  In considering the recommendation of the Board with respect to the
                                              Merger Agreement, stockholders should be aware that certain members of the Board and of the Company's management may have certain interests in the Merger that are in addition to or different from the interests of the stockholders of the Company generally. In particular, (i) a majority of the directors of the Company are employees and/or directors of Marvel and various of its affiliates and (ii) it is a condition to the obligations of each party to the
                                              Stock Purchase Agreements that Arad and Perlmutter enter into consulting agreements with the Company and that Arad and Perlmutter enter into bonus agreements with the Company. See 'SPECIAL
                                              FACTORS--Interests of Certain Persons in the Transaction' and
                                              'CERTAIN OTHER AGREEMENTS.' The Board and the Special Committee
                                              were aware of these interests and considered them, among other matters, in approving the Merger Agreement. See 'SPECIAL
                                              FACTORS--Recommendations of the Special Committee and the Board of
                                              Directors of the Company; Fairness of the Merger.'

Exchange of Class A Common Stock..........  Pursuant to the Merger, each share of Common Stock will be converted into and represent the right to receive the Merger Consideration. A letter of transmittal for use in surrendering stock certificates and obtaining payment for surrendered shares will be mailed to such holders promptly following the Effective Time (as defined below).

                                              See 'THE MERGER AGREEMENT--Procedure for Payment.' CERTIFICATES
                                              SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND
                                              INSTRUCTIONS ARE OBTAINED AND THEN SHOULD BE SURRENDERED ONLY IN
                                              ACCORDANCE WITH SUCH INSTRUCTIONS.

Opinion of the Special Committee's
  Financial Advisor.......................  Wasserstein Perella, financial advisor to the Special Committee, has delivered to the Special Committee its opinion, dated December 13,
                                              1996, which opinion was subsequently confirmed on December 24,
                                              1996, to the effect that, as of such dates and subject to the assumptions and limitations therein, the $22.50 per share cash consideration to be received by holders of Class A Common Stock
                                              (other than Arad and the Perlmutter Group) pursuant to the Merger
                                              Agreement is fair to such holders from a financial point of view. A copy of the full text of the opinion of Wasserstein Perella, dated
                                              December 24, 1996, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered and limitations of review undertaken in connection with such opinion, is attached hereto as Annex B and should be read in its entirety. See 'SPECIAL FACTORS--Opinion of Financial Advisor.'

Conditions to the Merger..................  Consummation of the Merger is subject to certain conditions, including without limitation, approval by requisite vote of the stockholders, obtaining necessary consents, the absence of any order or injunction prohibiting or enjoining the Merger, accuracy of representations and warranties, performance of the parties'
                                              obligations and confirmation of the Joint Plan of Reorganization.
                                              See 'THE MERGER AGREEMENT-- Conditions to Consummation of the
                                              Merger.'

Effective Time of the Merger..............  The Merger will become effective upon the filing of a Certificate of
                                              Merger with the Secretary of State of the State of Delaware or at such time as is agreed upon by the parties to the Merger Agreement
                                              (the 'Effective Time'). See 'THE MERGER AGREEMENT--Effective Time.'

Effects of the Merger.....................  Pursuant to the Merger, shares of Common Stock (other than shares of
                                              Common Stock which are owned by Andrews Group, Acquisition or any wholly owned subsidiary of Andrews Group, which are held in the treasury of the Company or which are held by those stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration for each share of Common Stock owned by them and shares of the Preferred Stock
                                              (other than shares of Preferred Stock which are held by
                                              stockholders who perfect their appraisal rights pursuant to the
                                              DGCL), will be converted into the right to receive an amount per share equal to the then applicable Redemption Price. After consummation of the Merger,

                                              the Company will become a wholly owned subsidiary of Andrews Group or, if the Merger Agreement is assigned to Marvel, Marvel, and the former holders of the Common Stock (other than Andrews Group or
                                              Marvel) will no longer possess any equity interest in the Company.
                                              Upon consummation of the Merger, the Company will terminate the registration of the Class A Common Stock under Section 12 of the
                                              Exchange Act and the Class A Common Stock will no longer be listed on the NYSE. See 'SPECIAL FACTORS--Certain Effects of the Merger.'

Tax Consequences to
  Stockholders............................  The receipt of cash by a Company stockholder pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local, and foreign tax laws. See 'SPECIAL FACTORS--Certain Federal Income Tax
                                              Consequences.' ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX
                                              ADVISORS.

Accounting Treatment......................  The Merger will be accounted for as a purchase of a minority interest under the 'purchase' method of accounting. See 'SPECIAL
                                              FACTORS--Accounting Treatment of the Merger.'

Termination of the Agreement..............  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time in certain circumstances, including but not limited to: by mutual agreement of the parties thereto; if the Merger is not consummated by June 30, 1997; if the stockholders fail to approve and adopt the Merger Agreement; if a final government order prohibits or enjoins the Merger; if the
                                              Board has withdrawn its approval of the Merger Agreement or the
                                              Merger in order to execute a definitive agreement relating to a superior proposal to the Merger reasonably capable of being consummated, if the failure to take such an action would result in the Board violating its fiduciary duties under applicable law; and
                                              by Andrews Group, if Andrews Group has purchased Class A Common
                                              Stock pursuant to a Qualifying Offer (generally, an all cash offer to purchase all outstanding shares of Class A Common Stock for an amount per share not less than the Merger Consideration). Any termination by the Company requires the approval of the Special
                                              Committee. See 'THE MERGER AGREEMENT--Assignment; Plan Condition.'
                                              Upon termination of the Merger Agreement, each party is required to bear its own costs and expenses in connection with the Merger. See
                                              'THE MERGER AGREEMENT--Termination; Amendment.'

Indemnification...........................  The Merger Agreement provides that the surviving corporation will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiary against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions prior to the
                                              Effective Time to the full extent permitted under Delaware law,

                                              subject to the Company's Restated Certificate of Incorporation and
                                              its by-laws. The Merger Agreement also provides that the surviving corporation will provide officers' and directors' liability insurance for not less than five years after the Effective Time.
                                              See 'THE MERGER AGREEMENT--Directors' and Officers' Indemnification
                                              and Insurance.'

Appraisal Rights..........................  If the Merger is consummated, holders of shares of Class A Common
                                              Stock who comply with the requirements of Section 262 of the DGCL will be entitled to statutory appraisal rights. See 'STOCKHOLDERS'
                                              RIGHTS OF APPRAISAL' and Annex C.

Financing.................................  The total amount of funds required by Acquisition and Andrews Group and/or Marvel to consummate the transactions contemplated by the
                                              Merger Agreement and the Stock Purchase Agreements and to pay
                                              related fees and expenses is estimated to be (i) approximately $337 million (representing approximately $152 million to acquire the publicly held Class A Common Stock and the Preferred Stock in the
                                              Merger, approximately $171 million to acquire the Class A Common
                                              Stock owned by Arad and the Perlmutter Group pursuant to the Stock
                                              Purchase Agreements, approximately $4 million in respect of employee stock options, and approximately $10 million in fees and expenses related to the Merger) if the Merger Agreement is assigned to Marvel, and (ii) approximately $504 million (representing approximately $319 million to acquire the publicly held Class A
                                              Common Stock, the Class B Common Stock owned by Marvel and the
                                              Preferred Stock in the Merger, approximately $171 million to acquire the Class A Common Stock owned by Arad and the Perlmutter
                                              Group pursuant to the Stock Purchase Agreements, approximately $4 million in respect of employee stock options, and approximately $10 million in fees and expenses related to the Merger) if the Merger
                                              Agreement is not assigned to Marvel. These amounts do not include a
                                              $20 million note which will be paid to Arad and the Perlmutter
                                              Group as partial consideration for their shares of Class A Common
                                              Stock pursuant to the Stock Purchase Agreements, and do not include up to $20 million in contingent payments to Arad and the Perlmutter
                                              Group, also pursuant to the Stock Purchase Agreements. Acquisition expects to obtain such funds from equity contributions and/or loans to Acquisition from Andrews Group. Andrews Group expects to obtain the funds to make such equity contributions and/or loans from general corporate funds. In the event the Merger Agreement is assigned to Marvel, Marvel expects to obtain the funds required to consummate the Merger from the $365 million equity investment in
                                              Marvel by Andrews Group pursuant to the Acquisition Agreement. See
                                              'SPECIAL FACTORS-- Sources and Uses of Funds.' The obtaining of financing is not a condition of the Merger.

                         SELECTED FINANCIAL INFORMATION

     The following tables present selected combined or consolidated financial data for the business of the Company and the Predecessor Company (see Notes (1) and (2) below) for the five year period ended December 31, 1995, which were derived from audited financial statements of the Company's business, and the nine month periods ended September 30, 1995 and 1996, which were derived from the unaudited financial statements of the Company which reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial data for such period. Results for certain periods are not presumably indicative of results for the full year. The information in these tables should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of the Company and the Predecessor Company and notes thereto included in the documents described under 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'


                                 PREDECESSOR COMPANY                                   COMPANY
                             ----------------------------   --------------------------------------------------------------
                                                   FOUR      EIGHT
                                                  MONTHS     MONTHS
                                YEAR ENDED        ENDED      ENDED                                      NINE MONTHS ENDED
                                DECEMBER 31      APR. 30,   DEC. 31,      YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                             -----------------   --------   --------   -----------------------------   -------------------
                              1991      1992       1993       1993      1993       1994       1995       1995       1996
                             -------   -------   --------   --------   -------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:(1)(2)
  Net sales................  $45,068   $57,934   $ 10,175   $ 79,569   $89,744   $156,525   $196,395   $117,010   $167,620
  Cost of sales............   22,867    29,710      5,308     36,682    41,990     73,490     88,397     51,873     83,121
                             -------   -------   --------   --------   -------   --------   --------   --------   --------
  Gross profit.............   22,201    28,224      4,867     42,887    47,754     83,035    107,998     65,137     84,499
  Selling, general and
    administrative
    expenses(3)(4)(5)......   19,254    23,099      5,840     22,253    28,093     38,263     48,234     30,623     44,390
  Depreciation and
    amortization...........    2,770     2,471        638      3,459     4,097      8,609     12,750      6,666      8,630
  Compensatory stock
    option(6)..............       --        --         --     10,909    10,909      4,091         --         --         --
                             -------   -------   --------   --------   -------   --------   --------   --------   --------
  Operating income (loss)..      177     2,654     (1,611)     6,266     4,655     32,072     47,014     27,848     31,479
  Interest expense.........     (655)   (1,294)      (476)      (721)   (1,197)    (1,862)      (490)      (463)       (73)
  Other income, net........       39       120        237        322       559         65      1,050        855        567
                             -------   -------   --------   --------   -------   --------   --------   --------   --------
  Income (loss) before
    income taxes...........     (439)    1,480     (1,850)     5,867     4,017     30,275     47,574     28,240     31,973
  Income tax (expense)
    benefit (pro forma in

    1991, 1992, four months
    ended April 30, 1993
    and combined year ended
    December 31, 1993(7)...      176      (592)       740     (2,379)   (1,639)   (12,261)   (19,172)   (11,578)   (12,790)
                             -------   -------   --------   --------   -------   --------   --------   --------   --------
  Net income (loss)........  $  (263)  $   888   $ (1,110)  $  3,488   $ 2,378   $ 18,014   $ 28,402   $ 16,662   $ 19,183
                             -------   -------   --------   --------   -------   --------   --------   --------   --------
                             -------   -------   --------   --------   -------   --------   --------   --------   --------
  Net income per share(7)..  $    --   $    --   $     --   $    .13   $   .09   $    .67   $   1.05   $   0.62   $   0.70
  Weighted average number
    of common and common
    equivalent shares
    outstanding (assumes
    27,000,000 shares
    outstanding for periods
    prior to 1995).........       --        --         --     27,000    27,000     27,000     27,115     27,082     27,233

                                              PREDECESSOR
                                                COMPANY                                  COMPANY
                                           -----------------       ---------------------------------------------------
                                             DECEMBER 31,                  DECEMBER 31,               SEPTEMBER 30,
                                           -----------------       -----------------------------   -------------------
                                            1991      1992          1993       1994       1995       1995       1996
                                           -------   -------       -------   --------   --------   --------   --------
                                            (IN THOUSANDS)                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit)..............  $(1,010)  $  (844)      $24,780   $ 39,839   $ 85,174   $ 73,096   $103,393
  Total assets...........................   26,525    28,852        56,877    104,723    152,218   $141,346   $196,214
  Borrowings under credit facility.......       --        --         4,500     21,500         --         --         --
  Due to stockholders and affiliated
    companies............................   16,255    13,407        15,746     16,845         --         --         --
  Redeemable preferred stock(8)..........       --        --            --         --      3,016      3,456      1,657
  Stockholders' equity...................    1,908     2,384        16,283     38,416    111,332     99,631    139,975

------------------

(1) The years ended December 31, 1991 and 1992 and the four month period ended April 30, 1993 represent the combined results of the business of the Company, which was then wholly owned by Perlmutter (the 'Predecessor Company'), and Toy Biz International Ltd., a Hong Kong company indirectly controlled by the Predecessor Company. The eight month period ended December 31, 1993, and the years ended December 31, 1994 and 1995 and the nine-month periods ended September 30, 1995 and 1996 represent the consolidated results of the Company. There was no change in the carrying value of the Company's assets as a result of the April 30, 1993 transaction (see Note I of notes to audited financial statements incorporated herein by reference to the

    Company's Annual Report on Form 10-K for the year ended December 31, 1995).

(2) The four month period ended April 30, 1993 and the year ended December 31, 1993 include five months and thirteen months, respectively, of results of Toy Biz International Ltd. as a result of changing Toy Biz International Ltd.'s fiscal year end from November 30 to December 31. The sales and operating loss of Toy Biz International Ltd. for the month of December 1992 were not significant.

(3) During the years ended December 31, 1991 and 1992 and the four month period ended April 30, 1993, the Predecessor Company accrued approximately $4,151,000, $1,026,000 and $259,000, respectively, in fees and commissions to an affiliate of Mr. Perlmutter as compensation for its assistance in establishing relationships with customers of the Predecessor Company. No such fees and commissions were incurred after April 30, 1993.

(4) During the years ended December 31, 1991 and 1992 and the four month period ended April 30, 1993, the Predecessor Company accrued royalties to Marvel of approximately $1,820,000, $812,000 and $970,000, respectively, under a license. No such royalties were incurred after April 30, 1993. During the eight month period ended December 31, 1993, and the years ended December 31, 1994 and 1995, the Company reimbursed Marvel for services provided by Marvel or purchased from third-party providers for the Company of approximately $875,000, $498,000 and $306,000, respectively.

(5) The results for the four month period ended April 30, 1993 and combined year ended December 31, 1993 include approximately $2,000,000 of bonuses paid by the Predecessor Company to employees in connection with the formation of the Company.

(6) Represents non-cash compensation expense associated with the vesting and exercise of a compensatory stock option granted to Arad in connection with the formation of the Company.

(7) For the taxable periods until April 30, 1993, the Predecessor Company was subject to taxation under Subchapter S of the Code. As a result, the Predecessor Company was not subject to Federal and certain state income taxes, as its sole stockholder included the results of its operations in his personal income for these tax purposes. Provision for income taxes for the aforementioned periods reflects income tax (expense) benefit (at an assumed effective combined tax rate of 40%) on a pro forma basis as if the Predecessor Company had not been an S corporation.

(8) Reflects 112,121 shares of Preferred Stock outstanding as of September 30, 1995 and December 31, 1995, and 59,091 shares of Preferred Stock outstanding as of September 30, 1996, of which 27,273 shares were held in escrow as of such dates to secure indemnification obligations to the Company by the seller of the business of Spectra Star, Inc.

                              THE SPECIAL MEETING


INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of the Company as of the Record Date in connection with the Special Meeting to be held on
          [  ], 1997 at 10:00 a.m., local time, at [                  ], and any
adjournment or postponement thereof.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of shares of Class A Common Stock and of Class B Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Acquisition will be merged with and into the Company, with the Company as the surviving corporation after the Effective Time (the 'Surviving Corporation'), and the Company will become a wholly owned subsidiary of Andrews Group or Marvel. The Company's stockholders also will consider and vote upon such other matters as may properly come before the Special Meeting.

     Pursuant to the Merger Agreement, each share of Common Stock (other than shares of Common Stock which are owned by Andrews Group, Acquisition or any wholly owned subsidiary of Andrews Group, which are held in the treasury of the Company or which are held by those stockholders who perfect their appraisal rights pursuant to the DGCL) will be converted into the right to receive the Merger Consideration. See 'THE MERGER AGREEMENT--Procedure for Payment.'

VOTING RIGHTS AND VOTE REQUIRED

     Only holders of record of shares of Class A Common Stock and Class B Common Stock issued and outstanding as of the close of business on the Record Date will be entitled to vote at the Special Meeting, or any adjournment or postponement thereof. As of the Record Date, the [20,348,794] shares of Class A Common Stock issued and outstanding were held by approximately [79] holders of record, and all of the 7,394,000 shares of Class B Common Stock issued and outstanding were beneficially owned by Andrews Group through Marvel, except for two shares of Class B Common Stock deposited in voting trusts. Arad and Perlmutter, as the trustees of separate voting trusts, each have the right to direct the vote of one share of Class B Common Stock.

     Holders of record of shares of Class A Common Stock at the close of business on the Record Date are entitled to one vote per share upon each matter submitted to a vote of the stockholders of the Company at the Special Meeting or any adjournment or postponement thereof, and holders of record of Class B Common Stock are entitled to ten votes per share. The Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the Merger. In addition, approval of the Merger requires the affirmative vote of all of the outstanding Class B Common Stock. The presence in person or by proxy of the holders of a majority in voting power of the issued and outstanding shares of Common Stock entitled to vote on the Merger is necessary to constitute a quorum to transact business at the Special Meeting. If a quorum is not present at the Special Meeting, a majority in voting power of the issued and outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Special Meeting may, by majority vote, adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present. Abstentions of shares that are present at the Special Meeting will have the same effect as votes against adoption of the Merger Agreement. BECAUSE THE SHARES OF COMMON STOCK OWNED BY ANDREWS GROUP THROUGH MARVEL WILL BE REPRESENTED AT THE SPECIAL MEETING A QUORUM WILL BE PRESENT, EVEN IF NO OTHER SHARES ARE REPRESENTED.

     Pursuant to the DGCL and the Restated Certificate of Incorporation of the Company, (i) the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A Common Stock and Class B Common Stock of the Company, voting together as one class, and (ii) the affirmative unanimous vote of the holders of the outstanding shares of Class B Common Stock, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger Agreement and the Merger. Andrews Group beneficially owns through Marvel all 7,394,000 shares of Class B Common Stock, representing approximately 78.4% of the combined voting power of the Class A Common Stock and the Class B Common Stock. Andrews Group has agreed in the Merger Agreement to cause such shares to be voted in favor of the approval and adoption of the Merger Agreement and the Merger. The Marvel Board of Directors has approved the Merger in the case where the Merger Agreement has been assigned to Marvel, but has not yet considered the Merger in the case where the Merger Agreement is not assigned to Marvel. Arad and Perlmutter, as the trustees of separate voting trusts, each have the right to direct the vote of one share of Class B Common Stock. Arad and the Perlmutter Group have agreed in the Stock Purchase Agreements, among other things, to take all actions necessary to satisfy the conditions to closing under the Stock Purchase Agreements, including voting their shares in favor of the of the Merger. ACCORDINGLY, WITH THE VOTE OF MARVEL AND THE TWO TRUSTEES IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AGREEMENT WILL BE APPROVED AND ADOPTED AND THE MERGER WILL BE CONSUMMATED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDERS.

STOCKHOLDERS' RIGHTS OF APPRAISAL

     Holders of the Class A Common Stock have the right to demand appraisal of, and obtain a cash payment for, the 'fair value' of their shares of Class A Common Stock pursuant to Section 262 of the DGCL. In order to execute such rights, such holders of Common Stock must comply with the procedural requirements of Section 262 of the DGCL. See 'STOCKHOLDERS' RIGHTS OF APPRAISAL.' The full text of Section 262 of the DGCL is attached to this Proxy Statement as Annex C and any stockholder of the Company desiring to exercise rights of appraisal in connection with the Merger should consult with legal counsel prior to taking any action to ensure that the stockholder complies with the applicable statutory provision. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. See Annex C.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     The Company was incorporated in Delaware on March 18, 1993 by Marvel, Perlmutter and Arad, as successor to Toy Biz, Inc., a Delaware corporation incorporated in 1990 and subsequently renamed Zib Inc. ('Zib'), and its foreign sales affiliate, Toy Biz International Ltd., a Hong Kong corporation. The Company is a toy entertainment company that designs, markets and distributes boys, girls, infant/pre-school and activity toys in the United States and internationally, based on popular entertainment properties, consumer brand names and proprietary designs. The Company's principal executive offices are located at 333 East 38th Street, New York, New York 10016.

     On March 2, 1995, the Company completed an initial public offering (the 'IPO') of 2,750,000 shares of Class A Common Stock, at a price per share of $18.00 and proceeds to the Company, after deducting underwriting discounts and commissions, of $38,594,000. Arad also sold 700,000 shares of Class A Common Stock in the IPO, for proceeds of $11,746,000, after deducting underwriting discounts and commissions. In connection with the recapitalization of the Company prior to and in anticipation of the IPO, the Company issued to Marvel 9,894,000 shares of Class B Common Stock in exchange for Marvel's stock in the Predecessor Company. Marvel's ownership of the Class B Common Stock gives Marvel the ability to control the vote on all matters submitted to a vote of the holders of the Common Stock and elect the Company's Board of Directors. Two shares of the Class B Common Stock were deposited into voting trusts of which Arad and Perlmutter, founders and stockholders of the Company, are the voting trustees and of which Marvel is the sole beneficiary in each case. Each of Arad and Perlmutter have the right to vote the share of Class B Common Stock held by his voting trust in his absolute discretion until the termination of such trust. Arad and the Perlmutter Group have agreed in the Stock Purchase Agreements, among other things, to take all actions necessary to satisfy the conditions to closing under the Stock Purchase Agreements, including voting their shares in favor of the Merger.

     In August 1996, the Company completed an offering of 700,000 shares of Class A Common Stock, at an offering price per share of $15.00 and net proceeds to the Company of approximately $9.1 million, after deducting underwriting discounts and commissions and expenses. In the same offering, Marvel converted 2,500,000 shares of its Class B Common Stock into Class A Common Stock and sold such Class A Common Stock for net proceeds of approximately $35.7 million, after deducting underwriting discounts and commissions and expenses.

     In the fall of 1996, because of the deteriorating operating performance of Marvel, Andrews Group and Marvel considered various alternatives for restructuring Marvel. Among these were the purchase by Marvel, or another affiliate of Andrews Group, of the Company and in the case of the latter, the contribution of the Company to Marvel. The objective of the proposed purchase was to provide Marvel with funds to service its indebtedness by giving it access to the cash flow of the Company. The acquisition of Toy Biz was to be accomplished in two steps: first, Andrews Group would purchase all of the Class A Common Stock owned by each of Arad and the Perlmutter Group, who together own approximately 67% of the Class A Common Stock; and second, Andrews Group or one of its affiliates would enter into a merger agreement pursuant to which all of the remaining Class A Common Stock would be purchased from the public stockholders of the Company. On October 17, 1996, Andrews Group publicly announced that it anticipated making a proposal to purchase new equity capital of Marvel, that it had reached agreement to purchase the shares of Class A Common Stock owned by Arad and the Perlmutter Group and that Marvel would propose to acquire the remaining shares of Class A Common Stock at a price approximating current market value. On October 17, 1996, the closing price for the Class A Common Stock, as reported on the NYSE Composite Tape, was $19 1/8.

     Senior management of the Company recognized that if a proposal were to be made to the Company, it would be appropriate for the Company to form a special committee of independent directors to evaluate and negotiate the terms of any such proposal. The directors of the Company were advised of this and asked to consider forming such a committee, which committee would retain its own financial and legal advisors. Representatives of the Company contacted Messrs. Verkuil, Halpin and Piergallini, none of whom is an officer or employee of the Company or Andrews Group, to ask if they would agree to serve as the Special Committee to evaluate and negotiate the terms of any proposal received from Andrews Group. Messrs. Verkuil, Halpin and Piergallini agreed to so act. On October 17, 1996, at a meeting of the Company's Board of Directors, Messrs. Verkuil, Halpin and Piergallini were formally appointed as the Special Committee (with Mr. Verkuil to serve as Chairman) to review, evaluate and negotiate the terms of any proposal received from Andrews Group and were formally authorized to retain legal counsel and financial advisors, at the Company's expense, in connection therewith. Following the Board meeting, the Special Committee held its initial organizational meeeting. On October 24, 1996, the Special Committee met and retained Cravath, Swaine & Moore and Richards, Layton & Finger as legal counsel to advise the Special Committee.

     Following two days of interviews with several investment banking firms, on October 29, 1996, the Special Committee selected Wasserstein Perella to be its financial advisor. For a description of the terms of Wasserstein Perella's engagement and certain additional information concerning Wasserstein Perella, see '--Opinion of Financial Advisor'.

     On November 8, 1996, representatives of Andrews Group met with Wasserstein Perella and Cravath, Swaine & Moore, as well as with representatives of Marvel and the special committee of Marvel's board of directors, to discuss the broad outlines of a possible transaction to acquire the publicly held minority interest in the Company. At the meeting, representatives of Andrews Group described the background of the proposed transaction, the proposed stock purchase agreements and other consulting and bonus arrangements that had been negotiated with Arad and Perlmutter and the probable financial consequences to Marvel, the Company and Andrews Group of either proceeding or not proceeding with a transaction. In addition, beginning in early November, representatives of Wasserstein Perella met with senior management of the Company and with Andrews Group, Marvel and their financial and legal advisors on several occasions to conduct a due diligence review of the businesses, financial results, capital resources, liquidity, intercompany transactions and prospects of the Company. On November 11, 1996, the Special Committee met to review the due diligence work that had been performed to date by Wasserstein Perella, to receive a report with respect to the meetings with Andrews Group that had occurred to date and to review certain communications received from stockholders indicating such stockholders' views as to the fair value of the shares of Class A Common Stock.


     On November 12, 1996, Andrews Group delivered a letter to Marvel in which Andrews Group proposed to Marvel an investment by Andrews Group pursuant to which Andrews Group would acquire from Marvel a number of shares of Marvel common stock representing 80.1% of the outstanding shares of Marvel Common Stock after giving effect to the acquisition. The purchase price for the shares of Marvel Common Stock to be acquired would be $350 million in cash or, at the option of Andrews Group, an equal value of Class A Common Stock, or a combination of the foregoing. In its proposal letter, Andrews Group noted that in anticipation of its investment in Marvel and of the Company becoming a wholly owned subsidiary of Marvel, Andrews Group had agreed to purchase all of the Class A Common Stock owned by Arad and the Perlmutter Group.

     On November 12, 1996, Marvel announced a net loss of $0.12 per share for the third quarter and a net loss of $0.27 per share for the nine months ended September 30, 1996 compared with net income of $0.19 and $0.10 for the corresponding periods of the prior year. Marvel also announced that, excluding special charges, it expected to report a loss for its fourth quarter ending December 31, 1996 of $0.25 to $0.30 per share and a loss for the full year ending December 31, 1996 of $0.52 to $0.57 per share. In connection with this announcement, Marvel also indicated that given the unfavorable market conditions in certain of its businesses, Marvel was evaluating whether there had been an impairment to goodwill and other intangible assets and was considering restructuring and other actions, all of which could result in substantial 1996 year end charges.

     On November 20, 1996, Andrews Group entered into the original Stock Purchase Agreements with each of Arad and the Perlmutter Group to purchase all of their respective shares of Class A Common Stock, 13,656,000 shares in the aggregate, at a price of approximately $16.93 per share, consisting of $14 in cash per share plus $40 million (or approximately $2.93 per share) of debt of Andrews Group represented by promissory notes to Arad and the Perlmutter Group. The Stock Purchase Agreements were amended as of January 29, 1997. The closing of such purchases by each of the parties to the Stock Purchase Agreements is conditioned upon the Company entering into certain consulting and bonus agreements with Arad and Perlmutter. See 'CERTAIN OTHER AGREEMENTS--The Stock Purchase Agreements' and '--Consulting and Bonus Agreements with Arad and Perlmutter.' In addition, the closings of the purchases from Arad and the Perlmutter Group are subject, among other things, to the execution of an agreement between Marvel, an affiliate of Marvel, or an affiliate of Andrews Group and the Company pursuant to which the Company would be acquired by Marvel, its affiliate or the affiliate of Andrews Group and the satisfaction of the conditions to closing thereunder.

     Also on November 20, 1996, Andrews Group announced a proposal to acquire all outstanding shares of Class A Common Stock (other than shares held by Arad and the Perlmutter Group) at a price of $19 per share, subject to the execution of a definitive agreement. The proposed transaction contemplated that the Company would become a wholly owned subsidiary of Marvel. The consummation of the proposed purchase of the Company's stock would be conditioned upon consummation of the investment by Andrews Group in the common stock of Marvel.

     On November 26, 1996, the Special Committee met with its legal counsel and Wasserstein Perella to discuss the proposal received from Andrews Group on November 20, 1996, and to review the due diligence and valuation work that

Wasserstein Perella had completed to date. Wasserstein Perella described to the Special Committee its analysis of the valuation of the consideration to be paid to Arad and Perlmutter under the Stock Purchase Agreements (as then in effect) and pursuant to the consulting and bonus agreements. The Special Committee discussed the Company's internal 1996 budget, which it had recently received, which budget showed significantly lower 1996 earnings than the last budget that the members of the Special Committee had seen as directors, and the probable reasons for the difference. Wasserstein Perella then presented its preliminary valuation analyses with respect to the Company. Following this meeting, Wasserstein Perella, at the request of the Special Committee, reported to representatives of Andrews Group that the Special Committee would not be able to respond to the Andrews Group proposal until the terms of the consulting and bonus agreements with Arad and Perlmutter had been finalized and the Special Committee had a full understanding of the reasons for the decrease in the expected earnings per share of the Company for 1996. Wasserstein Perella also conveyed to representatives of Andrews Group the Special Committee's interest in structuring a transaction that would not be conditioned on the consummation of the restructuring of Marvel.

     On December 5, 1996, members of the Special Committee met with Joseph Ahearn, the President and Chief Executive Officer of the Company, to enable the Special Committee to understand why the Company's internal 1996 budget recently received by the Special Committee showed lower earnings per share for 1996 than the last budget that members of the Special Committee had seen. Also during the first week of December, representatives of Andrews Group met with Wasserstein Perella at various times and, in response to Wasserstein Perella's suggestion that the Special Committee was expecting Andrews Group to increase its proposal to more than $25.00 per share, indicated that Andrews Group might be prepared to increase its proposal to approximately $22.00 per share. On December 8, 1996, the Special Committee met to receive Wasserstein Perella's report on the due diligence and analytical work that it had completed to date. In addition, the Special Committee discussed the reasons for, and the effects of, the Company's projected earnings per share for 1996 (as reflected in the Company's internal 1996 budget recently received by the Special Committee) being lower than the earnings per share for 1996 reflected in the last budget that members of the Special Committee had seen. Finally, the Special Committee discussed the possible risks to the Company and its stockholders if the consummation of the proposed transaction were conditioned upon the successful consummation of the restructuring of Marvel. The Special Committee directed Wasserstein Perella to try to obtain an offer from Andrews Group that was not conditioned on the completion of the restructuring of Marvel, while considering possible alternatives such as requiring that the proposed transaction be completed in a relatively short period of time and/or requiring that the Company's stockholders be paid interest beyond a certain target date if the transaction were not then completed.

     On December 9, 1996, representatives of Andrews Group met with Wasserstein Perella to discuss the terms of the Andrews Group proposal, particularly the condition relating to the restructuring of Marvel. The representatives of Andrews Group indicated that Andrews Group would not agree to a transaction that was not conditioned on the consummation of the restructuring of Marvel (for the reasons described below under '--Recommendations of the Special Committee and Board of Directors of the Company; Fairness of the Merger--Terms of the Merger Agreement'). Following this meeting, the Special Committee met and was briefed on the discussions with Andrews Group.

     On December 12, 1996, the Special Committee met to discuss the current state of the negotiations. Wasserstein Perella reported that Andrews Group still would not offer more than $22 per share, but that Andrews Group might consider incorporating an interest factor in the consideration to be received. The Special Committee discussed the options available to it. After discussion, the Special Committee directed Wasserstein Perella to go back to Andrews Group and to try to negotiate for $23 per share. Recognizing that Andrews Group would probably be unwilling to pay $23 per share, the Special Committee also authorized Paul Verkuil, the Chairman of the Special Committee, to meet with a representative of Andrews Group (if Andrews Group did not accept the $23 proposal to be made by Wasserstein Perella) to obtain from Andrews Group its best offer above $22 per share. In either case, the transaction would be conditioned on no change being made to the arrangements with Perlmutter and Arad which could result in them receiving more than under the arrangements previously described to the Special Committee (which were the arrangements in effect prior to the January 29, 1997 amendments), and on either party's ability to terminate the agreement with Andrews Group if the transaction had not then been consummated by June 30, 1997.

     Pursuant to the Special Committee's instructions, Wasserstein Perella proposed to a representative of Andrews Group that Andrews Group acquire the shares of Class A Common Stock held by the public stockholders for $23 per share. The representative of Andrews Group responded that Andrews Group would be unwilling to pay $23 per share, but might be willing to pay $22 per share with an interest factor or $22.25 per share without an interest factor. Thereafter, Paul Verkuil met with a representative of Andrews Group and reiterated the Special Committee's view that $23 would be an appropriate price. In the context of this discussion, the parties telephoned Perlmutter to get a briefing on the latest outlook for the Company's projected earnings for 1996. Perlmutter stated his view that the Company might only earn $.90 per share for 1996. Verkuil then suggested that Andrews Group propose to acquire the shares of Class A Common Stock held by the public stockholders for $22.50 per share ('Proposal A'), or $22.25 per share with interest beginning to accrue in April 1997 ('Proposal B'). The representative of Andrews Group said that Andrews Group would do so (such that the Special Committee could accept either Proposal A or Proposal B).

     On December 13, 1996, the Special Committee met to consider, among other things, the relative merits of Proposal A versus Proposal B (including an analysis of what the 'break point' would be after which stockholders would receive more value under Proposal B than under Proposal A). After discussion, the Special Committee concluded that Proposal A would be preferable to Proposal
B. Wasserstein Perella then delivered its opinion dated December 13, 1996, to the effect that, as of such date and subject to the assumptions and limitations therein, the $22.50 per share cash consideration to be received by the holders of the Class A Common Stock (other than Arad and the Perlmutter Group) pursuant to the Merger Agreement is fair to such holders from a financial point of view. Thereafter, the Special Committee unanimously recommended that the Company's

Board of Directors accept the offer for $22.50 per share of Class A Common Stock made by Andrews Group, subject to the negotiation of definitive documentation.

     Following this proposal, representatives of Andrews Group and the Special Committee, as well as the parties' legal and financial advisors, met to discuss the final terms of the proposal and related matters and to negotiate the terms of the definitive documents. On December 23, 1996, the Special Committee met to review the present drafts of the Merger Agreement and the consulting and bonus agreements between Andrews Group and Arad and Perlmutter.

     On December 24, 1996, the Special Committee met to discuss the final terms and conditions of the proposed Merger Agreement and the advisability of such transaction. Wasserstein Perella then delivered to the Special Committee its opinion dated December 24, 1996, confirming its earlier opinion and to the effect that, as of such date and subject to the assumptions and limitations therein, the $22.50 per share cash consideration to be received by holders of Class A Common Stock (other than Arad and the Perlmutter Group) pursuant to the Merger Agreement is fair to such holders from a financial point of view. See '--Opinion of Financial Advisor'. The Special Committee then unanimously determined that, and recommended that the Board of Directors determine that, the Merger Agreement and the Merger are fair and in the best interests of the holders of Class A Common Stock (other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the Stock Purchase Agreements). Following the Special Committee meeting, the Board of Directors of the Company met at a special meeting to discuss the terms of the proposed transaction and related issues. The Special Committee's legal counsel reviewed with the Board the terms of the negotiated proposal. Following this review, the Board of Directors unanimously determined that the Merger Agreement and the Merger are in the best interests of the holders of the Class A Common Stock (other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the Stock Purchase Agreements), approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously resolved to recommend that the stockholders of the Company adopt the Merger Agreement and the Merger. See '--Recommendations of the Special Committee and the Board of Directors of the Company; Fairness of the Merger.'

     On the evening of December 26, the Board of Directors of Marvel met and unanimously approved the filing of the Petitions and the Joint Plan of Reorganization.

     On December 27, 1997, the Board of Directors of Andrews Group unanimously approved the Merger Agreement and the Merger and approved the Acquisition Agreement. On such date the Board of Directors of Acquisition unanimously approved the Merger Agreement and the Merger.

     On December 27, 1996, Andrews Group entered into the Acquisition Agreement with Marvel pursuant to which Andrews Group or an affiliate thereof will acquire from Marvel a number of shares of common stock of Marvel representing 80.8% of the outstanding shares of Marvel common stock after giving effect to the acquisition in consideration for $365 million in cash or, at the option of Andrews Group, shares of Class A Common Stock or a combination of the foregoing. See 'THE ACQUISITION AGREEMENT.'


     On December 27, 1996, Andrews Group and Acquisition entered into the Merger Agreement with the Company. See 'THE MERGER AGREEMENT.'

     On December 27, 1996, Marvel and certain of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 ('Chapter 11') of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Marvel Holdings Inc. ('Marvel Holdings'), Marvel (Parent) Holdings Inc. ('Marvel (Parent)') and Marvel III Holdings Inc. ('Marvel III') also filed voluntary petitions for reorganization under Chapter 11. On December 27, 1996, Marvel filed a Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the 'Joint Plan of Reorganization') which contemplated the investment by Andrews Group of $365 million for additional common stock of Marvel and the acquisition by Marvel, Andrews Group or an affiliate of Andrews Group of the Company, resulting in the Company becoming a wholly owned subsidiary of Marvel.

     In mid-January, as a result of discussions with the Company's management, Andrews Group became aware that the Company's management believed that the Company's 1996 fiscal year financial results might not meet the Company's and Andrews Group's expectations. As a result, Andrews Group representatives entered into discussions with Arad and Perlmutter regarding a modification of the original Stock Purchase Agreements. Those agreements were amended as of January 29, 1997, (i) to reduce the aggregate cash purchase price to be paid to Perlmutter and Arad in the Stock Purchase Agreements by $20 million, to $171,184,000 (or from $14 per share to approximately $12.54 per share), and to reduce the aggregate principal amount of the promissory notes by $20 million, to $20 million (or from $2.93 per share to approximately $1.46 per share), and (ii) to provide that Perlmutter and Arad could receive up to an additional aggregate of $20 million (or approximately $1.46 per share) if the Company achieves certain levels of 'Operating Cash Flow' (as defined in such agreements) in the 1997, 1998 and 1999 fiscal years, or if the Company is sold within three years of the acquisition of the shares pursuant to the Stock Purchase Agreements (which amounts are in addition to the amounts that Arad and Perlmutter would otherwise be entitled to receive under the consulting and bonus agreements described under 'CERTAIN OTHER AGREEMENTS--Consulting and Bonus Agreements with Arad and Perlmutter'). See 'CERTAIN OTHER AGREEMENTS--The Stock Purchase Agreements' and '--Consulting and Bonus Agreements with Arad and Perlmutter.'

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE MERGER

     The Special Committee met on eleven different occasions from October 17, 1996 to December 24, 1996 to review the proposals made by Andrews Group and related matters, and to receive and consider the presentations made by its financial and legal advisors. On December 24, 1996, the Special Committee unanimously determined that the Merger Agreement and the Merger were fair and in the best interests of the holders of the Class A Common Stock (other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the Stock Purchase Agreements) and recommended that the full Board of Directors make the same determination. At a meeting held thereafter on December 24, 1996, the Board of Directors of the Company, on the basis of the recommendation of the Special Committee, concluded that the Merger Agreement and the Merger were fair and in the best interests of the holders of the shares of Class A Common Stock (other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the

Stock Purchase Agreements), unanimously approved the Merger Agreement and recommended that the stockholders of the Company adopt the Merger Agreement.

     Reasons for the Special Committee's Recommendation. In reaching its recommendation, the Special Committee considered the factors listed below. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination.

          (i) The Company's business, condition and prospects. In evaluating the terms of the Merger, the Special Committee considered the business, results of operations, financial condition, assets, liabilities, business strategy and prospects for the Company. The members of the Special Committee were generally familiar with and knowledgeable about the Company's affairs and further reviewed these matters in the course of their deliberations. The Special Committee considered, among other things, the historical operations and financial performance of the Company, the current condition of the business and the toy industry, the budgets and projections described elsewhere in this Proxy Statement (see '--Certain Projections') and projected long-term trends for the Company and the toy industry. Such analysis also included consideration of the potential future revenues the Company could receive from the development of toys related to the anticipated release of movies based on the Marvel characters, including The Fantastic Four, The Incredible Hulk and The X-Men.

          In evaluating the Company's results of operations, the Special Committee focused particularly on the Company's anticipated earnings per share for 1996 (based in part on discussions with the Company's management), which at the time of such deliberations were expected to be significantly lower than the earnings per share previously targeted in the Company's internal 1996 budget. The Company's management attributed the Company's anticipated failure to achieve the expected earnings to various factors including (i) unusual competitive conditions in the marketplace caused by products associated with the Space Jam movie and Nintendo 64 (and the absence of any comparable 'smash hit' product in the Company's product line), (ii) marketplace uncertainty and confusion as to the financial status of Marvel and the Company (which had caused retailers to delay their orders) and (iii) the moderate overall demand for toys in the 1996 Christmas season, particularly at non-mall retailers. In evaluating the Company's prospects, the Special Committee considered the possible adverse consequences to the Company of the deteriorating operating performance of Marvel and its probable bankruptcy filing, including retailer uncertainty and the possibility that promotional expenditures for the Marvel characters would be reduced.

          Taking into account the matters described above, the Special Committee considered the Company's business, financial condition, results of operations and prospects and the general condition of the toy industry to support its recommendation.

          (ii) Opinion of Wasserstein Perella. The Special Committee considered the opinion delivered by its financial advisor, Wasserstein Perella, on December 13, 1996, which opinion was subsequently confirmed on December 24, 1996, to the effect that, as of such dates and subject to the assumptions and limitations therein, the $22.50 per share cash consideration to be received by the holders of Class A Common Stock (other than Arad and the Perlmutter Group) pursuant to the Merger Agreement was fair to such holders from a financial point of view, and the presentations made by Wasserstein Perella. See '--Opinion of Financial Advisor'. A copy of Wasserstein Perella's opinion to the Special Committee dated December 24, 1996 is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Such opinion should be read in its entirety for a description of the opinion expressed, procedures followed, matters considered and limitations of review undertaken in connection with such opinion.

          The Special Committee considered such opinion and such presentations to support its recommendation. In light of its familiarity with the Company and Wasserstein Perella's responses to questions during such presentations (including questions with respect to the valuation methods used by Wasserstein Perella and the assumptions considered and used by Wasserstein Perella in its valuation analyses), the Special Committee found reasonable and relied upon Wasserstein Perella's analyses and opinion. In particular, the Special Committee accepted as reasonable the comparable company analysis, discounted cash flow analysis and comparable acquisition analysis presented by Wasserstein Perella. The Special Committee noted that the Merger Consideration was within the range of values produced by each of Wasserstein Perella's analyses.

          (iii) Consideration to be received by Arad and Perlmutter. In evaluating the terms of the Merger, the Special Committee considered the terms of the Stock Purchase Agreements (which have since been amended, see 'CERTAIN OTHER AGREEMENTS--Stock Purchase Agreements', and which, as amended have not been reviewed by the Special Committee) between Andrews Group and each of Arad (a director of and consultant to the Company and the owner of 4,150,000 shares of Class A Common Stock) and the Perlmutter Group, (controlled by Perlmutter, who is a director of the Company who is involved in the management of the Company and which is the owner of 9,506,000 shares of Class A Common Stock), pursuant to which Andrews Group will purchase their shares of Class A Common Stock for cash and Andrews Group debt securities with an aggregate value of approximately $16.93 per share (if the Andrews Group debt securities were valued at face value). Because the Andrews Group debt will bear interest equal to the five-year treasury bill rate at the time of issuance (a rate that Wasserstein Perella believed was lower than the rate at which Andrews Group would be able to borrow in the open market given Wasserstein Perella's assumption about what Andrews Group's credit rating would be if it had publicly rated debt securities), the Special Committee believed that it would be appropriate to discount by approximately $.20 per share the value of the Andrews Group debt. Accordingly, the Special Committee assumed for purposes of its deliberations that the value of the consideration to be received by Arad and the Perlmutter Group for their shares of Class A Common Stock would be approximately $16.75 per share.

          In addition, the Special Committee considered the consulting and bonus agreements to be entered into between Andrews Group and each of Arad and Perlmutter (which have since been revised, see 'CERTAIN OTHER AGREEMENTS--Consulting and Bonus Agreements with Arad and Perlmutter, and which, as revised, have not been reviewed by the Special Committee), pursuant to which Arad and Perlmutter will receive (i) the right to receive additional consideration (in an aggregate amount equal to the difference between the Merger Consideration and the amount paid per share pursuant to the Stock Purchase Agreements, multiplied by the number of shares purchased pursuant to the Stock Purchase Agreements) if the Company is resold within three years after the consummation of the Merger and (ii) together with Joseph Ahearn, the President and Chief Executive Officer of the Company, and certain other employees of the Company, a performance bonus arrangement entitling them in the aggregate to 20% of any increase in the enterprise value of the Company (based on a multiple of operating profit) during the three year period following the Merger; provided that (a) no performance bonus would be payable if the Company were resold within the first year after the consummation of the Merger and (b) if the Company were resold in the second or third year following the consummation of the Merger, they would receive the higher of the contingent payment referred to in (i) above or the performance bonus referred to in (ii) above. The Special Committee, as part of its evaluation of the Merger, directed Wasserstein Perella to analyze the value of the additional consideration payable to Arad and Perlmutter under the consulting and bonus agreements in order to determine whether, when such additional consideration is added to the amount payable to them under the Stock Purchase Agreements, the aggregate amount they would receive per share would exceed $22.50. Wasserstein Perella valued the additional consideration to be received pursuant to the consulting and bonus agreements at approximately $55 million to $82 million in the aggregate, or $4 to $6 per share (based on the total number of shares held by Arad and the Perlmutter Group). However, since only two-thirds of the value of the additional consideration would be received by Arad and

     Perlmutter (with the other third being allocated to Joseph Ahearn and other employees of the Company), Wasserstein Perella valued the additional consideration that Arad and Perlmutter would receive at between $3 to $4 per share. When added to the $16.75 per share that Arad and Perlmutter would receive pursuant to the Stock Purchase Agreements, the total value of the consideration they would receive would be $19.75 to $20.75 per share. The Special Committee noted that if the additional consideration allocated to each of Arad and Perlmutter was based on share holdings, Arad would receive additional consideration valued at approximately $4.40 to $6.60 per share (and total consideration of approximately $21.15 to $23.35 per share) and Perlmutter would receive additional consideration valued at approximately $1.95 to $2.90 per share (and total consideration of approximately $18.70 to $19.65 per share).

          The Special Committee noted that the Merger Consideration to be received by the public stockholders would (i) exceed even the high end of the range of total values of the consideration to be paid to Perlmutter and
     (ii) exceed the midpoint ($22.25) of the range of total values of the consideration to be paid to Arad. The Special Committee noted that the consideration to be paid to Arad would exceed the Merger Consideration to be received by the public stockholders only if (i) the additional consideration to be received by Arad were to be valued at the high end of the valuation range and (ii) less than $.85 of the value of that additional consideration were to be properly attributable to bona fide compensation for services rendered. The Special Committee noted that given Arad's significant development role in many of the Company's products and the expectation that he will continue to play an important role in the future affairs of the Company, it would be reasonable to attribute some portion of the additional consideration payable to Arad to bona fide compensation for services rendered. The Special Committee also noted that one of the elements of the arrangements between Arad and Andrews Group is the reduction from $7.5 million to $2.5 million of the maximum royalty payment payable to Arad under the license agreement pursuant to which he receives a royalty based on sales of Marvel character-based toys and non-Marvel based toys of which he is the inventor of record and that, accordingly, a portion of the additional consideration payable to Arad may also be attributable to this reduction. The Special Committee also considered the facts that (i) one-third of the additional consideration was being paid to Joseph Ahearn and other employees of the Company (who are not parties to the Stock Purchase Agreements) and (ii) the additional consideration being paid to Arad and Perlmutter is not pro rata to their share ownership, as providing further support for the attribution of a portion of the additional consideration to bona fide compensation as opposed to payment for their shares of Class A Common Stock.

          Taking into account the matters described above, the Special Committee considered its analyses of the value of the consideration to be received by Arad and Perlmutter in connection with the transaction (together with the fact that the Merger Agreement contains a covenant that prohibits Andrews Group, without the Company's consent, from altering or amending the Stock Purchase Agreements or the consulting and bonus agreements so as to make such arrangements economically more favorable to Arad or Perlmutter or from entering into any similar agreements) to support its recommendation.

          (iv) Historical and Recent Market Prices. The Special Committee considered the historical market price and recent trading activity of the Class A Common Stock as supporting its recommendation. The Special Committee considered as favorable that the Merger Consideration represented a premium of 17.6% over the closing sale price of $19 1/8 for the Class A Common Stock on October 17, 1996, the date of the first public announcement of the proposed transaction. The Special Committee also considered an analysis prepared by Wasserstein Perella showing the distribution of trading volume in the Class A Common Stock held by the public stockholders at various price ranges from the date of the initial public offering of Class A Common Stock (February 23, 1995) through December 11, 1996. That analysis indicated that the number of shares traded in the $20.00 to $22.00 range would equal over 91% of the outstanding shares of Class A Common Stock held by the public stockholders.

     Finally, the Special Committee noted that 3,200,000 shares of Class A Common Stock had been sold in an underwritten public offering in August 1996 at $15.00 per share, and that the Merger Consideration represents a 50% premium to the price to the public in that transaction.

          (v) Alternatives. The Special Committee considered alternatives to the Merger. The Special Committee considered as supporting its recommendation its belief, based in part on the views of its advisors, that it was unlikely that another entity would seek to acquire the 7.1% voting interest in the Company not controlled by Andrews Group. The Special Committee was of the view, based in part on Andrews Group's majority control of the Company, that it was highly unlikely that a solicitation of other bidders at this time would result in an offer to acquire the minority stockholders' interest at a higher price.

          (vi) Independent Negotiations. The Special Committee considered as supporting its recommendation the fact that the Merger Consideration was determined through arm's-length discussions and negotiations between members of the Special Committee and the Special Committee's advisors, on the one hand, and representatives of Andrews Group and their advisors, on the other hand, and the fact that such negotiations resulted in an increase in the value to be received by the Company's stockholders (other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the Stock Purchase Agreements) of $3.50, or 18.4%, as compared to the $19.00 per share offered pursuant to the original proposal. The Special Committee was of the view that, based on the history and nature of such discussions and negotiations (including the fact that Andrews Group had considered and rejected the Special Committee's request that the Class A Common Stock be acquired for more than $22.50 per share), the Merger Consideration reflected the highest price Andrews Group was prepared to pay and that any further negotiations would not result in a higher price and might jeopardize the possibility of reaching an agreement with Andrews Group. The Special Committee also considered the risk that prolonging the negotiation process further could significantly disrupt the Company's businesses.

          (vii) Terms of the Merger Agreement. The Special Committee considered as supporting its recommendation the terms and conditions of the Merger Agreement, including the fact that, other than the Marvel Restructuring Condition (as defined below), the conditions to Andrews Group's obligation to consummate the Merger are reasonably limited and do not include the obtaining of financing or the absence of a material adverse change in the business or financial condition of the Company.

          The Special Committee viewed as favorable the provision of the Merger Agreement that permits the Board of Directors of the Company to terminate the Merger Agreement in order to enter into an agreement with a third party that represents a superior acquisition proposal (if such action is required in order to avoid the Board of Directors' violating its fiduciary duties under applicable law).

          The Special Committee, in the course of its negotiations with representatives of Andrews Group, had sought to eliminate the condition to

     Andrews Group's obligation to acquire the shares of Class A Common Stock that the restructuring of Marvel contemplated by the Joint Plan of Reorganization has been consummated (the 'Marvel Restructuring Condition'). Andrews Group was unwilling to agree to acquire the shares of Class A Common Stock without the Marvel Restructuring Condition because Marvel (and not Andrews Group, the indirect parent company of Marvel) is the majority stockholder of the Company. If the Marvel Restructuring Condition was not satisfied, and Marvel was to go through a conventional bankruptcy proceeding (as opposed to the partial prepackaged bankruptcy reflected by by the Joint Plan of Reorganization), the shares of capital stock of the Company owned by Marvel could be sold to a third party. Under those circumstances, it would be onerous for Andrews Group to be required to purchase the shares of Class A Common Stock held by the public stockholders (because Andrews Group would be left with a minority stock ownership position for which it had paid a premium). While the Special Committee would have preferred to eliminate the Marvel Restructuring Condition and recognized that the existence of the condition increased the risk that the transaction would not be consummated, the Special Committee did not believe that Andrews Group's position was without merit and concluded that the inclusion of the Marvel Restructuring Condition in the Merger Agreement was reasonable under the circumstances (including the provision of the Merger Agreement that permits the Company to terminate the Merger Agreement if the Merger is not consummated by June 30, 1997). For a detailed description of the terms of the Merger Agreement, see 'THE MERGER AGREEMENT.'

     Reasons for the Board of Directors' Determination. In reaching its decision to approve the Merger Agreement and to recommend that the Company's stockholders adopt the Merger Agreement, the Board of Directors relied on the Special Committee's recommendation and the factors relied on by the Special Committee as described above. Because of the appointment of the Special Committee and its engagement of Cravath, Swaine & Moore, Richards, Layton & Finger and Wasserstein Perella, neither the Special Committee nor the Board of Directors considered it necessary to retain additional advisors to act on behalf of the Company's stockholders (other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the Stock Purchase Agreements) for purposes of negotiating the terms of the Merger and the Merger Agreement. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Agreement, the Board of Directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determinations.

OPINION OF FINANCIAL ADVISOR

     The Special Committee retained Wasserstein Perella to act as its financial advisor in connection with the Merger. On December 13, 1996, Wasserstein Perella delivered its opinion, which opinion was subsequently confirmed on December 24, 1996, to the Special Committee to the effect that, as of such dates and subject to the assumptions and limitations therein, the $22.50 per share cash consideration to be received by holders of Class A Common Stock (other than Arad and the Perlmutter Group) pursuant to the Merger Agreement was fair to such holders from a financial point of view. A copy of the full text of the written opinion of Wasserstein Perella dated December 24, 1996, which sets forth among other things the opinions expressed, the assumptions made, procedures followed, matters considered and limitations of the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex B and should be read in its entirety. Wasserstein Perella's opinion does not constitute a recommendation to any holder of Class A Common Stock as to how such holder should vote or otherwise act in respect of the Merger Agreement and the Merger and should not be relied upon by any holder in respect of such matters. The summary of the opinion of Wasserstein Perella set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Annex B.

     In connection with rendering its opinion, Wasserstein Perella, among other things, (i) reviewed and analyzed the Stock Purchase Agreements (as then in effect), the Merger Agreement and the agreements described in 'CERTAIN OTHER AGREEMENTS--Consulting and Bonus Agreements with Arad and Perlmutter' (as then in effect); (ii) reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date as well as certain internal financial and operating information, including financial forecasts and projections prepared by or on behalf of the Company and provided to Wasserstein Perella for purposes of its analyses (see '--Certain Projections'); (iii) met with representatives of the Company, Marvel and Andrews Group and with Arad and Perlmutter to review and discuss such information and, among other matters, the Company's business, financial condition, results of operations and prospects; (iv) reviewed and considered certain financial and stock market data relating to the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded and that Wasserstein Perella believed might be relevant or comparable in certain respects to the Company or one or more of its businesses or assets; (v) reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the toy industry specifically, and in other industries generally, which Wasserstein Perella believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry; and (vi) performed such other studies, analyses and investigations and reviewed such other information as Wasserstein Perella considered appropriate.

     In its review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied on the accuracy and completeness of the financial and other information provided to or discussed with it or made publicly available without assuming any responsibility for independent verification of any of such information. With respect to the financial forecasts and projections, Wasserstein Perella assumed that they were reasonably prepared in good faith on bases reflecting the best estimates and judgments of the management of the Company available as of December 24, 1996 and relied upon the reasonableness and accuracy thereof. Wasserstein Perella did not review any of the books and records of the Company or assume any responsibility for conducting a physical inspection of the properties or facilities of the Company or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company. Wasserstein Perella's opinion was based on economic and market conditions and other circumstances as they existed and could be evaluated by it on December 24, 1996. In the context of its engagement, Wasserstein Perella was not authorized to solicit and did not solicit alternative offers for the Company or its assets or investigate any other alternative transactions which may be available to the Company. Wasserstein Perella assumed that, when executed, the consulting and performance bonus agreements between the Company and each of Arad and Perlmutter referred to in the Stock Purchase Agreements would be as previously described to Wasserstein Perella and that there are, and as of the Effective Time of the Merger there will be, no agreements, arrangements or understandings among either or both of Arad or Perlmutter, on the one hand, and the Company, Marvel, the Andrews Group or any affiliate of any of the foregoing, on the other hand, other than the Stock Purchase Agreements and such consulting and bonus agreements. See 'THE MERGER AGREEMENT--Stock Purchase Agreements'.

     The following is a summary of the report presented by Wasserstein Perella to the Special Committee in connection with its opinion.

     Stock Price Analysis. Wasserstein Perella reviewed the stock market trading history of the Company since its initial public offering on February 23, 1995 through December 11, 1996 (including a comparison of the relative stock price performance of the Company as compared to market and other toy company indices). In addition, Wasserstein Perella reviewed the distribution of trading volume in the Class A Common Stock at various price ranges over the same period.

     Comparable Company Analysis. As part of its analysis, Wasserstein Perella compared certain financial information of the Company with that of a group of four major toy companies: Mattel Inc., Hasbro Inc., Tyco Toys Inc. and Galoob Toys Inc. (collectively, the 'Major Companies'), and with that of an additional group of toy companies: Ero Inc., Empire of Carolina, Play by Play Toys & Novelties and Ohio Art Company (collectively, the 'Other Companies' and, together with the Major Companies, the 'Comparable Companies'). Such financial information was used to calculate both latest 12 months ('LTM') and next fiscal year ('NFY') multiples, including the market equity value as of December 11, 1996 ('Market Value') as a multiple of each of net income and book value and adjusted market value as of December 11, 1996 (defined generally as the Market Value plus net debt (short- and long-term debt less cash)) ('Adjusted Market Value') as a multiple of net sales, earnings before interest, taxes, depreciation and amortization ('EBITDA') and earnings before interest and taxes ('EBIT'). Such analyses, excluding certain multiples which Wasserstein Perella determined were not meaningful, indicated that, as of December 11, 1996, based on an LTM analysis, (i) the Company traded at a Market Value multiple of 16.0 times net income, as compared to a range of 18.6 to 21.6 times for the Major Companies (the mean and median for which was 20.1 times) and a range of 14.7 to
32.5 times for the Other Companies (the mean and median for which was 23.6 times); (ii) the Company traded at a Market Value multiple of 3.5 times book value, as compared to a range of 0.7 to 6.3 times for the Major Companies (the mean and median for which was 3.5 times) and a range of 1.1 to 2.4 times for the Other Companies (the mean for which was 1.5 times and the median for which was 1.3 times); (iii) the Company traded at an Adjusted Market Value multiple of 2.0 times net sales, as compared to a range of 0.7 to 2.5 times for the Major

Companies (the mean and median for which was 1.5 times) and a range of 0.6 to
1.9 times for the Other Companies (the mean for which was 1.1 times and the median for which was 1.0 times); (iv) the Company traded at an Adjusted Market Value multiple of 7.5 times EBITDA, as compared to a range of 9.1 to 11.4 times for the Major Companies (the mean for which was 10.2 times and the median for which was 10.0 times) and a range of 8.3 to 13.8 times for the Other Companies (the mean for which was 11.4 times and the median for which was 12.0 times); and
(v) the Company traded at an Adjusted Market Value multiple of 9.7 times EBIT, as compared to a range of 13.1 to 14.1 times for the Major Companies (the mean and median for which was 13.6 times) and 11.0 for the Other Companies (the mean and median for which was 11.0 times). Such analyses, excluding certain multiples which Wasserstein Perella determined were not meaningful, indicated that as of December 11, 1996, based on a NFY analysis, (a) the Company traded at a Market Value multiple of 14.3 times net income, as compared to a range of 13.7 to 23.5 times for the Major Companies (the mean for which was 18.0 times and the median for which was 17.4 times) and a range of 7.4 to 8.4 times for the Other Companies which included only two of the Other Companies in the NFY analysis due to the lack of available NFY information (the mean for which was 7.9 times); (b) the Company traded at a Market Value multiple of 2.6 times book value, as compared to a range of 0.7 to 4.7 times for the Major Companies (the mean for which was 2.9 times and the median for which was 3.1 times) and 1.0 and 1.9 times for the Other Companies (the mean for which was 1.4 times); (c) the Company traded at an Adjusted Market Value multiple of 1.5 times net sales, as compared to a range of 0.6 to 2.1 times for the Major Companies (the mean for which was 1.3 times and the median for which was 1.2 times) and 0.5 and 1.0 times for the Other Companies (the mean for which was 0.8 times); (d) the Company traded at an Adjusted Market Value multiple of 6.6 times EBITDA, as compared to a range of 5.8 to 9.8 times for the Major Companies (the mean for which was 7.8 times and the median for which was 7.7 times) and 4.1 and 5.8 times, for the Other Companies (the mean for which was 4.9 times); and (e) the Company traded at an Adjusted Market Value multiple of 8.7 times EBIT, as compared to a range of 7.8 to 11.9 times for the Major Companies (the mean for which was 10.1 times and the median for which was 10.3 times) and 7.0 and 7.2 times for the Other Companies (the mean for which was 7.1 times).

     Discounted Cash Flow Analysis. Wasserstein Perella also performed a base case and an incremental case discounted cash flow analysis of the Company based on certain financial projections for the fiscal years ended 1997 through 2001 (the 'Five Year DCF') and 1997 through 2006 (the 'Ten Year DCF'). See '--Certain Projections.' In performing the base case analysis, Wasserstein Perella, using budgets for 1996 and 1997 prepared by the management of the Company, and using forecasts for 1998 through 2006 which were mathematical extrapolations from the earlier budgets (which mathematical extrapolations were reviewed with, and revised as a result of comments from, the Company), discounted the unlevered free cash flows of the Company (unlevered net income, plus depreciation and amortization, less changes in working capital, less capital expenditures) over the forecast period using a range of risk adjusted discount rates between 11% and 13% (representing a range of weighted average cost of capital for the Comparable Companies). The sum of the present values of such free cash flows for the Company was then added to the present value of the Company's terminal value computed using a forward multiple range of EBIT of 10.0 to 12.0 times, representing the estimated range of enterprise value to EBIT for the Company. Based on this analysis, for the Five Year DCF, Wasserstein Perella calculated the implied price per share to be (i) $22.86 to $26.98 using a discount rate of 11.0%; (ii) $21.88 to $25.82 using a discount rate of 12%; and (iii) $20.95 to $24.72 using a discount rate of 13.0%. For the Ten Year DCF, Wasserstein Perella calculated the implied price per share to be (a) $21.41 to $24.35 using a discount rate of 11.0%; (b) $19.77 to $22.46 using a discount rate of 12.0%; and
(c) $18.28 to $20.74 using a discount rate of 13.0%.

     In performing the incremental case analysis, Wasserstein Perella maintained the financial projections used in the base case analysis, but also assumed that, in addition to all base growth rate assumptions, the Company will receive the benefits of six Marvel character related movies over the course of the next ten years. Based on this analysis, for the Five Year DCF, Wasserstein Perella calculated the implied price per share to be (i) $23.97 to $28.29 using a discount rate of 11.0%; (ii) $22.93 to $27.06 using a discount rate of $12%; and
(iii) $21.95 to $25.90 using a
discount rate of 13.0%. For the Ten Year DCF, Wasserstein Perella calculated the implied price per share to be (a) $23.44 to $26.71 using a discount rate of 11.0%; (b) $21.63 to $24.62 using a discount rate of 12.0%; and (c) $19.98 to
$22.71 using a discount rate of 13.0%.

     Comparable Acquisitions. Wasserstein Perella reviewed 13 proposed or completed comparable acquisitions announced since January 1991: Tyco Toys Inc. by Mattel, Inc.; Graco Children's Products by Rubbermaid; Spalding & Evenflo by KKR; Hasbro Inc. by Mattel, Inc.; Amav Industries by ERO Inc.; Marchon Inc. by Empire of Carolina Inc.; Revell-Monogram Inc. by Hallmark Cards Inc.; Gerber Products Company by Sandoz Ltd.; Kransco by Mattel, Inc.; Fisher-Price Inc. by Mattel, Inc.; Flexible Flyer by Roadmaster Industries Inc.; Universal Matchbox Group by Tyco Toys Inc. and Tonka Corporation by Hasbro Inc. These transactions showed the following ranges of multiples: (i) adjusted purchase price to sales:
0.7 to 3.2 times, compared to 2.5 times for the Merger; (ii) adjusted purchase price to EBITDA: 6.9 to 15.5 times, compared to 9.5 times for the Merger; (iii) adjusted purchase price to EBIT: 7.8 to 43.9 times, compared to 12.3 times for the Merger; (iv) purchase price to net income: 11.1 to 29.5 times, compared to
20.3 times for the Merger, and (v) purchase price to book value: 0.7 to 16.6 times, compared to 4.5 times for the Merger.

     Valuation of Additional Consideration. Wasserstein Perella also performed a valuation of the additional consideration to be paid to Arad and Perlmutter pursuant to the consulting and bonus agreements (as then in effect). See '--Recommendations of the Special Committee and the Board of Directors of the Company; Fairness of the Merger--Consideration to be Received by Arad and Perlmutter.'

     No transaction used in the comparable acquisitions analysis is identical to the Merger and no company used in the comparable companies analysis is identical to the Company. The discounted cash flow analysis and the valuation of the additional consideration to be paid to Arad and Perlmutter pursuant to the consulting and bonus agreements are based and heavily dependent upon the Company's budgets, among other factors, and are therefore subject to the limitations described in '--Certain Projections.' Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared and the Company.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinions. In addition, Wasserstein Perella considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wasserstein Perella's view of the actual value of the Company.

     In performing its analyses, Wasserstein Perella made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Wasserstein Perella's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

     The Special Committee retained Wasserstein Perella based upon its experience and expertise. Wasserstein Perella is an internationally recognized investment banking and advisory firm. Wasserstein Perella, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Wasserstein Perella and its affiliates may, from time to time, have a long or short position in, and may buy and sell, securities of the Company, Marvel, the Andrews Group or affiliated entities. In 1988, Wasserstein Perella received a retainer from an entity affiliated with Andrews Group against the future performance of services.

     Pursuant to the Engagement Letter dated as of October 30, 1996, the Company agreed to pay the following fees to Wasserstein Perella in connection with its engagement: (i) a financial advisory fee of $250,000, payable upon execution of the Engagement Letter, (ii) an additional fee of $750,000, payable on the date on which Wasserstein Perella rendered its initial opinion and (iii) an additional fee equal to 3.25% of the Additional Consideration (as defined below), payable upon the consummation of the Merger; provided, however, that the aggregate fee payable to Wasserstein Perella under the Engagement Letter may not exceed $1.5 million. As used in the Engagement Letter, 'Additional Consideration' means the total amount of cash or other property payable to the public stockholders of the Company in respect of their Class A Common Stock in connection with the Merger in excess of $19.125 per share (which was the closing price of the Class A Common Stock on October 17, 1996, the date on which Andrews Group announced that Marvel would propose to acquire the remaining shares of Class A Common Stock at a price approximating current market value) multiplied by the number of shares of Class A Common Stock that are the subject of such transaction. The foregoing provisions will result in an aggregate fee of $1.5 million having been paid to Wasserstein Perella if the Merger is consummated. In addition, the Company has agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses incurred in connection with the services provided by Wasserstein Perella and to indemnify and hold harmless Wasserstein Perella and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

CERTAIN PROJECTIONS

     The Company does not as a matter of course prepare or make public any forecasts as to future performance or earnings. However, management of the Company prepared certain budgets with respect to the 1996 and 1997 fiscal years which were received by the Special Committee, Andrews Group and Marvel in connection with the consideration of the Merger. In addition, Marvel prepared projections in connection with the negotiation of the Company's New Credit Facility (as defined herein) for the period 1997-2001 by extrapolating from the Company's budgets for 1996 and 1997. Such budgets and projections are hereinafter referred to as 'projections.' THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. NO INDEPENDENT PUBLIC ACCOUNTANT HAS AUDITED, EXAMINED, REVIEWED OR COMPILED SUCH PROJECTIONS AND ACCORDINGLY, NO SUCH FIRM HAS EXPRESSED ANY OPINION OR OTHER FORM OF ASSURANCE THEREON OR ASSUMES ANY RESPONSIBILITY FOR THEM. NO OTHER INDEPENDENT EXPERT, INCLUDING WITHOUT LIMITATION WASSERSTEIN PERELLA, HAS INDEPENDENTLY REVIEWED OR VERIFIED THESE PROJECTIONS OR THE ASSUMPTIONS RELATED THERETO. NONE OF ANDREWS GROUP, ACQUISITION, THE COMPANY, MARVEL, THEIR RESPECTIVE DIRECTORS AND OFFICERS OR ANY PARTY TO WHOM ANY OF THESE PROJECTIONS WERE PROVIDED, INCLUDING WITHOUT LIMITATION THE SPECIAL COMMITTEE AND WASSERSTEIN PERELLA, ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH PROJECTIONS.

     These projections were based on a number of estimates and assumptions that, while presented with numerical specificity and considered reasonable by the Company or Marvel, as the case may be, at the time the projections were prepared, are inherently subject to significant business, economic and competitive uncertainties and contingencies, including but not limited to those factors set forth under 'Special Note Regarding Forward Looking Statements,' many of which are beyond the control of the Company, and upon assumptions with respect to future business decisions that are subject to change. These projections were prepared in November of 1996 and reflect the Company's or Marvel's estimates at that time. If the Company or Marvel were to prepare forecasts at this time, such forecasts may be based on different assumptions and estimates, and may be different from those set forth below. Accordingly, there can be no assurance that the forecast results will be realized. These projections do not give effect to the Merger.

     THE PROJECTIONS AND ACTUAL RESULTS WILL VARY BECAUSE EVENTS AND CIRCUMSTANCES FREQUENTLY DO NOT OCCUR AS EXPECTED, AND SUCH VARIATIONS MAY BE MATERIAL. THE INCLUSION

OF THE SUMMARY PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR MARVEL, AS THE CASE MAY BE, OR ANY OTHER PERSON THAT THE PROJECTIONS WILL BE ACHIEVED. NEITHER THE COMPANY NOR MARVEL INTENDS TO UPDATE THE SUMMARY PROJECTIONS.

     The summary projections and assumptions stated below should be reviewed carefully in conjunction with each other, with the consolidated financial statements of the Company and the notes thereto incorporated by reference in this Proxy Statement. See 'SELECTED FINANCIAL INFORMATION' for the Company's 1996 financial data.

     The budgets prepared by management of the Company and received by the Special Committee and Andrews Group and Marvel included the following with respect to the 1996 and 1997 fiscal years:

          (i) net sales of $257 million and $330 million, respectively;

          (ii) gross profit of $131 million and $164 million, respectively;

          (iii) operating profit of $47 million and $56.3 million, respectively;

          (iv) after tax profit of $29 million and $34.67 million, respectively; and

          (v) earnings per share of $1.05 and $1.25, respectively.

     The projections prepared by Marvel included the following:

                                                    1997        1998        1999        2000        2001
                                                  --------    --------    --------    --------    --------
Total Revenues.................................   $330,000    $398,600    $414,690    $424,007    $433,557
Gross Profit...................................    164,000     194,790     201,598     206,065     210,643
Operating Income...............................     56,300      70,596      74,404      75,880      77,393

     Set forth below are certain significant estimates and assumptions reflected in the summary projections set forth above.

Net Revenues

     For 1997, net revenues are projected to increase by $73 million or 28%. Approximately one-third, or $25 million, of this change relates to Marvel action figure net revenues increasing to approximately $100 million domestically due to new media exposure created by Marvel's agreement with Fox Kids Worldwide, as 'Silver Surfer' is anticipated to begin in the fall of 1997. Also assumed are general increases in other product categories including an increase in activity toys resulting from the introduction of 'ride-on' products.

     For 1998, net revenues are assumed to increase by approximately $69 million, primarily reflecting an assumed release of a feature film based on a

Marvel character which is assumed to generate $35 million in incremental revenues. The projections also assume an additional new animation series based on a Marvel character beginning in the fall of 1998. Also contributing to 1998 net revenue growth is the assumed continued expansion by the Company into new product categories.

     Beyond 1998, the projections assume that there will be continued animation on the Fox Childrens Network (which will enable the Marvel action figure line, excluding movies, to generate approximately $100 million in net domestic revenues annually), one feature film release based on a Marvel character per year, and general continued expansion in other product categories. However, for other product categories, the projections assume lower growth than in years prior to 1998, because the Company's revenue base for these categories has significantly increased compared to 1994 and 1995. Overall, net revenue growth beyond 1998 is assumed to be approximately 3%.

Gross Margin

     Gross margins are assumed to be consistent with historical rates for each category. However, the projections assume a slight decrease overall compared to 1996 estimates due to the assumed expansion of the Company's non-action figure revenue which carries somewhat lower margins.

SG&A

     With the exception of overhead, SG&A expense is generally assumed to increase with net revenue growth, on the basis of historical relationships between SG&A and net revenues for all product categories. Overhead is assumed to increase by approximately $3 million in 1997 to support the Company's expanded product lines. Thereafter, assumed annual overhead increases are lower per year, generally consistent with revenue growth in this time period.

Depreciation and Amortization

     Depreciation and amortization expense is assumed to remain at approximately the same percentage of net revenues as in the recent past. This expense of approximately $23 million to $24 million annually in this time period is relatively consistent with the assumption that the Company's annual capital expenditures (for molds, tooling, product and package design) will remain at approximately $25 million.

Working Capital and Seasonal Revolver Assumptions

     The Company's business cycle is such that working capital is required in the second and third quarter as inventory builds for seasonal sales. Consequently, liquidity needs peak in late third quarter and early fourth quarter. Due to sales in the third and fourth quarter, accounts receivable peak at the end of the fourth quarter. Seasonal liquidity needs begin to decrease in the fourth quarter and first quarter as accounts receivable are collected. By the end of the fourth quarter, inventory level falls to its annual low point. The projections reflect this historical cycle.


POSITION OF ANDREWS GROUP

     Andrews Group entered into the Merger Agreement in order to acquire beneficial ownership of the entire equity interest in the Company, or, in the event the Plan Condition (as defined herein) is satisfied, assigning its rights under the Merger Agreement to Marvel.

     Andrews Group had no involvement in the Special Committee's evaluation of the fairness of the Merger Consideration to the Class A Stockholders and has not undertaken any formal evaluation of its own as to the fairness of the Merger Consideration. Although three officers of Andrews Group serve as directors of the Company, none serves on the Special Committee. However, Andrews Group has considered the factors set forth above under 'SPECIAL FACTORS-- Recommendations of the Special Committee and the Board of Directors of the Company; Fairness of the Merger,' and based on such factors, Andrews Group considers the Merger Consideration to be fair and in the best interests of the holders of the Class A Common Stock (other than Arad and the Perlmutter Group, whose shares are to be purchased pursuant to the Stock Purchase Agreements). In light of the number and variety of factors that Andrews Group considered in connection with its evaluation of the Merger Consideration, Andrews Group did not attach specific relative weights to the factors considered in reaching its opinion as to fairness.

CERTAIN EFFECTS OF THE MERGER

     At the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Acquisition will vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Acquisition will become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation. The Certificate of Incorporation of Acquisition in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law; provided that the name of the Surviving Corporation as set forth in its Certificate of Incorporation will be changed to 'Toy Biz, Inc.' The By-laws of Acquisition in effect at the Effective Time will be the By-laws of the Surviving Corporation until amended in accordance with applicable law.

     As a result of the Merger, the Class A Common Stock will no longer be publicly traded and Andrews Group (or Marvel, if the Merger Agreement is assigned) will become the sole stockholder of the Surviving Corporation. Following the Merger, the stockholders will no longer have an equity interest in the Company and therefore will not share in its future earnings and potential growth.

     Trading in the shares of Class A Common Stock on the NYSE will cease at the close of trading on the date on which the Effective Time occurs. Following the Effective Time, the shares of Class A Common Stock will be delisted from the NYSE. Registration of the shares of Class A Common Stock under the Exchange Act also will be terminated as will the ongoing disclosure requirements thereunder.


     Stockholders who properly perfect their statutory appraisal rights under and in accordance with Section 262 of the DGCL will have the right to seek appraisal of their Class A Common Stock. See 'STOCKHOLDERS' RIGHTS OF APPRAISAL' for a statement of the appraisal rights of stockholders and a description of the procedures to be followed to obtain appraisal of the Class A Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     General. In considering the recommendation of the Board and the actions of certain stockholders and officers of the Company with respect to the Merger Agreement and the transactions contemplated thereby, the stockholders of the Company should be aware that certain members of the management and the Board have certain interests in the Merger that may present them with actual or potential conflicts of interest with respect to the Merger.

     The following Board members also are directors and/or officers of Andrews Group or its affiliates: Ronald O. Perelman, William C. Bevins, Donald G. Drapkin, Terry C. Stewart and Bobby G. Jenkins. In addition, Ronald O. Perelman is the beneficial owner of Andrews Group. The Special Committee is composed of James F. Halpin, Alfred A. Piergallini and Paul R. Verkuil, none of whom is an officer or employee of the Company or Andrews Group.

     Employment Agreements. The following executive officers are parties to employment agreements with the Company: Joseph Ahearn, Alan Fine and Andrew Gatto. Joseph Ahearn's employment agreement will be amended to provide, among other things, for his eligibility to receive a performance bonus.

     Agreements with Arad and Perlmutter. Arad is a party to a consulting agreement with the Company that has been amended and restated, and Perlmutter has entered into a consulting agreement with the Company, in both cases pursuant to the Stock Purchase Agreements and subject to the Purchase of Shares pursuant to the Stock Purchase Agreements. Arad's consulting agreement provides for Arad to be engaged exclusively in the business of the Company, except for certain pre-existing commitments, work performed under an employment contract with New World Animation Ltd. (which has been assigned to Marvel Studios) and work performed under a letter agreement with Marvel for the Marvel Films divisions of Marvel. Perlmutter's consulting agreement provides for Perlmutter to provide consulting services for the Company at the request of the current Chief Executive Officer of the Company. Both Perlmutter's and Arad's consulting agreements have non-compete provisions. Arad, Perlmutter, and Joseph Ahearn, the President and Chief Executive Officer of the Company, will each become eligible to receive, at the end of a three-year performance period, 6.66% of the difference between the original value of the Company (defined for purposes of these agreements as $490,400,000) and the value of the Company at the end of the period, (based on 'Operating Cash Flow' (as defined in such agreements) for the last four quarters of such period, multiplied by 8, adjusted for sales and purchases of businesses and assets). In the case of Joseph Ahearn, his eligibility to receive such bonus shall be subject to the approval by shareholders of Marvel of his performance bonus arrangement. Each of Arad, Perlmutter and Ahearn will have the right to designate any employees or consultants of the Company to receive a portion of the performance bonuses. See 'CERTAIN OTHER AGREEMENTS--Consulting and Bonus Agreements with Arad and Perlmutter.'


     Directors' and Officers' Indemnification and Insurance. Pursuant to the Merger Agreement, Andrews Group has agreed to cause the surviving corporation or any successor thereto to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiary against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Delaware law, subject to the terms of the Company's Restated Certificate of Incorporation and by-laws as in effect on the date of the Merger Agreement.

     The Merger Agreement provides that, for a period of at least five years after the Effective Time, Andrews Group or the surviving corporation will maintain the Company's existing officers' and directors' liability insurance ('D&O Insurance') (provided that Andrews Group may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers). In no event, however, will Andrews Group or the surviving corporation be required to pay annual premiums for insurance in excess of 150% of the premiums paid by the Company in 1996 and, if the annual premiums for such insurance coverage exceed such amount Andrews Group or the surviving corporation shall be obligated to maintain a policy with the greatest coverage available for a cost not exceeding such amount. See 'THE MERGER AGREEMENT--Directors' and Officers' Indemnification and Insurance.'

     Stock Options. The Merger Agreement provides that, as of the Effective Time, with respect to each outstanding employee stock option to purchase shares of Common Stock (an 'Employee Option') granted under the Company's 1995 Stock Option Plan (the 'Stock Option Plan') the Company shall, effective as of immediately prior to the Effective Time, and subject to the consent, if required of the holder of such Employee Option, (i) cause each Employee Option to become fully exercisable and vested, (ii) cause each Employee Option to be cancelled by the Company, and (iii) pay to each holder of a cancelled Employee Option in consideration of such cancellation an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of such Employee Option and (B) the number of shares represented by such Employee Option immediately prior to its cancellation (net of withholding taxes). Joseph Ahearn will receive $1,125,000, Daniel Werther, Executive Vice President, Senior Legal Officer and Secretary of the Company will receive $337,500, and Andrew R. Gatto, Executive Vice President-Marketing of the Company will receive $120,000, Alan Fine, Chief Operating Officer of the Company will receive $225,000, David J. Fremed, Chief Financial Officer and Treasurer of the Company will receive $135,000, and the directors and executive officers of the Company as a group will receive $2,167,500 in the aggregate, in respect of their Employee Options.

SOURCES AND USES OF FUNDS

     The total amount of funds required by Acquisition and Andrews Group and/or Marvel to consummate the transactions contemplated by the Merger Agreement and the Stock Purchase Agreements and to pay related fees and expenses is estimated to be (i) approximately $337 million (representing approximately $152 million to acquire the publicly held Class A Common Stock and the Preferred Stock in the Merger, approximately $171 million to acquire the Class A Common Stock owned by Arad and the Perlmutter Group pursuant to the Stock Purchase Agreements, approximately $4 million in respect of employee stock options, and approximately $10 million in fees and expenses related to the Merger) if the Merger Agreement is assigned to Marvel, and (ii) approximately $504 million (representing approximately $319 million to acquire the publicly held Class A Common Stock, the Class B Common Stock owned by Marvel and the Preferred Stock in the Merger, approximately $171 million to acquire the Class A Common Stock owned by Arad and the Perlmutter Group pursuant to the Stock Purchase Agreements, approximately $4 million in respect of employee stock options, and approximately $10 million in fees and expenses related to the Merger) if the Merger Agreement is not assigned to Marvel. These amounts do not include a $20 million note which will be paid to Arad and the Perlmutter Group as partial consideration for their shares of Class A Common Stock pursuant to the Stock Purchase Agreements, and do not include up to $20 million in contingent payments to Arad and the Perlmutter Group, also pursuant to the Stock Purchase Agreements. This amount includes an estimated
aggregate of [$      ] in costs and expenses relating to printing, mailing and
filing this Proxy Statement. The Company estimates that it will incur an
additional [$      ] in legal fees, accounting fees and other expenses in
connection with the Merger. Andrews and Acquisition estimate that they will
incur an additional [$      ] in legal fees, accounting fees and other expenses
in connection with the Merger.

     Acquisition expects to obtain such funds from equity contributions and/or loans to Acquisition from Andrews Group. Andrews Group expects to obtain the funds to make such equity contributions and/or loans from general corporate funds. In the event the Merger Agreement is assigned to Marvel, Marvel expects to obtain the funds required to consummate the Merger from the $365 million equity investment in Marvel by Andrews Group pursuant to the Acquisition Agreement. The obtaining of financing is not a condition of the Merger.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a purchase of a minority interest under the 'purchase' method of accounting.

CONDUCT OF THE BUSINESS FOLLOWING THE MERGER

     Except as described herein, the business of the Company following the Merger is expected to be conducted in the manner it is presently conducted.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     This discussion of federal income tax consequences described herein is for general information only and is based on existing law as of the date of this proxy statement. It does not address all aspects of federal income taxation that may be relevant to a stockholder and may not apply to (i) Class A Common Stock acquired upon exercise of incentive stock options, non-qualified stock options or otherwise as compensation; (ii) certain tax-exempt stockholders; (iii) stockholders that are subject to special tax provisions, such as banks and insurance companies; (iv) certain nonresident aliens and foreign corporations;

and (v) stockholders who do not hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the 'Code'). Each stockholder is urged to consult his tax advisor to determine the particular tax consequences to him of the Merger (including the applicability and effect of state, local, foreign and other tax laws).

     The receipt of cash by a stockholder pursuant to the Merger or pursuant to the exercise of stockholders' rights of appraisal will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable local, state and foreign tax laws. Generally, a stockholder will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the stock surrendered in exchange therefor. Such gain or loss will be capital gain or loss (if such stock is held as a capital asset), and will be a long-term capital gain or loss if the stockholder's holding period for such stock is more than one year at the Effective Time.

     A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of all amounts paid to the stockholder, unless such stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements under the Code.

LITIGATION

     On November 15, 1996, Jorn A. Holl, an alleged stockholder of the Company, filed a purported class action complaint captioned Holl v. Toy Biz, Inc., Civil Action No. 15359 against the Company, Marvel, Andrews Group, Ronald O. Perelman, Joseph Ahearn, Arad and Perlmutter in the Court of Chancery of the State of Delaware in and for New Castle County. The Holl complaint alleges, inter alia, that in pursuing a transaction pursuant to which the shares held by the Company's public stockholders will be purchased, the defendants have breached their fiduciary duties or aided and abetted such breaches by allegedly engaging in unfair dealing, acting in their own interests and failing to obtain the highest possible price for the Company's stockholders. The complaint seeks, inter alia,(i) to have the consummation of the transaction enjoined and a committee of class members appointed to provide input into the procedures to be followed in connection with any such transaction and (ii) certain other declaratory relief and damages. Although plaintiff filed a motion to expedite discovery, he has made no further attempt to have the proceedings expedited. Defendants intend to defend vigorously against plaintiff's allegations.

                              THE MERGER AGREEMENT

GENERAL

     The following is a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

     The Merger Agreement provides that as soon as practicable following the adoption of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions set forth in the Merger

Agreement, Acquisition will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation and the separate existence of Acquisition will cease.

EFFECTIVE TIME

     The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file a Certificate of Merger with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at the Effective Time, which will be the time the Certificate of Merger is filed with the Secretary of State of Delaware or such time as is agreed upon by the parties to the Merger Agreement.

MERGER CONSIDERATION

     In the Merger, each of the outstanding shares of Class A Common Stock and each of the outstanding shares of Class B Common Stock (other than shares owned by Andrews Group, Acquisition or any wholly owned subsidiary of Andrews Group, which are held in the treasury of the Company or which are held by those stockholders who perfect their appraisal rights pursuant to the DGCL) will be converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the certificate formerly representing such Share.

     Each of the outstanding shares of Preferred Stock of the Company (other than any shares which are held by the stockholders who perfect their appraisal rights pursuant to the DGCL) will be converted into the right to receive an amount per share equal to the then applicable Redemption Price, payable to the holder thereof, without interest (the 'Preferred Merger Consideration'), upon surrender of the certificate formerly representing such share.

PROCEDURE FOR PAYMENT

     Prior to the Effective Time, Andrews Group will designate an agent (the 'Paying Agent') to effect the payment of the Merger Consideration and the Preferred Merger Consideration. Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time (other than holders whose shares were cancelled pursuant to the Merger Agreement), of an outstanding certificate (a 'Common Certificate') that immediately prior to the Effective Time represented shares of Common Stock or an outstanding certificate that immediately prior to the Effective Time represented shares of Preferred Stock (a 'Preferred Certificate' and together with the Common Certificates, the 'Certificates') a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent) and instructions for use in effecting the surrender for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate will be entitled to receive in exchange therefor cash in an amount equal to (i) the product of the Merger Consideration multiplied by the number of shares of Common Stock represented by such Common Certificate, or (ii) the product of the Preferred Merger Consideration multiplied by the number of shares of Preferred

Stock represented by such Preferred Certificate, as the case may be. All Certificates so surrendered will be cancelled. STOCKHOLDERS ARE ASKED NOT TO SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Until surrendered and exchanged in accordance with the provisions of the Merger Agreement, each Certificate (other than Certificates representing Shares owned by Andrews Group, Acquisition or any wholly owned subsidiary of Andrews Group, which are held in the treasury of the Company or which are held by those stockholders who perfect their appraisal rights pursuant to the DGCL) will, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration or Preferred Merger Consideration for each Share or Preferred Share represented by such Certificate, and until such surrender and exchange no Merger Consideration or Preferred Merger Consideration will be delivered to the holder of such outstanding Certificate in respect thereof.

ELIMINATION OF OPTIONS

     The Merger Agreement provides that, as of the Effective Time, with respect to each outstanding Employee Option to purchase shares of Common Stock granted under the Company's 1995 Stock Option Plan, the Company shall, effective as of immediately prior to the Effective Time, and subject to the consent, if required of the holder of such Employee Option, (i) cause each Employee Option to become fully exercisable and vested, (ii) cause each Employee Option to be cancelled by the Company, and (iii) pay to each holder of a cancelled Employee Option in consideration of such cancellation an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of such Employee Option and (B) the number of shares represented by such Employee Option immediately prior to its cancellation (net of withholding taxes).

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties from each of the parties thereto. The Company has made representations regarding, among other things (i) the Company's organization, qualification to do business and capitalization, (ii) the Company's authority to enter into and perform its obligations under the Merger Agreement, (iii) compliance of the transactions contemplated by the Merger Agreement with the Company's Restated Certificate of Incorporation, certain agreements and applicable laws, (iv) financial statements of the Company, (v) required filings with the Commission, (vi) information in this Proxy Statement, (vii) and the stockholders' vote required to approve the Merger Agreement and the transactions contemplated thereby.

     The Company also has represented that its Board of Directors, upon the recommendation of its Special Committee, has (i) determined that the Merger Agreement and the Merger are fair and in the best interests of the holders of the Class A Common Stock, other than Arad and the Perlmutter Group, whose shares of Class A Common Stock are to be purchased pursuant to the Stock Purchase Agreements, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company approve and adopt the Merger Agreement and the Merger.


     Andrews Group and Acquisition have made representations regarding, among other things, (i) their organization, qualification to do business and capitalization, (ii) their authority to enter into and perform their obligations under the Merger Agreement, (iii) compliance of the transactions contemplated by the Merger Agreement with their respective Certificates of Incorporation, certain agreements and applicable laws, and (iv) information in this Proxy Statement.

     None of the representations and warranties in the Merger Agreement will survive the Effective Time.

CONDUCT OF BUSINESS PENDING THE CLOSING

     The Merger Agreement provides that, except as otherwise expressly provided therein, during the period from December 27, 1996 to the Effective Time, each of the Company and its subsidiary will conduct its business in the ordinary and usual course. In particular, the Company: (i) will not sell, transfer or pledge or agree to sell, transfer or pledge any of the shares of Class A Common Stock, Class B Common Stock, Preferred Stock or capital stock of its subsidiary beneficially owned by it (other than shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Options outstanding on the date of the Merger Agreement); (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify the outstanding shares of Common Stock or Preferred Stock; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (v) or redeem (except pursuant to the Certificate of Designation relating to the Preferred Stock), purchase or otherwise acquire directly (or indirectly any of its capital stock.

DIRECTORS AND OFFICERS

     The Merger Agreement provides that the directors of Acquisition and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the surviving corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

NO SOLICITATION OF PROPOSALS

     The Merger Agreement provides that neither the Company nor its subsidiary or affiliates shall directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Andrews Group, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company, its subsidiary or any division or operating or principal business unit of the Company (an 'Acquisition Proposal'). Notwithstanding the foregoing, the Company may (i) furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal, if the Board of Directors of the Company concludes in good faith after consultation with independent legal counsel that the failure to take such action would present a reasonable possibility of violating the fiduciary obligations of such Board under applicable law and (ii) take and disclose a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 of the Exchange Act or, with respect to any Acquisition Proposal, from making any other disclosure required by applicable law. The Company will immediately communicate to Andrews Group the terms of any Acquisition Proposal or request for information or to negotiate (and will disclose any written materials received by the Company in connection therewith) and the identity of the party making such Acquisition Proposal or request which it may receive in respect of any such transaction.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

     Andrews Group has agreed to cause the surviving corporation or any successor thereto to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiary against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Delaware law, subject to the terms of the Company's Restated Certificate of Incorporation and By-laws as in effect on the date of the Merger Agreement.

     The Merger Agreement provides that, for a period of at least five years after the Effective Time, Andrews Group or the surviving corporation shall maintain the Company's existing officers' and directors' liability insurance ('D&O Insurance') (provided that Andrews Group may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers). In no event however, shall Andrews Group or the surviving corporation be required to pay annual premiums for insurance in excess of 150% of the premiums paid by the Company in 1996 and, if the annual premiums for such insurance coverage exceed such amount Andrews Group or the surviving corporation shall be obligated to maintain a policy with the greatest coverage available for a cost not exceeding such amount.

ASSIGNMENT; PLAN CONDITION

     The Merger Agreement provides that it is a condition to Andrews Group's obligation to consummate the Merger that the Joint Plan of Reorganization of Marvel (with such changes as Andrews Group shall approve) shall have been confirmed (the 'Plan Condition') and that all conditions to closing under the Acquisition Agreement (excluding the condition that all conditions to the closing of the Merger Agreement be satisfied) shall have been satisfied or waived. If the Joint Plan of Reorganization is confirmed, the Merger Agreement requires Andrews Group (i) to transfer all the outstanding shares of capital stock of Acquisition to Marvel and (ii) to assign its rights, interests and obligations under the Merger Agreement to Marvel. If the Joint Plan of Reorganization is not confirmed, Andrews Group may elect either to waive the condition and consummate the Merger or not to waive the condition, in which case the Merger will not be consummated. Andrews Group has made no determination what actions it will take if the Joint Plan of Reorganization is not approved.

     In the event that the Plan Condition is not satisfied but is waived, Andrews Group, Acquisition or any of their affiliates (other than Marvel) shall have the right to offer to purchase all of the Class A Common Stock directly from the stockholders of the Company, provided that (i) such offer shall be for any and all outstanding Class A Common Stock, (ii) such offer shall be for cash in an amount per share not less than the Merger Consideration, and (iii) such offer shall not contain any conditions not customary for an offer of this type (a 'Qualifying Offer').

     Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except (i) for the assignment to Marvel, as provided in the Merger Agreement and (ii) that Andrews Group may assign, in its sole discretion, any or all of its rights, interests and obligations thereunder to any direct or indirect subsidiary of Andrews Group. Upon any such assignment (whether to Marvel or otherwise), Andrews Group's assignee is required to deliver to the Company a writing evidencing its agreement to perform Andrews Group's covenants under the Merger Agreement and in which it makes representations to the Company substantially in the form made by Andrews Group in the Merger Agreement. No such assignment (whether to Marvel or otherwise), however, shall relieve Andrews Group of its obligations under the Merger Agreement.

     The parties to the Merger Agreement have agreed to take all reasonable actions as are necessary, proper or advisable to give effect to the provisions with respect to the assignment to Marvel, including, without limitation, the execution of an amendment to the Merger Agreement.

AMENDMENT OF AGREEMENTS

     Andrews Group has agreed not to alter or amend (i) the Stock Purchase Agreements or (ii) the performance bonus agreement between the Company and Arad (the 'Arad Bonus Agreement'), the performance bonus agreement between the Company and Perlmutter (the 'Perlmutter Bonus Agreement'), the amended and restated consulting agreement between the Company and Arad or the consulting agreement between the Company and Perlmutter (in the case of the documents referred to in clause (ii), from the form previously provided to the Company) so as to make such arrangements economically more favorable to Arad or Perlmutter, or enter into any similar agreements, without the consent of the Company, which consent shall not unreasonably be withheld.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger Agreement provides that the consummation of the Merger is subject to the satisfaction or waiver of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law or the Company's Restated Certificate of Incorporation; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any governmental entity which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time; and (iii) there shall be no order or injunction of a governmental entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

     In addition, the obligations of Andrews Group and Acquisition to consummate the Merger are subject to the fulfillment of the following conditions, which may be waived in whole or in part by Andrews Group and Acquisition: (i) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time, (ii) the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time and (iii) the Joint Plan of Reorganization (with such changes as Andrews Group shall approve) attached as an exhibit to the Acquisition Agreement shall have been confirmed and all conditions to closing under such agreement (excluding the condition that all conditions to the closing of the Merger Agreement be satisfied) shall have been satisfied or waived.

     The obligations of the Company to consummate the Merger are further subject to the fulfillment of the following conditions, which may be waived in whole or in part by the Company: (i) the representations and warranties of Andrews Group and Acquisition contained in the Merger Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time and
(ii) each of Andrews Group and Acquisition shall have performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time.

TERMINATION; AMENDMENT

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (a) by mutual agreement of Andrews Group, Acquisition and the Company and (b) by Andrews Group or the Company (i) if the Merger shall not have been consummated by June 30, 1997; provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; (ii) if the stockholders of the Company fail to approve and adopt the Merger Agreement at the Special Meeting; provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt the Merger Agreement at the Special Meeting;

(iii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or (iv) if, prior to the consummation of the Merger, (x) the Board of Directors of the Company shall (A) have withdrawn, or modified or changed in a manner adverse to Andrews Group or Acquisition its approval of the Merger Agreement or the Merger in order to execute a definitive agreement relating to an Acquisition Proposal which is a superior proposal to the Merger, reasonably capable of being consummated, and (B) have concluded in good faith after consultation with independent legal counsel that the failure to take such action as set forth in the preceding clause (A) would result in the Board of Directors violating its fiduciary obligations under applicable law.

     In addition, the Merger Agreement may be terminated by Andrews Group, if it shall have purchased Shares pursuant to a Qualifying Offer.

     Upon termination, the Merger Agreement will become null and void, without liability on the part of any party thereto, except for fraud or for material breach of the Merger Agreement, the obligation to provide notice to the other party or parties specifying the provision of the Merger Agreement pursuant to which the termination is made, and the obligations of the parties to pay their respective fees and expenses.

     Amendment. Subject to applicable law, the Merger Agreement may be amended, whether before or after any vote of the stockholders of the Company thereby, by written agreement of the parties thereto, at any time prior to the closing date of the Merger. However, after the approval of the Merger Agreement by the stockholders of the Company, no such amendment may be made that decreases the amount or changes the form of the Merger Consideration. No action by the Company with respect to the Closing, the Effective Time, the conditions to the consummation of the Merger, the termination of the Merger Agreement, expenses, amendment, nonsurvival of representations and warranties, and certain other provisions of the Merger Agreement, and no consent with respect to the assignment of the Merger Agreement to parties other than Marvel shall be effective without the approval of the Special Committee.

FEES AND EXPENSES

     Except as otherwise contemplated by the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such expenses.

                           THE ACQUISITION AGREEMENT

GENERAL

     The following is a summary of certain provisions of the Acquisition Agreement and is qualified in its entirety by reference to the Acquisition Agreement a copy of which has been filed as an exhibit to the Schedule 13E-3 and is incorporated herein by reference.

     The Acquisition Agreement provides that following the satisfaction or waiver of all of the conditions to consummation of the Acquisition Agreement, Andrews Group shall purchase, and Marvel, as a reorganized corporation ('Reorganized Marvel'), shall sell, that number of newly issued shares (the 'Marvel Shares') of common stock, par value $.01 per share (the 'New Common Stock') of Reorganized Marvel such that upon issuance and after giving effect to the terms of the Joint Plan of Reorganization and the distributions thereunder, the Marvel Shares will constitute 80.8% of the outstanding New Common Stock. The purchase price pursuant to the Acquisition Agreement for the Marvel Shares is $365 million, which is payable at the option of Andrews Group in cash or shares of Class A Common Stock or a combination of the foregoing. If Andrews Group uses Class A Common Stock as consideration, such shares will be valued at the cash price actually paid to acquire them. With respect to shares of Class A Common Stock acquired pursuant to the Stock Purchase Agreements, such shares shall be valued at the cash price paid therefor and Reorganized Marvel shall issue to Andrews Group, in addition to the Marvel Shares, a note in the aggregate principal amount equal to, and in all other respects identical to, any notes issued by Andrews Group pursuant to the Stock Purchase Agreements except that such note shall be subordinated to the Company's obligations under the New Credit Facility (as defined herein). If Andrews Group pays any portion of the purchase price in Class A Common Stock, Andrews Group must deliver to Reorganized Marvel all of the shares of Class A Common Stock beneficially owned by it.

COVENANTS

     Each of the parties to the Acquisition Agreement has agreed to use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Acquisition Agreement. Additionally, each party has agreed to consult with the other and provide the necessary information that is not subject to legal privilege with respect to all filings made by such party or any other information supplied by such party to any nation or government, any state or other political subdivision thereof and any entity (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in connection with the Acquisition Agreement.

     Except as otherwise provided for in the Acquisition Agreement, Marvel and Reorganized Marvel have agreed not to (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Marvel or Reorganized Marvel.

     Marvel has agreed that the authorized, issued and outstanding capital stock of Reorganized Marvel shall consist of such number of shares of Marvel common stock as the parties to the Acquisition Agreement may agree, provided that the Marvel Shares, after giving effect to the Acquisition Agreement and the distributions provided for in the Joint Plan of Reorganization, shall constitute 80.8% of the outstanding common stock of Reorganized Marvel.

     Marvel has agreed that Marvel and Reorganized Marvel will not modify the Joint Plan of Reorganization without the consent of Andrews Group, notwithstanding any provision of applicable law or the Joint Plan of Reorganization that purports to grant to Marvel or Reorganized Marvel the right or ability to modify the Joint Plan of Reorganization, or to consent to the alteration or severance of any term or provision of the Joint Plan of Reorganization.

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

     The respective obligations of Andrews Group and Marvel to consummate the transactions contemplated by the Acquisition Agreement are subject to the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by the Acquisition Agreement will be in effect nor will any proceeding by any Governmental Authority seeking any of the foregoing be pending; (ii) no statute, rule, regulation or order of any court, governmental or regulatory body will be in effect which prohibits or makes illegal the transactions contemplated by the Acquisition Agreement; and (iii) the Joint Plan of Reorganization shall have been confirmed by the Bankruptcy Court and the confirmation order (the 'Confirmation Order') relating to the Joint Plan of Reorganization shall have been entered.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ANDREWS GROUP

     The obligations of Andrews Group to consummate the transactions contemplated by the Acquisition Agreement are subject to the satisfaction (or waiver by Andrews Group) at or prior to the closing date of each of the following conditions: (i) the representations and warranties of Marvel shall be true and correct in all material respects as of the date of the closing under the Acquisition Agreement (the 'Acquisition Closing Date') except to the extent that they expressly refer to an earlier time, in which case they shall be true and correct as of such time; (ii) Marvel and Reorganized Marvel shall have duly performed and complied in all material respects with each covenant, agreement and condition required by the Acquisition Agreement to be performed or complied with by it prior to or on the Acquisition Closing Date; (iii) Marvel and Reorganized Marvel, an affiliate thereof, or an affiliate of Andrews Group shall have entered into the Merger Agreement with the Company pursuant to which it would acquire all the outstanding shares of Class A Common Stock and all conditions to the closing thereof (excluding the condition that all conditions to the closing of the Acquisition Agreement be satisfied) shall have been satisfied, (iv) all conditions to closing under the Stock Purchase Agreements shall have been satisfied or waived and Andrews Group shall have acquired shares of Class A Common Stock pursuant to the Stock Purchase Agreements (which shares may be used as consideration in the Acquisition Agreement) or Andrews Group shall have assigned to Marvel or Reorganized Marvel and Marvel or Reorganized Marvel shall have assumed Andrews Group's rights and obligations under the Stock Purchase Agreements, it being understood that in such case Reorganized Marvel may issue to

Andrews Group its $20 million note which note shall be subordinate to certain of Marvel's obligations for borrowed money and which will otherwise have terms identical to the notes issuable by Andrews Group under the Stock Purchase Agreements; (v) the Confirmation Order shall have become a final order; (vi) the Joint Plan of Reorganization and the Confirmation Order shall be acceptable to Andrews Group in all respects; (vii) there shall not be pending or threatened against Andrews Group, Marvel, Reorganized Marvel or any affiliate of any of them any litigation arising out of or relating to the Joint Plan of Reorganization or any of the transactions contemplated by the Acquisition Agreement; (viii) there shall have been no material adverse change in Marvel's financial condition, business, operations or prospects taken as a whole from the date of the Acquisition Agreement; (ix) upon consummation of the Joint Plan of Reorganization, the credit facilities provided by The Chase Manhattan Bank, as administrative agent for a syndicate of banks, (A) in the aggregate amount of $160 million for the Company and (B) for Reorganized Marvel in amounts and subject to the terms and conditions described in the disclosure statement pertaining to the Joint Plan of Reorganization (the 'Disclosure Statement') and Joint Plan of Reorganization shall be available to Reorganized Marvel and the Company in the aggregate amounts and subject to the terms and conditions described in the Disclosure Statement and the Joint Plan of Reorganization; and
(x) Marvel shall have executed a registration rights agreement between Andrews Group and Marvel.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MARVEL

     The obligations of Marvel to consummate the transactions contemplated by the Acquisition Agreement are subject to the satisfaction (or waiver by Marvel) at or prior to the Acquisition Closing Date of each of the following conditions:
(i) the representations and warranties of Andrews Group contained in the Acquisition Agreement shall be true and correct in all material respects as of the Acquisition Closing Date, except to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time, (ii) Andrews Group shall have duly performed and complied in all material respects with each covenant, agreement and condition required by the Acquisition Agreement to be performed or complied with by it prior to or on the Acquisition Closing Date; and (iii) either Andrews Group shall have assigned its rights to Marvel or Reorganized Marvel under the Stock Purchase Agreements and the Merger Agreement or Andrews Group shall have delivered shares of Class A Common Stock in the manner required by the Acquisition Agreement.

TERMINATION

     The Acquisition Agreement may be terminated at any time prior to the closing under the Acquisition Agreement (i) by mutual agreement of Marvel and Andrews Group; (ii) by Andrews Group if the Disclosure Statement has not been approved by January 31, 1997; (iii) by Andrews Group if the Joint Plan of Reorganization has not been confirmed by the Bankruptcy Court by April 18, 1997 or (iv) by Andrews Group if the closing has not taken place on or before April 30, 1997; provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of Andrews Group; (v) by Andrews Group, or Marvel upon notice given to the other if any Governmental Authority of competent jurisdiction will have issued a final permanent order enjoining or otherwise prohibiting the transactions contemplated by the Acquisition Agreement; or (vi) by Andrews Group or Marvel if prior to purchase of the Marvel Shares, Marvel's Board of Directors materially alters its approval of the purchase of the Marvel Shares in order to permit Marvel to accept a superior proposal and determines, after receipt of advice from independent legal counsel, that failure to take such action could reasonably be interpreted to breach the Board of Directors fiduciary duties to Marvel, its stockholders or creditors;
(vii) by Andrews Group or Marvel if the other party breached or fails to perform under the Acquisition Agreement and such breach has not been cured within 20 days; and (viii) by Andrews Group if Marvel fails to take certain actions relating to the Joint Plan of Reorganization as required by the Acquisition Agreement on a timely basis.

                            CERTAIN OTHER AGREEMENTS

     In connection with the Merger Agreement, the Acquisition Agreement, and the transactions contemplated thereby, the parties or their affiliates have entered into certain other agreements. In addition, in anticipation of the Merger Agreement, the Acquisition Agreement and the transactions contemplated thereby, Andrews Group has entered into agreements to purchase all of the Class A Common Stock held by each of Arad and Perlmutter pursuant to the Stock Purchase Agreements. The following is a summary of the terms of these agreements and, in the case of the Stock Purchase Agreements, Stockholders' Agreement and Company Registration Rights Agreement, is qualified in its entirety by reference to the agreements described below, copies of which have been filed as exhibits to the
Schedule 13E-3.

THE STOCK PURCHASE AGREEMENTS

     The Stock Purchase Agreements, each dated as of November 20, 1996 as amended as of January 29, 1996, are, respectively, between Andrews Group and Arad and between Andrews Group and the Perlmutter Group, and both contain substantially similar provisions. Each provides for the purchase by Andrews Group of all the shares in the Company owned by the Arad and the Perlmutter Group upon the terms and the satisfaction or waiver of certain conditions contained therein.

     The Stock Purchase Agreements provide that on the closing dates pursuant to such agreements (the 'Stock Closings'), the Perlmutter Group will sell 9,506,000 shares of Class A Common Stock and Arad will sell 4,150,000 shares of Class A Common Stock. The aggregate purchase price for the shares sold by the Perlmutter Group and Arad will be $171,184,000 in cash and $20 million in debt of Andrews Group. In addition, (a) in the event 'Operating Cash Flow' (as defined in such Agreements) for the 12 month period ended December 31, 1997 exceeds $70 million, Arad and the Perlmutter Group will receive additional payments of an aggregate of $10 million, and (b) if 'Operating Cash Flow' for the 12 month periods ended December 31, 1997, 1998 and 1999 exceeds specified targets, Arad and the Perlmutter Group will receive additional payments aggregating up to $10 million

((a) and (b), collectively, the 'Cash Flow Payments'). An additional payment (the 'Special Payment') will be required to each of Arad and the Perlmutter Group if Andrews Group and its affiliates sell or otherwise transfer for value, including by way of merger, substantially all of the stock or assets of the Company (a 'Trigger Event') within one year after the Stock Closings, in an amount equal to the product of the shares held by Arad or the Perlmutter Group, as the case may be, multiplied by the excess of (i) the price per share paid pursuant to the Merger Agreement over (ii) the price per share (including any Cash Flow Payments) paid pursuant to the Stock Purchase Agreements. In addition, if a Trigger Event occurs within three years after the Closing, Arad and the Perlmutter Group will be entitled to receive the full $20 million Cash Flow Payments (to the extent not previously paid). The debt portion of the purchase price payable under the Stock Purchase Agreements will be represented in each case by a promissory note which shall bear interest at a rate per annum equal to the five-year treasury bill rate at the time of issuance. Interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date after the second anniversary of the issuance of the promissory notes. The principal amount of each promissory note will be payable in full on the first business day after the fifth anniversary of the Stock Closings or upon the occurance of a Trigger Event.

     The Stock Purchase Agreements contain certain representations and warranties of the parties thereto. The representations and warranties by the Arad and the Perlmutter Group relate to, among other things: authority, title to the shares, compliance with filing requirements of the Commission, and accredited investor status. The representations and warranties by Andrews Group relate to, among other things: corporate organization and authority. All representations and warranties will survive the Stock Closings.

     During the period between the execution of the Stock Purchase Agreements and the Stock Closings, each party covenants, among other things, to use its reasonable best efforts to (i) prepare and file all required forms and notices and to take necessary actions to obtain any requisite approvals, consents, orders, exemptions and waivers; and (ii) to cause satisfaction of all conditions to the Stock Closings. Arad and the Perlmutter Group also have agreed not to sell, assign, or transfer the shares, nor permit the shares to become subject to a lien until the closing or the termination of their respective Stock Purchase Agreement. Perlmutter has also reaffirmed certain obligations to indemnify Andrews Group with respect to damages arising from certain litigation.

     Arad and the Perlmutter Group have agreed, in the Stock Purchase Agreements, that prior to the Stock Closings or the termination of the Stock Purchase Agreements they will not, without the consent of Andrews Group, grant any consent that would permit the shares of Class B Common Stock not to be converted into Class A Common Stock following a change of control of Marvel, as provided for in the Stockholders' Agreement (as defined below). See '--Stockholders' Agreement.'

     The respective obligations of Andrews Group and Arad and the Perlmutter Group to consummate the transactions contemplated by the Stock Purchase Agreements will be subject to certain standard conditions, and in addition to the conditions that a consulting agreement and a performance bonus agreement between the Company and each of Arad and Perlmutter will have been duly authorized, executed and delivered. See '--Consulting and Bonus Agreements with Arad and Perlmutter.' In addition, the obligations of Andrews Group to consummate the transactions contemplated by each of the Stock Purchase Agreements are subject to the satisfaction of the conditions that (i) Marvel, an affiliate thereof, or an affiliate of Andrews Group will have entered into an agreement with the Company pursuant to which it would acquire the Company and all conditions to closing thereunder will have been satisfied; (ii) the voting trust agreements among Marvel, the Company, and each of Arad and Perlmutter will have been terminated (See '--Stockholders Agreement and Class B Voting Trust'); and (iii) there will not have been a change of control of Marvel.

     Each of the Stock Purchase Agreements may be terminated at any time prior to the respective closings thereof (i) by mutual agreement of the parties thereto; (ii) by Andrews Group, on the one hand, or Arad or the Perlmutter Group, on the other hand, upon notice given to the other or others if the Stock Closing will not have taken place on or before June 30, 1997; provided that the failure of the Stock Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties thereunder of the party seeking such termination; or (iii) by Andrews Group, on the one hand, and Arad or the Perlmutter Group, on the other hand, upon notice given to the other if any governmental authority of competent jurisdiction will have issued a final permanent order enjoining or otherwise prohibiting the transactions contemplated by the Stock Purchase Agreements.

CONSULTING AND BONUS AGREEMENTS WITH ARAD AND PERLMUTTER

     Arad is a party to a consulting agreement with the Company that has been amended and restated, and Perlmutter has entered into a consulting agreement with the Company, in both cases pursuant to the Stock Purchase Agreements. Arad's consulting agreement will provide for Arad to be engaged exclusively in the business of the Company, except for certain pre-existing commitments, work performed under an employment contract with New World Animation Ltd. (which has been assigned to Marvel Studios) and work performed under a letter agreement with Marvel for the Marvel Films division of Marvel. Arad currently receives, and will receive under his amended and restated consulting agreement, $375,000 annually and reimbursement of reasonable out-of-pocket expenses incurred in performance of his duties, in addition to certain other benefits. Arad currently receives under his contract with New World Animation Ltd., and will receive under his contract with Marvel Studios, $375,000 annually in addition to certain other employee benefits. Arad is also entitled to receive a fee ranging from $7,500 to $10,000 per episode for television projects and from $100,000 to $250,000 for made-for-television movies based on Marvel's characters. Arad's consulting agreement has and will have provisions that restrict Arad's ability to compete with the Company for one year after he ceases to be engaged by the Company if the termination results from a breach by Arad of his consulting, employment or other agreement with the Company. Perlmutter's consulting agreement provides for Perlmutter to provide consulting services for the Company at the request of the current Chief Executive Officer of the Company. Arad,

Perlmutter, and Joseph Ahearn, the President and Chief Executive Officer of the Company, will each be eligible to receive, at the end of a three-year performance period, 6.66% of the difference between the original value of the Company (defined for purposes of these agreements as $490,400,000) and the value of the Company at the end of the period (based on 'Operating Cash Flow' (as defined in such agreements) for the last four quarters of such period, multiplied by 8, adjusted for sales and purchases of businesses and assets). In the case of Joseph Ahearn, his eligibility to receive such bonus shall be subject to the approval by shareholders of Marvel of his performance bonus arrangement. Each of Arad, Perlmutter and Joseph Ahearn will have the right to designate other employees or consultants of the Company to receive a portion of the performance bonuses. No performance bonus will be paid to Arad and Perlmutter if they are no longer in service with the Company at the end of the three-year performance period or if they receive a Special Payment. However, if Arad's, Perlmutter's or Joseph Ahearn's services to the Company cease by reason of death or disability, then the Company will pay a prorated portion (based on the portion of the performance period prior to cessation of service) of the performance bonus to such individual (or his estate) at the time the bonus would otherwise have been payable. In such circumstances, the forfeited portion of the performance bonus will be used to augment the performance bonuses payable to the other individuals. In addition, if during the period within one year after the Stock Closings Arad and the Perlmutter Group become entitled to receive a Special Payment, then Arad and Perlmutter will receive no performance bonus. If a Trigger Event occurs following the first anniversary, and prior to the third anniversary, of the Stock Closings, then the Company will pay Arad and Perlmutter their choice between (a) the performance bonus determined as of such date and (b) an amount equal to the product of the shares held by Arad or the Perlmutter Group, as the case may be, multiplied by the excess of (i) the price per share paid (including any Cash Flow Payments) pursuant to the Merger Agreement over (ii) the price per share paid pursuant to the Stock Purchase Agreements.

MARVEL LICENSE AGREEMENTS

     In connection with the formation of the Company, Marvel granted the Company the Marvel License, an exclusive, perpetual and royalty-free license to manufacture and distribute a broad range of toys based upon characters owned by Marvel (the 'Marvel Characters') and properties in which it owns copyrights, trademarks or tradenames. The Marvel License covers all characters (including the associated copyrights and trademarks) owned by Marvel and disseminated under the Marvel Comics trademark. The Marvel License currently covers more than 3,500 different Marvel Characters.

     The Marvel License restricts Marvel, subject to the Company's prior consent, from manufacturing, using, distributing or advertising the licensed products and from granting other licenses to use the Marvel Characters in connection with the licensed products.

     The Company and Marvel have entered into an exclusive license agreement pursuant to which Marvel may use the Toy Biz trademark on online services and electronic networks, including the Internet. The license is limited to Marvel related products of the Company. Marvel has agreed to pay the Company $500,000 for such license. Such payments are to be made over time as Marvel receives payments from a third party licensee.


     The Company also distributes certain products through a wholly owned subsidiary of Marvel engaged in the distribution of products to certain comic book retailers. During the year ended December 31, 1995, the Company's sales to that subsidiary totalled $1,616,000, and during the year ended December 31,
1996, the Company's sales to that subsidiary totalled $[     ].

LICENSE WITH AVI ARAD

     Avi Arad & Associates ('Associates'), of which Avi Arad is the sole proprietor, and the Company are parties to a license agreement which amended the licenses between Associates and the Predecessor Company outstanding at the time of the Company's formation and which governs the licensing of new material to the Company by Associates thereafter. The license agreement provides that Associates is entitled to receive royalty payments on net sales of Marvel character-based toys and on net sales of non-Marvel based toys of which Arad is the inventor of record. In no event, however, may the total royalties payable to Associates during any calendar year exceed $7.5 million. In connection with the acquisition by Marvel of the Class A Common Stock owned by Arad, it is expected that the license agreement between the Company and Associates will be amended to reduce the maximum royalties payable during any calendar year to $2.5 million.

MARVEL SERVICES ARRANGEMENT

     In connection with the IPO in March 1995, the Company and Marvel entered into a services agreement (the 'Services Agreement') governing the provision by Marvel of services to the Company. Under the Services Agreement, upon request by the Company and acceptance by Marvel, Marvel provides certain management, consulting and administrative services and certain services purchased from third party providers, including legal and accounting services. The Company is obligated to reimburse Marvel for the costs of such services. The Services Agreement has a term of one year and will be automatically renewed for successive one-year terms unless terminated upon 120 days' notice. Marvel is under no obligation to provide services under the Services Agreement. The
Company accrued or reimbursed to Marvel approximately $306,000 and $[     ] for
1995 and 1996, respectively.

STOCKHOLDERS' AGREEMENT AND CLASS B VOTING TRUSTS

     In connection with the initial public offering of the Company in March 1995, Marvel, the Perlmutter Group, Arad and the Company entered into a stockholders' agreement (the 'Stockholders' Agreement') which provides, among other things, that Marvel and its permitted transferees (generally entities which are affiliates of Marvel) ('Permitted Transferees'), if any, Perlmutter and Arad will vote their respective shares of common stock of the Company to elect as directors of the Company (i) eight persons designated by Marvel, (ii) two persons designated by Perlmutter and (iii) one person designated by Arad. The Stockholders' Agreement also permits certain pledges of Class B Common Stock owned by Marvel and its Permitted Transferees.

     The Stockholders' Agreement provides that, upon a change of control of Marvel, Marvel is obligated to convert its shares of Class B Common Stock into

Class A Common Stock, unless Perlmutter and Arad consent to such shares remaining Class B Common Stock. The Stockholders' Agreement terminates upon, among other events, the mutual agreement of the parties thereto, upon the sale of all or substantially all of the assets of the Company or upon the conversion into Class A Common Stock of the Class B Common Stock held by Marvel and its Permitted Transferees pursuant to a change in control of Marvel and also will terminate as to any holder owning Class B Common Stock (other than pursuant to the Voting Trusts (as defined below)) when such holder no longer beneficially owns or holds such Class B Common Stock. Arad and the Perlmutter Group have agreed, in the Stock Purchase Agreements, that prior to the closing of the Stock Purchase Agreements they will not, without the consent of Andrews Group, grant any consent that would permit the shares of Class B Common Stock not to be converted into Class A Common Stock following a change of control of Marvel. See 'Stock Purchase Agreements.'

     Each of Arad and Perlmutter is the sole trustee of a Class B voting trust in which Marvel deposited one share of Class B Common Stock (the 'Voting Trusts'). Marvel is the sole beneficiary of each of the Voting Trusts. Each of Messrs. Perlmutter and Arad has the right to vote the share of Class B Common Stock held by his respective Voting Trust in his absolute discretion, subject to certain exceptions, until the termination of such trust.

     The rights and obligations of the Perlmutter Group and Arad under the Stockholders' Agreement cease, and the Voting Trusts of which Perlmutter and Arad are the trustees will terminate and the shares of Class B Common Stock held by the Voting Trusts will be distributed to Marvel, upon the occurrence of certain events, including a reduction in the holdings of Class A Common Stock by Perlmutter and Arad below specified amounts. In addition, each Voting Trust terminates if either Perlmutter or Arad attempts to transfer or dispose of his respective right to vote the Class B Common Stock subject to the Voting Trust of which he is trustee or any interest therein. It is a condition to the closing of the Stock Purchase Agreements that the respective Voting Trust agreements of Arad and Perlmutter have terminated.

COMPANY REGISTRATION RIGHTS AGREEMENT

     The Company is a party to a registration rights agreement (the 'Company Registration Rights Agreement') with Marvel, Arad and Perlmutter, pursuant to which they and certain of their transferees each have the right, subject to certain conditions, to require the Company to register under the Securities Act, all or any portion of the shares of Class A Common Stock held by them or, in the case of Marvel, issuable upon conversion of its Class B Common Stock on two occasions. In addition, Marvel, Arad, Perlmutter and certain of their transferees have certain rights to participate in such registrations and in other registrations by the Company of its Class A Common Stock. The Company is obligated to pay any expenses incurred in connection with such registrations, except for underwriting discounts and commissions attributable to the shares of Class A Common Stock sold by stockholders pursuant to such registrations.

TANGIBLE MEDIA ADVERTISING SERVICES

     Tangible Media, a corporation which is wholly owned by Perlmutter, acts as the Company's media consultant in placing the Company's advertising and, in connection therewith, receives certain fees and commission based on the cost of the placement of such advertising. Tangible Media is compensated solely as a consultant on an event-by-event basis with no written arrangements in place. It is expected that Tangible Media, upon request, will continue to arrange for the placement for the Company's advertising. The Company retains the services of a non-affiliated media consulting agency on matters of advertising creativity. Tangible Media received payments of fees and commissions totalling approximately
$970,000 and $[     ] in 1995 and 1996, respectively.

EMPLOYEE, OFFICE SPACE AND OVERHEAD COST SHARING ARRANGEMENTS

     Under expense sharing arrangements with Tangible Media, Classic Heroes, REC Sound and, Marvel Software, affiliated companies owned by Perlmutter, in the case of Tangible Media, Classic Heroes and REC Sound, or owned equally by Marvel and the Company, in the case of Marvel Software (collectively, the 'Affiliates'), the Company and the Affiliates have shared certain space at the Company's principal executive offices and related overhead expenses. Since 1994, Tangible Media and the Company have been, and until the end of 1995 Classic Heroes and REC Sound were, parties to an employee, office space and overhead cost sharing agreement governing the Company's sharing of employees, office space and overhead expenses (the 'Cost Sharing Agreement'). Under the Cost Sharing Agreement, any party thereto may through its employees provide services to another party, upon request, whereupon the party receiving services shall be obligated to reimburse the providing party for the cost of such employees' salaries and benefits accrued for the time devoted by such employees to providing services. Under this agreement, Tangible Media is currently obligated to reimburse the Company for 15% of the rent paid under the sublease for the space, which obligations reflect the approximate percentage of floor space occupied by Tangible Media. The agreement also requires Tangible Media to reimburse the Company for any related overhead expenses comprised of commercial rent tax, repair and maintenance costs and telephone and facsimile services, in proportion to its percentage occupancy. The Cost Sharing Agreement is coterminous with the term of the Company's lease for its executive offices. The Company received
net reimbursements from the Affiliates of approximately $355,000 and $[     ]
for 1995 and 1996, respectively.

SHOWROOM SHARING ARRANGEMENT

     Under an expense sharing arrangement with Marvel, Classic Heroes and REC Sound (the 'Showroom Affiliates'), the Company and the Showroom Affiliates have shared showroom space and related overhead expenses. Since 1995, Marvel and the Company have been, and until the end of 1995 Classic Heroes and REC Sound were, parties to a showroom space sharing agreement (the 'Showroom Sharing Agreement'). Under the Showroom Sharing Agreement, Marvel is currently obligated to reimburse the Company for 30% of the rent paid under the lease for the showroom space, which obligations reflect the percentage of floor space occupied by Marvel. The agreement also requires Marvel to reimburse the Company for any related overhead expenses comprised of commercial rent tax, repair and maintenance costs and telephone and facsimile service, in proportion to their percentage occupancy, except that overhead expenses which inure to the benefit of a single party shall be reimbursed entirely by such party. The agreement has a term which is coterminous with the term of the Company's lease for the showroom space. The Company was reimbursed approximately $53,000 under the Showroom Sharing Agreement in 1995.

MARVEL STUDIOS

     The Company and Marvel formed Marvel Studios with the objective of facilitating the release of live action and animated motion pictures and television programming and other media based on the Marvel Characters in order to create greater consumer interests in these characters and related merchandise. The Company and Marvel believe that any feature film or television programming, theatrical productions or other media and any advertising and promotion associated with such media will create consumer interest in the Marvel Characters and revenue opportunities for Marvel's businesses and the Company's, including licensing and toy businesses. The Company and Marvel believe that Marvel Studios will facilitate the release of feature films, television programming and other media by giving Marvel and the Company greater control over the development of such projects compared to the present practice of only licensing the use of the Marvel Characters in film or television projects to an unrelated third party. The Company and Marvel expect Marvel Studios to utilize the experience that the Company and Marvel have developed over the years in licensing the Marvel Characters for television and film projects and capitalizing on related toy sales. Arad, an executive producer of the X-MEN and SPIDER-MAN Saturday morning television shows, is to be the President, Chief Executive Officer and creative head of Marvel Studios for film projects and co-creative head for animated projects and an executive producer of all film and television projects of Marvel Studios. The rights to produce feature films based on certain of the Marvel Characters are currently licensed to third parties.

OTHER AGREEMENTS WITH AFFILIATES

     The Company is a party to a license agreement entered into in September 1994 with Coleman, an affiliate of the Company, pursuant to which the Company licenses certain Coleman trademarks.

     The Company is a party to a license agreement entered into in July 1995 with Revlon Consumer Products Corporation, an affiliate of the Company, pursuant to which the Company licenses certain Revlon Consumer Products Trademarks.

     The Company believes that the terms of the foregoing transactions are no less favorable than could be obtained by the Company from unrelated parties on an arm's-length basis.

CREDIT FACILITIES

     Credit Facility. In March 1995, the Company entered into a three-year $30 million revolving line of credit with a syndicate of banks for which The Chase Manhattan Bank ('Chase') serves as administrative agent (the 'Credit Facility'). Substantially all of the assets of the Company are pledged under the Credit Facility. The Company had no outstanding indebtedness under the Credit Facility as of December 31, 1996.

     Upon consummation of the Joint Plan of Reorganization, Chase, as administrative agent for a syndicate of banks, financial institutions and other entities, including Chase will provide to the Company a new credit facility ('the New Credit Facility') in the aggregate principal amount of $160 million. The New Credit Facility will be guaranteed by Marvel and its domestic subsidiaries and will mature on August 31, 2001, subject to certain scheduled amortization and commitment reductions.

     The New Credit Facility will be secured by 74% of the issued and outstanding capital stock of the Company (which will be acquired by Marvel), all material intellectual property of the Company and its subsidiaries, including the Marvel License, all accounts receivable of the Company and its subsidiaries and all intercompany advances. In addition, the New Credit Facility will share equally and ratably in the collateral security from time to time provided for in Marvel's existing credit agreements, as amended.

     The availability of the New Credit Facility is conditioned, among other things, upon (i) the Merger having been consummated on or before April 30, 1997,
(ii) the existing Credit Facility having been terminated, and all amounts owing thereunder having been paid, by such date, and (iii) the Bankruptcy Court having entered a final order confirming the Joint Plan of Reorganization.

                       STOCKHOLDERS' RIGHTS OF APPRAISAL

     Stockholders of the Company who do not vote in favor of adoption of the Merger Agreement have the right to seek payment in cash of the fair value of their shares of Class A Common Stock by complying with Section 262 of the DGCL ('Section 262').

     The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262 which is provided in its entirety as Annex C to this Proxy Statement. All references in Section 262 and in this summary to a 'stockholder' are to the record holder of the shares of Common Stock as to which appraisal rights are asserted.

     Under Delaware law, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify each of its stockholders that appraisal rights are available, and must include in such notice a copy of Section 262. This Proxy Statement constitutes such notice to stockholders of the Company. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review carefully Annex C to this Proxy Statement because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Class A Common Stock, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

     A STOCKHOLDER WISHING TO EXERCISE HIS OR HER APPRAISAL RIGHTS (I) MUST NOT VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT AND (II) MUST DELIVER TO THE

COMPANY PRIOR TO THE VOTE ON THE MERGER AGREEMENT AT THE SPECIAL MEETING TO BE
HELD ON                         , 1997, A WRITTEN DEMAND FOR APPRAISAL OF THE
STOCKHOLDER'S SHARES OF COMMON STOCK. THE STOCKHOLDER MUST BE THE RECORD HOLDER OF SUCH SHARES OF COMMON STOCK ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH SHARES OF RECORD UNTIL THE EFFECTIVE TIME. ACCORDINGLY, A STOCKHOLDER WHO IS THE RECORD HOLDER OF SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH SHARES PRIOR TO THE EFFECTIVE TIME, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH SHARES.

     A demand for appraisal should be executed by or on behalf of the stockholder, fully and correctly, as such stockholder's name appears on such stock certificates. If the shares are owned of record in a fiduciary capacity, such as by the trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder, however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE DELIVERED TO THE COMPANY AT
[     ], ATTENTION: [     ].

     Within 120 days after the Effective Time, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of Common Stock. The Company is under no obligation to and has no present intention to file such a petition. Accordingly, it is the responsibility of the stockholders seeking such a determination of value to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. In addition, within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of stockholders of such shares. Such statements must be mailed by the Company within ten days after a written request has been received.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the 'fair value' of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES AND THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262. THE DELAWARE SUPREME COURT HAS STATED THAT 'PROOF OF VALUE BY ANY TECHNIQUES OR METHODS WHICH ARE GENERALLY CONSIDERED ACCEPTABLE IN THE FINANCIAL COMMUNITY AND OTHERWISE ADMISSIBLE IN COURT' SHOULD BE CONSIDERED IN THE APPRAISAL PROCEEDINGS.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time).

     If any stockholder who properly demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Company a written withdrawal of his demand for appraisal and acceptance of the Merger. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require the written approval of the Company.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT).

             MARKET PRICES OF THE COMMON STOCK AND DIVIDEND POLICY


MARKET PRICES

     The principal market on which the Class A Common Stock is traded is the
NYSE with the ticker symbol 'TBZ'. On               , 1997, the last trading day
before the printing of this Proxy Statement, the high and low sales prices of
the Class A Common Stock were $      and $      , respectively. On December 26,
1996, the last trading day before the public announcement of the execution of the Merger Agreement, the high and low sales prices of the Class A Common Stock were $18 1/8 and $17 3/4, respectively. On November 19, 1996, the last trading day before the public announcement by Andrews Group of its proposal to acquire the outstanding public shares of the Company for $19 per share, the high and low sales prices of the Class A Common Stock were $17 1/2 and $17 1/4, respectively. On October 16, 1996, the last trading day before the public announcement that Marvel was contemplating a possible negotiated acquisition of the Company, the high and low sales prices of the Class A Common Stock were $18 3/4 and $18 3/8, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CLASS A COMMON STOCK.

     The high and low sales prices for the Class A Common Stock, as reported on the NYSE Composite Tape, for fiscal years 1995 and 1996 and during the first quarter to date of fiscal 1997 are shown below.

                                                                                  HIGH    LOW
                                                                                  ----    ---

1995
  First Quarter (February 27 to March 31)......................................   $21 1/8 $18 5/8
  Second Quarter...............................................................    20 1/4  16 3/8
  Third Quarter................................................................    26 1/4  18
  Fourth Quarter...............................................................    25 1/8  20 1/4

1996
  First Quarter................................................................    24 3/4  17 7/8
  Second Quarter...............................................................    22 3/8  17 5/8
  Third Quarter................................................................    20 1/4  14
  Fourth Quarter...............................................................    19 7/8  17

1997
  First Quarter (through January 29, 1997).....................................    20      18 5/8

     The Company has not declared any dividends. For a description of certain restrictions on payment of dividends, see Note 7 of Notes to Consolidated Financial Statements dated December 31, 1995, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information, as of January 14, 1997, with respect to the shares of Common Stock beneficially owned by (a) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common, (b) each Director of the Company and (c) all Directors and executive officers of the Company as a group.

                                       CLASS A COMMON STOCK         CLASS B COMMON STOCK
                                     ------------------------    --------------------------
                                         NUMBER OF SHARES             NUMBER OF SHARES
                                        BENEFICIALLY OWNED           BENEFICIALLY OWNED
FIVE PERCENT STOCKHOLDERS,           ------------------------    --------------------------
DIRECTORS AND                                      PERCENT OF                    PERCENT OF    PERCENT OF TOTAL
EXECUTIVE OFFICERS                     NUMBER        CLASS          NUMBER         CLASS         VOTING POWER
----------------------------------   ----------    ----------    ------------    ----------    ----------------
Ronald O. Perelman(1) ............    7,394,000        26.7%     7,394,000(2)        100%               78.4%
  35 East 62nd Street
  New York, New York 10021

Avi Arad(3) ......................    4,150,000        20.4%             1(4)                            4.4%
  1698 Post Road East
  Westport, Connecticut 06880

Isaac Perlmutter(5) ..............    9,506,000        46.7%             1(6)                           10.1%
  P.O. Box 1028
  Lake Worth, Florida
  33460-1028

Joseph M. Ahearn(7) ..............      270,100         1.3%                                         *

David J. Fremed(8) ...............       30,000       *                                              *

William C. Bevins ................       10,000       *                                              *

Donald G. Drapkin(9) .............       12,000       *                                              *

Terry C. Stewart .................        1,000       *                                              *

Bobby G. Jenkins(8) ..............       50,000       *                                              *

James F. Halpin ..................        5,000       *                                              *

Alfred A. Piergallini ............        4,000       *                                              *

Paul R. Verkuil ..................        2,000       *                                              *

Andrew R. Gatto(10) ..............       20,000       *                                              *

Daniel J. Werther(8) .............       75,000       *                                              *

Alan Fine(10) ....................       10,000       *                                              *


All executive officers and
  Directors as a group
  (15 persons)(11) ...............   21,539,100       76.39%                                            93.0%*

------------------
 * Less than 1%

(1) Represents shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned by Marvel Characters, Inc., a wholly owned subsidiary of Marvel Entertainment Group, Inc. At January 15, 1996, Marvel had 101,809,657 shares of common stock outstanding, of which 81,618,392 shares (approximately 80%) were indirectly owned through wholly owned subsidiaries by Mafco Holdings, which is wholly owned by Mr. Perelman. At January 29, 1996, 79,407,725 shares of common stock of Marvel indirectly held by Mafco Holdings were pledged to secure indebtedness of certain affiliates of Marvel and the capital stock of intermediate holding companies also are pledged to secure obligations of Mafco Holdings or its affiliates. Does not

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

include 13,656,000 shares which Andrews Group has the right to acquire pursuant to the Stock Purchase Agreements.

(2) Includes two shares of Class B Common Stock held in voting trusts. Marvel is the sole beneficiary of each voting trust.

(3) Mr. Arad is a Director and principal stockholder of the Company.

(4) Includes one share of Class B Common Stock held by a voting trust of which Mr. Arad is the sole trustee.

(5) Represents Class A Common Stock owned by Zib, formerly Toy Biz, Inc., a Delaware corporation incorporated in 1990, which is owned entirely by the Isaac Perlmutter T.A., a revocable trust established by Mr. Perlmutter. Mr. Perlmutter is the sole beneficiary of the trust during his lifetime and may revoke the trust at any time. Mr. Perlmutter and his wife serve as the trustees of such trust.

(6) Includes one share of Class B Common Stock held by a voting trust of which Mr. Perlmutter is the sole trustee.

(7) Includes 270,000 shares of Class A Common Stock subject to employee options granted pursuant to the Stock Option Plan which are immediately exercisable or exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock subject to stock options granted pursuant to the Stock Option Plan which are not otherwise immediately exercisable or exercisable within 60 days, but which will become vested immediately prior to the Effective Time in accordance with the Merger Agreement.

(8) Represents shares of Class A Common Stock subject to employee options granted pursuant to the Stock Option Plan which are immediately exercisable or exercisable within 60 days.

(9) Represents shares held in trusts for the benefit of Mr. Drapkin's children for which Mr. Drapkin disclaims beneficial ownership.

(10) Represents shares of Class A Common Stock subject to employee options granted pursuant to the Stock Option Plan which are immediately exercisable or exercisable within 60 days. With respect to Messrs. Gatto and Fine, does not include 10,000 and 20,000 shares of Class A Common Stock, respectively, subject to employee options granted pursuant to the Stock Option Plan which are not otherwise immediately exercisable or exercisable within 60 days, but which will become vested immediately prior to the Effective Time in accordance with the Merger Agreement.

(11) Includes 455,000 shares of Class A Common Stock subject to employee options granted pursuant to the Stock Option Plan.

                            DIRECTORS AND EXECUTIVE
         OFFICERS OF MARVEL, ANDREWS GROUP, ACQUISITION AND THE COMPANY

                   DIRECTORS AND EXECUTIVE OFFICERS OF MARVEL

     The following table sets forth certain information concerning each of the directors and executive officers of Marvel.

NAME                                                 POSITION
---------------------------------------------------  ---------------------------------------------------
Scott M. Sassa.....................................  Chairman of the Board and Chief Executive Officer

David J. Schreff...................................  President and Chief Operating Officer

Bobby G. Jenkins...................................  Executive Vice President and Chief Financial
                                                       Officer

Scott C. Marden....................................  Executive Vice President, President and Chief
                                                       Executive Officer of Marvel Enterprises, and
                                                       President and Chief Executive Officer of Marvel
                                                       Interactive

Paul E. Shapiro....................................  Executive Vice President, General Counsel and Chief
                                                       Administrative Officer

Ronald O. Perelman.................................  Director


William C. Bevins..................................  Director

Donald G. Drapkin..................................  Director

Michael Fuchs......................................  Director

Frank Gifford......................................  Director

E. Gregory Hookstratten............................  Director

Morton L. Janklow..................................  Director

Quincy Jones.......................................  Director

Stan Lee...........................................  Director

Terry C. Stewart...................................  Director

Kenneth Ziffren....................................  Director

     The name, age, principal occupation for the last five years, selected biographical information and period of service as a director and/or executive officer of Marvel of each of the directors and executive officers of Marvel are set forth below. On December 27, 1996, Marvel and its subsidiaries, other than the Company and Panini S.p.A., Marvel Restaurant Venture Corp., a general partner in Marvel's Marvel Mania restaurant joint venture, and inactive subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On December 27, 1996, Marvel Holdings, Marvel (Parent), Marvel III and several of the subsidiaries of Marvel Holdings also, in a separate case than Marvel, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

  Ronald O. Perelman

     Mr. Perelman (54) has been Chairman of the Executive Committee since 1996 and a Director of Marvel since 1989. Mr. Perelman was Chairman of the Board of Marvel from 1989 to 1996. Mr. Perelman has been Chairman of the Board of the Company since March, 1995. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings Inc. ('Mafco Holdings') MacAndrews & Forbes Holdings Inc. ('MacAndrews & Forbes') and various of their affiliates since 1980. Mr. Perelman also is Chairman of the Board of Andrews Group, Consolidated Cigar Holdings Inc. ('Consolidated Cigar'), Mafco Consolidated Group Inc. ('Mafco Consolidated'), Meridian Sports Incorporated ('Meridian Sports'), and Power Control Technologies Inc. ('PCT'); and Chairman of the Executive Committees of the Boards of Revlon, Inc. ('Revlon') and Revlon Consumer Products Corporation ('Revlon Products'). Mr. Perelman is a director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, The Coleman Company, Inc. ('Coleman'), Coleman Holdings Inc. ('Coleman Holdings'), Coleman Worldwide Corporation ('Coleman Worldwide'), Consolidated Cigar, Consolidated Cigar Corporation, California Federal Bank, A Federal Savings Bank ('California Federal'), First Nationwide Holdings Inc., First Nationwide

(Parent) Holdings Inc., Mafco Consolidated, Marvel Holdings, Marvel (Parent), Marvel III, Meridian Sports, PCT, Pneumo Abex Corporation, Revlon, Revlon Products, Revlon Worldwide Corporation ('Revlon Worldwide') and the Company.

  William C. Bevins

     Mr. Bevins (50) has been a Director of Marvel since 1989, Chief Executive Officer from 1991 to 1996 and President from 1994 to 1996. Mr. Bevins has been President and Chief Executive Officer of Andrews Group and Executive Vice President of MacAndrews & Forbes since 1988. Mr. Bevins also is a Director of Andrews Group, Marvel Holdings, Marvel Parent, Marvel III, and the Company. Mr. Bevins was a Director and Chief Financial & Administrative Officer of Turner Broadcasting System, Inc. for more than five years prior to 1988.

  Donald G. Drapkin

     Mr. Drapkin (48) has been a Director of Marvel since 1991. He has been Vice Chairman and a Director of MacAndrews & Forbes and Vice Chairman of various of its affiliates since 1987. Mr. Drapkin also is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, Coleman, Coleman Holdings, Coleman Worldwide, Marvel Holdings, Marvel (Parent), Marvel III, Revlon, Revlon Products, Revlon Worldwide, the Company, VIMRx Pharmaceuticals Inc. and Algos Pharmaceutical Corporation. Mr. Drapkin was a partner of the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years prior to March 1987.

  Michael Fuchs

     Mr. Fuchs (50) has been a Director of Marvel since July 1992. Mr. Fuchs was Chairman of the Board and Chief Executive Officer of Home Box Office from 1984 until May 1995, and Chairman of the Board of Home Box Office and Chairman of the Board and Chief Executive Officer of Warner Music Group from May 1995 until November 1995. Mr. Fuchs is a director of IMAX Corp. and Latin Communications Group Inc.

  Frank Gifford

     Mr. Gifford (66) has been a Director of Marvel since 1992. Mr. Gifford has been a commentator with ABC Sports since 1971.

  E. Gregory Hookstratten

     Mr. Hookstratten (64) has been a Director of Marvel since 1992. He has been engaged in private law practice, specializing in entertainment law, as a partner of Hookstratten & Hookstratten for more than five years.

  Morton L. Janklow

     Mr. Janklow (66) has been a Director of Marvel since 1992. He has been Of Counsel to Janklow, Newborn & Ashley and Senior Partner of Janklow & Nesbit Associates since 1989. Prior thereto, Mr. Janklow served as Chairman and Chief Executive Officer of Morton L. Janklow Associates, Inc. since 1977.


  Quincy Jones

     Mr. Jones (63) has been a Director of Marvel since December 1993. Mr. Jones has been Chairman and Co-Chief Executive Officer of Quincy Jones* David Salzman Entertainment and Chairman and Chief Executive Officer of its predecessor, Quincy Jones Entertainment Company, both multi-media entertainment firms, since 1990. He also has been Chairman of Quincy Jones Productions, Inc., a television/film production company, and of Quest Records, Inc. for more than five years.

  Stan Lee

     Mr. Lee (74) has been a Director of Marvel since 1991 and has been Chairman and Publisher of Marvel Comics since 1990. Mr. Lee is widely known as one of the 'founding fathers' of the modern comic book industry and as the creator of some of Marvel's most popular and enduring characters, including SPIDER-MAN, HULK, FANTASTIC FOUR and X-MEN. Mr. Lee has been with Marvel for more than 50 years. Mr. Lee's management and operational experience spans virtually all areas of Marvel's publishing business, from writer to publisher, and its media businesses.

  Scott C. Marden

     Mr. Marden (42) has been a Director and Executive Vice President of Marvel and President and Chief Executive Officer of Marvel Interactive since February 1996 and President and Chief Executive Officer of Marvel Enterprises since January 1997. From 1993 until he joined Marvel, Mr. Marden was President and Chief Executive Officer of Philips Media, a division of Philips Electronics N.V. Mr. Marden was a Senior Managing Director of Bear, Stearns & Co. Inc. from 1991 to 1993, and a Managing Director of Schroder Wertheim & Co., Incorporated from 1990 to 1991 and Bankers Trust Company from 1986 to 1990. Mr. Marden was President of CBS International Publishing, a division of CBS Inc., from 1983 to 1986.

  Scott M. Sassa

     Mr. Sassa (37) has been Chairman of the Board and Chief Executive Officer and a Director of Marvel since October 1996. In October 1996, Mr. Sassa also became President and Chief Operating Officer of Andrews Group. Prior to becoming a Director of Marvel, Mr. Sassa served as President of Turner Entertainment Group and as a member of the Board of Directors of Turner Broadcasting System, Inc. and the TBS Executive Committee. Mr. Sassa was named Executive Vice President of Turner Network Television in 1992. From 1987 to 1988, Mr. Sassa served as Vice President/New

Business for Ohlmeyer Communications Co. Prior to that time, Mr. Sassa served as Vice President/Network Management for Fox Broadcasting Co.

  David J. Schreff

     Mr. Schreff (41) has been a Director, President and Chief Operating Officer of Marvel since August 1996. Prior to becoming an Officer and a Director of Marvel, Mr. Schreff served as President, Marketing and Media Group for NBA Properties. Prior to his six and a half years at the NBA, Mr. Schreff held executive positions for the previous eight years with The Walt Disney Company (The Disney Channel) and Viacom International (Showtime Networks).

  Terry C. Stewart

     Mr. Stewart (50) has been a Director of Marvel since 1991 and an Executive Vice President since January 1996. Mr. Stewart joined Marvel in 1989 as Executive Vice President, Development and served as President and Chief Operating Officer from September 1990 to July 1994, President and Chief Operating Officer, Marvel Comics from July 1994 until March 1995, and Vice Chairman of Marvel from March 1995 through December 1995. From 1984 to 1989, Mr. Stewart was Vice President-Business Development at Combustion Engineering. Mr. Stewart also is a director of the Company.

  Kenneth Ziffren

     Mr. Ziffren (56) has been a Director of Marvel since 1992. He has been a partner with the law firm of Ziffren, Brittenham, Branca & Fischer since 1979.

  Bobby G. Jenkins

     Mr. Jenkins (34) has been Executive Vice President and Chief Financial Officer of Marvel since December 1993. From 1992 until he joined Marvel, Mr. Jenkins was Assistant Vice President-Finance of Turner Broadcasting System, Inc. and, for more than five years prior thereto, he was associated with Price Waterhouse LLP, where he last served as Senior Audit Manager. Mr. Jenkins was Chief Financial Officer and Treasuer of the Company from March, 1995 to October, 1996. Mr. Jenkins is also a Director of the Company.

  Paul E. Shapiro

     Mr. Shapiro (55) has been Executive Vice President and General Counsel of Marvel since January 1994. Prior thereto, he was a shareholder in the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel from 1991 to 1993, and he currently is Of Counsel to such firm. Mr. Shapiro also is a director of Toll Brothers, Inc.

               DIRECTORS AND EXECUTIVE OFFICERS OF ANDREWS GROUP

     The following table sets forth certain information concerning each of the directors and executive officers of Andrews Group.

NAME                                                 POSITION
---------------------------------------------------  ---------------------------------------------------
Ronald O. Perelman.................................  Chairman of the Board


William C. Bevins..................................  Chief Executive Officer

Donald G. Drapkin..................................  Vice Chairman

Howard Gittis......................................  Vice Chairman

Bruce Slovin.......................................  Vice Chairman

Terry C. Bridges...................................  Executive Vice President and Chief Administrative
                                                       Officer

Joseph P. Page.....................................  Executive Vice President and Chief Financial
                                                       Officer

Barry F. Schwartz..................................  Executive Vice President and General Counsel

Paul E. Shapiro....................................  Executive Vice President

Scott M. Sassa.....................................  President and Chief Operating Officer

Ronald O. Perelman.................................  Director

William C. Bevins..................................  Director

Donald G. Drapkin..................................  Director

Howard Gittis......................................  Director

Bruce Slovin.......................................  Director

     The name, age, principal occupation for the last five years, selected biographical information and period of service as a director and/or executive officer of Andrews Group of each of the directors and executive officers of Andrews Group are set forth below.

  Ronald O. Perelman

     See description under 'Directors and Executive Officers of Marvel.'

  William C. Bevins

     See description under 'Directors and Executive Officers of Marvel.'

  Donald G. Drapkin

     See description under 'Directors and Executive Officers of Marvel.'

  Howard Gittis

     Mr. Gittis (62) has been Vice Chairman and Director of Mafco Holdings and MacAndrews & Forbes and various of its affiliates since 1985. He is a Director of the following corporations which file reports under the Exchange Act: Andrews Group, Consolidated Cigar, Consolidated Cigar Corporation, California Federal,

First Nationwide Holdings, Inc., First Nationwide (Parent) Holdings Inc., Jones Apparel Group, Inc., Mafco Consolidated, Loral Space & Communications Ltd., PCT, Pneumo Abex Corporation, Revlon, Revlon Products, Revlon Worldwide and Rutherford-Moran Oil Corporation.

  Bruce Slovin

     Mr. Slovin (61) has been President and Director of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1980. He is a director of each of Coleman, Coleman Holdings, Coleman Worldwide, Continental Health Affiliates, Inc., Cantel Industries, Inc., Oak Hill Sportswear Corporation, Infu-Tech, Inc., Meridian Sports and PCT.

  Terry C. Bridges

     Mr. Bridges (52) has been Executive Vice President and Chief Administrative Officer of Andrews Group since 1993. Prior to joining Andrews Group in 1993, Mr. Bridges was a partner in the law firm of Troutman Sanders in Atlanta, Georgia for more than the previous five years.

  Joseph P. Page

     Mr. Page (42) has been Executive Vice President and Chief Financial Officer of Andrews Group since 1994. Prior to joining Andrews Group in 1994, Mr. Page was a partner in the accounting firm of Price Waterhouse for more than the previous five years.

  Barry F. Schwartz

     Mr. Schwartz (46) has been the Executive Vice President and General Counsel of Andrews Group since 1990 and has been the Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993.

  Irwin Engelman

     Mr. Engelman (62) has been the Executive Vice President and Chief Financial Officer of Andrews Group since 1992 and has been the Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various of its affiliates since February 1992. Mr. Engelman is a director of California Federal and Revlon Products. Mr. Engelman was Executive Vice President and Chief Financial Officer of GAF Corporation from 1990 to 1991. Mr. Engelman was Director, President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to 1988; and Director, Executive Vice President and Chief Financial Officer of General Foods Corporation for more than five years prior to 1987.

  Paul E. Shapiro

     See description under 'Directors and Officers of Marvel.'

  Scott M. Sassa


     See description under 'Directors and Executive Officers of Marvel.'

DIRECTORS AND EXECUTIVE OFFICERS OF ACQUISITION

     The following table sets forth certain information concerning each of the directors and executive officers of Acquisition.

NAME                                                 POSITION
---------------------------------------------------  ---------------------------------------------------
Ronald O. Perelman.................................  Chairman of the Board, Chief Executive Officer and
                                                       Director

Donald G. Drapkin..................................  Vice Chairman and Director

Irwin Engelman.....................................  Executive Vice President and Chief Financial
                                                       Officer

Barry F. Schwartz..................................  Executive Vice President and General Counsel

  Ronald O. Perelman

     See description under 'Directors and Executive Officers of Marvel.'

  Donald G. Drapkin

     See description under 'Directors and Executive Officers of Marvel.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information concerning each of the directors and executive officers of the Company.

NAME                                                 POSITION
---------------------------------------------------  ---------------------------------------------------
Ronald O. Perelman.................................  Chairman of the Board of Directors

Joseph M. Ahearn...................................  President and Chief Executive Officer

Daniel J. Werther..................................  Executive Vice President, Senior Legal Officer and
                                                       Secretary

Andrew R. Gatto....................................  Executive Vice President, Marketing

David J. Fremed....................................  Chief Financial Officer and Treasurer

                                                       Treasurer

Alan Fine..........................................  Chief Operating Officer

Ronald O. Perelman.................................  Director

Joseph M. Ahearn...................................  Director

Bobby G. Jenkins...................................  Director

Avi Arad...........................................  Director

William C. Bevins..................................  Director

Donald G. Drapkin..................................  Director

Isaac Perlmutter...................................  Director

Terry C. Stewart...................................  Director

James F. Halpin....................................  Director

Alfred A. Piergallini..............................  Director

Paul R. Verkuil....................................  Director

     The name, age, principal occupation for the last five years, selected bibliographical information and period of service as a director and/or executive officer of the Company of each of the directors and executive officers of the Company are set forth below.

  Ronald O. Perelman

     See description under 'Directors and Executive Officers of Marvel.'

  William C. Bevins

     See description under 'Directors and Executive Officers of Marvel.'

  Donald G. Drapkin

     See description under 'Directors and Executive Officers of Marvel.'

  Terry C. Stewart

     See description under 'Directors and Executive Officers of Marvel.'

  Bobby G. Jenkins

     See description under 'Directors and Executive Officers of Marvel.'


  Isaac Perlmutter

     Mr. Perlmutter (54) has served as a Director of the Company since April 1993 and he served as Chairman of the Board of Directors until March 1995. Mr. Perlmutter purchased the Predecessor Company from Charan Industries, Inc. in January 1990. Mr. Perlmutter is involved in the management of the affairs of the Company and has been an independent financial investor for more than the past five years. As an independent investor Mr. Perlmutter currently has, or has had within the past five years, controlling ownership interests in Remington Products Company, Westwood Industries, Inc., a manufacturer and distributor of table and floor lamps, Job Lot Incorporated (and its predecessor Job Lot Associates L.P.) ('Job Lot'), a discount oriented retail chain and Tangible Media, a media buying and barter advertising agency.

  Avi Arad

     Mr. Arad (49) has served as a Director and consultant to the Company since April 1993. Mr. Arad has been the President and Chief Executive Officer of New World Animation, a media production company under common control with Marvel, since April 1993 where he has served as the Executive Producer of the X-Men(Registered) and the Spider-Man(Registered) animated TV series currently carried on Fox Childrens Network and the Fantastic Four(Trademark) and Iron Man(Registered)animated syndicated programs. Mr. Arad has been a toy inventor and designer for more than 20 years for major toy companies including Mattel Inc., Hasbro, Inc. and Tyco Toys, Inc. During his career, Mr. Arad has designed or co-designed more than 160 toys. Mr. Arad is also the owner of Avi Arad & Associates, a firm engaged in the design and development of toys and the production and distribution of television programs and is a beneficial owner in Classic Heroes, Inc.

  Joseph M. Ahearn

     Mr. Ahearn (42) has served as Chief Executive Officer and a Director of the Company since April 1993 and as President of the Company since November 1994. From January 1990 to April 1993, Mr. Ahearn served initially as a consultant to, and after April 1990, as an executive officer and director of the Company's Predecessor Company. During such period, he served as a consultant to other businesses affiliated with Mr. Perlmutter. From 1987 to August 1991, Mr. Ahearn was a principal of GDL, a corporation that provided management advice and assistance to financially distressed companies. From August 1988 to August 1991, Mr. Ahearn, in his capacity as a principal of GDL, served as Chief Operating Officer of Coleco Industries, Inc. and as a director or officer of various other businesses that were the subject of bankruptcy proceedings. From 1981 to 1987, Mr. Ahearn was employed by Touche Ross & Co., attaining the position of senior manager. From 1976 to 1980, Mr. Ahearn served in both the audit and consulting departments of Arthur Andersen & Co.

  James F. Halpin

     Mr. Halpin (46) has served as a Director of the Company since March 1995. Mr. Halpin has been President, Chief Operating Officer and a director of CompUSA Inc., a retailer of computer hardware, software, accessories and related products, since May 1993 and Chief Executive Officer of CompUSA, Inc. since December 1993. From 1990 to November 1992, Mr. Halpin was President of Homebase, a home center warehouse retailer. From 1988 to 1990, Mr. Halpin was President of BJ's Wholesale Club, a chain of club retail stores. Mr. Halpin also served as Executive Vice President of Waban Inc., the parent of Homebase and BJ's Wholesale Club, from 1988 to May 1993.

  Alfred A. Piergallini

     Mr. Piergallini (50) has served as a Director of the Company since March 1995. Mr. Piergallini has been a director of Gerber since 1989, Chairman of the Board and Chief Executive Officer of Gerber since January 1990 and President of Gerber since January 1993. Mr. Piergallini also served as President of Gerber from January 1990 to May 1992. Mr. Piergallini is also a director of Comerica, Incorporated, a financial services holding company. From February 1986 to April 1989, Mr. Piergallini was a Senior Vice President of The Carnation Company.

  Paul R. Verkuil

     Paul R. Verkuil (57), an attorney-at-law, has been Professor Emeritus of the College of William and Mary since 1992 where he previously served as President from 1985 to 1992. Mr. Verkuil has been on the faculty of the Columbia Law School as an Adjunct Professor since January 1996 and was previously on the faculty of the University of Pennsylvania as a Visiting Professor from January 1995 to December 1995. Mr. Verkuil served as Dean of Tulane Law School from 1978 to 1985. Mr. Verkuil also served as the President and Chief Executive Officer of the American Automobile Association from January 1992 to December 1994. Mr. Verkuil is a director of University Health Services, Inc. and previously served as a director of NationsBank of Florida from 1992 to 1995 and of Florida Progress Corporation from 1993 to 1995.

  David J. Fremed

     Mr. Fremed (36) has served as the Chief Financial Officer and Treasurer of the Company since October 1996 and Vice President/Controller of the Company since 1990.

  Alan Fine

     Mr. Fine (46) has served as the Chief Operating Officer of the Company since September 1996. From June 1996 to September 1996, Mr. Fine was the President and Chief Operating Officer of Toy Biz International Ltd. From May 1995 to May 1996, Mr. Fine was the President and Chief Operating Officer of Kay-Bee Toys, a national toy retailer, and from December 1989 to May 1995, he was the Senior Vice President General Merchandise Manager of Kay-Bee Toys.

  Daniel J. Werther

     Mr. Werther (35) has served as Executive Vice President, Senior Legal Officer and Secretary of the Company since April 1993. Mr. Werther has also served as Senior Vice President of Andrews Group since February 1993. From April 1991 to February 1993, Mr. Werther was a senior associate in the law firm of Klehr, Harrison, Harvey, Branzburg & Ellers in Philadelphia, Pennsylvania. Prior to that time, Mr. Werther was an associate in the law firm of Obermayer,

Rebmann, Maxwell & Hippel in Philadelphia, Pennsylvania.

  Andrew R. Gatto

     Mr. Gatto (49) has served as Executive Vice President--Marketing since July 1995. Prior to joining the Company, Mr. Gatto served as the President of the Buddy-L Toys Division of SLM Inc. from December 1994 through July 1995, having been hired as work out specialist while such firm was the subject of bankruptcy proceedings. From June 1990 through November 1994, he served as a consultant to and later as President of Play-Tech Inc., a manufacturer of learning aid toys. Prior thereto, Mr. Gatto served as Executive Vice President of Universal Match Box Group, Ltd., a toy manufacturer.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP, the Company's independent public accountants, are expected to be present at the Special Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters that are expected to be properly brought before the meeting by others.

                                          ______________________________________
                                          By Order of the Board of Directors,

                                          Daniel J. Werther
                                          Secretary

New York, New York
            , 1997

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          ANDREWS GROUP INCORPORATED,
                           ANDREWS ACQUISITION CORP.
                                      AND
                                 TOY BIZ, INC.

                                  DATED AS OF

                               DECEMBER 27, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                      SECTION NO.
---------------------------------------------------------------   -----------
Acquisition Proposal...........................................           5.3
affiliate......................................................           8.5
Agreement......................................................      Recitals
Arad...........................................................           1.6
Certificates...................................................           2.2(b)
Class A Shares.................................................           2.1
Class B Shares.................................................           2.1
Closing........................................................           1.2
Closing Date...................................................           1.2
Common Certificates............................................           2.2(b)
Company........................................................      Recitals
Company SEC Documents..........................................           3.5
DGCL...........................................................           1.1
Dissenting Stockholders........................................           2.1(c)
D&O Insurance..................................................           5.8(b)
Effective Time.................................................           1.3
Employee Option................................................           2.4(a)
Exchange Act...................................................           1.7(a)
Governmental Entity............................................           3.4
Indemnified Party..............................................           5.8(a)
Marvel.........................................................           3.2(c)
Merger.........................................................           1.1
Merger Consideration...........................................           2.1(c)
Parent.........................................................      Recitals
Paying Agent...................................................           2.2(a)
Perlmutter Group...............................................           1.6
Preferred Certificates.........................................           2.2(b)
Preferred Merger Consideration.................................           2.1(d)
Preferred Shares...............................................           2.1
Preferred Stock................................................           3.2(a)
Proxy Statement................................................           1.7(a)
Purchaser......................................................      Recitals
Purchaser Common Stock.........................................           2.1
Qualifying Offer...............................................           5.9(b)
SEC............................................................           1.7(a)
Secretary of State.............................................           1.3
Securities Act.................................................           3.5
Shares.........................................................           2.1
Special Committee..............................................           1.6
Special Meeting................................................           1.7(a)
Stock Option Plan..............................................           2.4(a)
Stock Purchase Agreements......................................           1.6
Subsidiary.....................................................           3.1
Surviving Corporation..........................................           1.1
Voting Debt....................................................           3.2(a)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I           THE MERGER.............................................   1
       Section 1.1  The Merger.............................................   1
       Section 1.2  Closing................................................   1
       Section 1.3  Effective Time.........................................   1
       Section 1.4  Certificate of Incorporation and By-Laws...............   1
       Section 1.5  Directors and Officers of the Surviving Corporation....   1
       Section 1.6  Company Actions........................................   2
       Section 1.7  Stockholders' Meeting and Proxy Statement..............   2
ARTICLE II          CONVERSION OF SECURITIES...............................   2
       Section 2.1  Conversion of Capital Stock............................   2
       Section 2.2  Exchange of Certificates...............................   3
       Section 2.3  Dissenters' Rights.....................................   4
       Section 2.4  Company Plans..........................................   4
ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........   5
       Section 3.1  Organization...........................................   5
       Section 3.2  Capitalization.........................................   5
       Section 3.3  Authorization; Validity of Agreement; Company Action...   6
       Section 3.4  Consents and Approvals; No Violations..................   6
       Section 3.5  SEC Reports and Financial Statements...................   6
       Section 3.6  Information in Proxy Statement.........................   6
       Section 3.7  Vote Required..........................................   6
ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF PARENT AND THE
                      PURCHASER............................................   7
       Section 4.1  Organization...........................................   7
       Section 4.2  Authorization; Validity of Agreement; Necessary
                      Action...............................................   7
       Section 4.3  Consents and Approvals; No Violations..................   7
       Section 4.4  Information in Proxy Statement.........................   7
ARTICLE V           COVENANTS..............................................   8
       Section 5.1  Interim Operations of the Company......................   8
       Section 5.2  Consents and Approvals.................................   8
       Section 5.3  No Solicitation........................................   8
       Section 5.4  Brokers or Finders.....................................   8
       Section 5.5  Additional Agreements..................................   9
       Section 5.6  Publicity..............................................   9
       Section 5.7  Notification of Certain Matters........................   9
       Section 5.8  Directors' and Officers' Insurance and
                      Indemnification......................................   9
       Section 5.9  Assignment; Purchase of Shares.........................   9
       Section 5.10 Stock Purchase Agreements..............................  10


                                                                            PAGE
                                                                            ----
ARTICLE VI          CONDITIONS.............................................  10
       Section 6.1  Conditions to Each Party's Obligation to Effect the
                      Merger...............................................  10
       Section 6.2  Conditions to Parent's and the Purchaser's Obligations
                      to Effect the Merger.................................  10
       Section 6.3  Conditions to Company's Obligations to Effect the
                      Merger...............................................  11
ARTICLE VII         TERMINATION............................................  11
       Section 7.1  Termination............................................  11
       Section 7.2  Effect of Termination..................................  11
ARTICLE VIII        MISCELLANEOUS..........................................  12
       Section 8.1  Fees and Expenses......................................  12
       Section 8.2  Amendment, Modification and Other Action...............  12
       Section 8.3  Nonsurvival of Representations and Warranties..........  12
       Section 8.4  Notices................................................  12
       Section 8.5  Interpretation.........................................  13
       Section 8.6  Counterparts...........................................  13
       Section 8.7  Entire Agreement; No Third Party Beneficiaries; Rights
                      of Ownership.........................................  13
       Section 8.8  Severability...........................................  13
       Section 8.9  Governing Law..........................................  13

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this 'Agreement'), dated as of December 27, 1996, by and among Andrews Group Incorporated, a Delaware corporation ('Parent'), Andrews Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the 'Purchaser'), and Toy Biz, Inc., a Delaware corporation (the 'Company').

     WHEREAS, the Board of Directors of the Company and the Board of Directors of each of Parent and Purchaser have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and the merger of Purchaser with and into the Company upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of theState of Delaware (the 'DGCL'), at the Effective Time (as defined in Section 1.3), the Company and the Purchaser shall consummate a merger (the 'Merger') pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the 'Surviving Corporation') and shall continue to be governed by the laws of the State of Delaware, and (c) all of the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall become the obligations, duties, debts and liabilities of the Surviving Corporation.

     Section 1.2 Closing. The closing of the Merger (the 'Closing') shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the 'Closing Date'), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, Parent, the Purchaser and the Company will cause a Certificate of Merger to be executed and filed on the date of the Closing (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the 'Secretary of State') as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the 'Effective Time.'


     Section 1.4 Certificate of Incorporation and By-Laws. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit A hereto. The Amended and Restated Certificate of Incorporation, as so amended at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit B hereto. The by-laws of the Company, as so amended at the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law. The Merger shall have the effects specified in the DGCL.

     Section 1.5 Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

     Section 1.6 Company Actions. The Company hereby approves of and consents to the Merger and represents that its Board of Directors, at a meeting duly called and held, has (i) upon the recommendation of its Special Committee (the 'Special Committee'), unanimously determined that each of the Agreement and the Merger are fair and in the best interests of the holders of the Class A Shares (as defined in Section 2.1), other than Avi Arad ('Arad'), Isaac Perlmutter, Isaac Perlmutter T.A., a Florida trust, and ZIB Inc., a Delaware corporation (collectively, the 'Perlmutter Group'), whose shares are to be purchased pursuant to the Stock Purchase Agreement, dated as of November 20, 1996, between Parent and Arad and the Stock Purchase Agreement, dated as of November 20, 1996, between Parent and the Perlmutter Group (together, the 'Stock Purchase Agreements'), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and such approval constitutes approval of this Agreement and the transactions contemplated hereby, including the Merger, and
(iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

     Section 1.7 Stockholders' Meeting and Proxy Statement.

     (a) If required by applicable law in order to consummate the Merger, the Company shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Special Meeting') and submit this Agreement and the Merger to a vote of the Company's stockholders for their adoption and approval as promptly as possible following the execution and delivery of this Agreement;

          (ii) prepare and file with the Securities and Exchange Commission (the 'SEC'), in accordance with Regulation 14A and Rule 13e-3 under the

     Securities Exchange Act of 1934 (the 'Exchange Act'), a preliminary Proxy Statement (as hereinafter defined) relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement, provided that no amendment or supplement thereto will be made by the Company without consultation with Parent and its counsel, (y) cause a letter to stockholders, notice of meeting, definitive Proxy Statement, including any amendment or supplement thereto, and form of proxy (collectively, the 'Proxy Statement') to be mailed to its stockholders in connection with the Merger and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

          (iii) subject to the fiduciary obligations of the Board of Directors under applicable law as advised by independent counsel, include in the Proxy Statement its recommendation that the stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

          (iv) include in the Proxy Statement the written opinion of Wasserstein Perella & Co. that the Merger Consideration (as defined in Section 2.1(c)) is fair to the holders of the Class A Shares (other than Arad and the Perlmutter Group) from a financial point of view.

     (b) Parent shall furnish to the Company written information concerning itself and Purchaser expressly for inclusion in the Proxy Statement.

     (c) Parent shall vote, or cause to be voted, all of the capital stock of the Company then owned by it, the Purchaser or any of its other affiliates in favor of the approval of the Merger and the adoption of this Agreement.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any shares of Class A common stock, par value $.01 per share (the 'Class A Shares'), or Class B common stock, par value $.01 per share, of the Company (the 'Class B Shares' and, collectively with the Class A Shares, the 'Shares'), or the holders of any shares of Series A Preferred Stock (the 'Preferred Shares') of the Company, or holders of common stock, par value $1.00 per share, of the Purchaser (the 'Purchaser Common Stock')

     (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares or other capital stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by stockholders ('Dissenting Stockholders') exercising appraisal rights pursuant to Section 262 of the DGCL, which Shares shall be converted into the right, if any, to receive payment from the Surviving Corporation of the 'fair value' of such Shares as determined in accordance with Section 262 of the DGCL) shall be converted into the right to receive $22.50 per Share in cash, payable to the holder thereof, without interest (the 'Merger Consideration'), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2.

     (d) Exchange of Preferred Shares. Each issued and outstanding Preferred Share (other than any Preferred Shares which are held by stockholders who are Dissenting Stockholders, which Shares shall be converted into the right, if any, to receive payment from the Surviving Corporation of the 'fair value' of such Preferred Shares as determined in accordance with Section 262 of the DGCL) shall be converted into the right to receive an amount per Preferred Share equal to the then applicable Redemption Price (as defined and as set forth in the Certificate of Designation for the Preferred Shares), payable to the holder thereof, without interest (the 'Preferred Merger Consideration'), upon surrender of the certificate formerly representing such Preferred Share in the manner provided in Section 2.2. All such Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2.

     Section 2.2 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares and the Preferred Shares in connection with the Merger (the 'Paying Agent') to receive the funds, as needed, to which holders of the Shares and the Preferred Shares shall become entitled pursuant to Section 2.1(c) and 2.1(d). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. All interest earned on such funds shall be paid to Parent.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the 'Common Certificates') or Preferred Shares (the 'Preferred Certificates,' and together with the Common Certificates, the 'Certificates'), whose Shares or Preferred Shares were converted pursuant to
Section 2.1 into the right to receive the Merger Consideration and the Preferred Merger Consideration, respectively, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying

Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration or the Preferred Merger Consideration, as the case may be. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, to gether with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration or the Preferred Merger Consideration for each Share or Preferred Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration or Preferred Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the

Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other non-income taxes required by reason of the payment of the Merger Consideration or Preferred Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or Preferred Merger Consideration in cash as contemplated by this Section 2.2.

     (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares or the Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares or the Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Preferred Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or Preferred Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration or Preferred Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.3 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the 'fair value' of such holder's Shares or Preferred

Shares, as provided in Section 262 of the DGCL, the Company shall give the Parent notice thereof and the Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares or Preferred Shares had been converted into the Merger Consideration or Preferred Merger Consideration pursuant to Section 2.1.

     Section 2.4 Company Plans. (a) With respect to each outstanding employee stock option to purchase Shares (an 'Employee Option') granted under the Company's 1995 Stock Option Plan (the 'Stock Option Plan'), the Company shall, effective as of immediately prior to the Effective Time, and subject to the consent, if required, of the holder of such Employee Option, (i) cause each Employee Option, whether or not then exercisable or vested, to become fully exercisable and vested, (ii) cause each Employee Option that is then outstanding to be cancelled and (iii) in consideration of such cancellation, pay to such holder of an Employee Option an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Employee Option and (B) the number of Shares previously subject to the Employee Option immediately prior to its cancellation (such payment to be net of withholding taxes).

     (b) Except as may be otherwise agreed to by the Parent or the Purchaser and the Company, the Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and no holder of Employee Options or any participant in the Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Purchaser as follows:

     Section 3.1 Organization. Each of the Company and its Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiary, taken as a whole. As used in this Agreement, the term 'Subsidiary' shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns a majority of the issued and outstanding capital stock or similar interests. As used in this Agreement, any reference to any state of facts, event or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such state of facts, event or effect is materially adverse to the consolidated financial condition, businesses or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole). Each of the Company and its Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiary, taken as a whole.

     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 Class A Shares, 20,000,000 Class B Shares and 25,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'). As of the date hereof, (i) 20,348,794 Class A Shares are issued and outstanding and no Class A Shares are held in the treasury of the Company, (ii) 7,394,000 Class B Shares are issued and outstanding and no Class B Shares are held in the treasury of the Company, (iii) 59,091 Preferred Shares are issued and outstanding, and (iv) 1,321,471 Class A Shares are reserved for issuance upon exercise of then outstanding Employee Options granted under the Stock Option Plan. All the outstanding shares of the Company's capital stock are, and all Class A Shares which may be issued pursuant to the exercise of outstanding Employee Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ('Voting Debt') of the Company or its Subsidiary issued and outstanding. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or its Subsidiary, obligating the Company or its Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of the Company or its Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or its Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

     (b) All of the outstanding shares of capital stock of its Subsidiary are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company free and clear of all liens, charges, claims or encumbrances.

     (c) Except for the Stockholders Agreement, dated as of March 2, 1995, by and among Arad, the Perlmutter Group, Marvel Entertainment Group, Inc. ('Marvel') and the Company, the Voting Trust Agreement, dated as of March 2, 1995, among Marvel, Isaac Perlmutter and the Company and the Voting Trust Agreement, dated as of March 2, 1995, among Marvel, Arad and the Company, there are no voting trusts or other agreements or understandings to which the Company or its Subsidiary is a party with respect to the voting of the capital stock of the Company or its Subsidiary.

     (d) Neither the Company nor its Subsidiary is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or its Subsidiary, respectively, as a result of the transactions contemplated by this Agreement.

     Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated here by. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company and, except for obtaining the approval of its stockholders as contemplated by Section 3.7 or as otherwise required by Delaware law, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 3.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws of the Company or of its Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a 'Governmental Entity'), (iii) except as set forth in Section 3.4 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or its Subsidiary is a party or by which either of them or any of their properties or assets may be bound or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, its Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiary, taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby.

     Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore delivered to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act of 1933, as amended (the 'Securities Act') (as such documents have been amended since the time of their filing, collectively, the 'Company SEC Documents'). As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

     Section 3.6 Information in Proxy Statement. The Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to Company stockholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation 14A and Rule 13e-3.

     Section 3.7 Vote Required. The affirmative vote of the holders of a majority of the votes represented by the outstanding Class A Shares and Class B Shares, voting together as one class, and the affirmative unanimous vote of the holders of the outstanding Class B Shares are the only votes of the holders of any class or series of the

Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, subject to any other vote which may be required by Delaware law.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on Parent and the Purchaser, taken as a whole. Each of Parent and the Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.


     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and the Purchaser and by Parent as the sole stockholder of the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and the Purchaser, enforceable against them in accordance with its terms.

     Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the DGCL, neither the execution, delivery or performance of this Agreement by Parent or the Purchaser nor the consummation by Parent or the Purchaser of the transactions contemplated hereby nor compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or the Purchaser is a party or by which any of them or any of their respective properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole and which will not materially impair the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

     Section 4.4 Information in Proxy Statement. The information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation 14A and Rule 13e-3.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement or (ii) as agreed in writing by Parent, after the date hereof and prior to the Effective Time, the business of the Company and its Subsidiary shall be conducted only in the ordinary and usual course, and, in particular: the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any of the Shares (other than Class A Shares reserved for issuance on the date hereof pursuant to the exercise of Options outstanding on the date hereof) Preferred Stock or capital stock of its Subsidiary beneficially owned by it; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify the outstanding Shares or Preferred Shares; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; or (v) redeem (except pursuant to the Certificate of Designation relating to the Preferred Shares), purchase or otherwise acquire directly or indirectly any of its capital stock.

     Section 5.2 Consents and Approvals. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, order, exemptions or waivers by any third party or Governmental Entity, and (ii) causing the satisfaction of all conditions to the Closing.

     (b) Each of Parent and the Company shall promptly consult with the other with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each of Parent and the Company shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If such party receives a request from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     Section 5.3 No Solicitation. Neither the Company nor its Subsidiary or affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company, its Subsidiary or any division or operating or principal business unit of the Company (an 'Acquisition Proposal'). Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal, if the Board of Directors of the Company concludes in good faith after consultation with independent legal counsel that the failure to take such action would present a reasonable possibility of violating the fiduciary obligations of such Board under applicable law. Nothing shall prohibit the Company from taking and disclosing a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or, with respect to any Acquisition Proposal, from making any other disclosure required by applicable law. The Company will immediately communicate to Parent the terms of any Acquisition Proposal or request for information or to negotiate (and will disclose any written materials received by the Company in connection therewith) and the identity of the party making suh Acquisition Proposal or request which it may receive in respect of any such transaction.

     Section 5.4 Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates (other, than in the case of Parent, the Company, and in the case of the Company, Parent or any of its affiliates, other than the Company and its Subsidiary), that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement (other than, in the case of the Company, Wasserstein Perella & Co., and in the case of the Parent and its affiliates other than the Company and its Subsidiary, Donaldson, Lufkin & Jenrette, Bear Stearns & Co. Inc., and CS First Boston Corporation) and each of Parent and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

     Section 5.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

     Section 5.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

     Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.8 Directors' and Officers' Insurance and Indemnification. (a) Parent shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiary (each an 'Indemnified Party') against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Delaware law, subject to the terms of the Company's certificate of incorporation and by-laws, all as in effect at the date hereof.

     (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ('D&O Insurance') for a period of not less than five years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall the Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section in excess of 150% of the premiums paid by the Company in 1996; and provided further, however, that if the annual premiums for such insurance coverage exceed such amount Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Section 5.9 Assignment; Purchase of Shares.

     (a) In the event that the condition set forth in Section 6.2(c) is satisfied, Parent shall (i) transfer all the outstanding shares of capital stock of the Purchaser to Marvel and, if necessary, cause Marvel to authorize the consummation of the transactions contemplated hereby as the then sole stockholder of the Purchaser, and (ii) assign its rights, interests and obligations hereunder to Marvel (it being understood that Marvel is not an 'interested stockholder' for purposes of Section 203 of the DGCL).

     (b) In the event that the condition set forth in Section 6.2(c) is not satisfied but is waived, Parent, Purchaser or any of their affiliates (other than Marvel) shall have the right to offer to purchase all of the Class A Shares directly from the stockholders of the Company, provided that (i) such offer shall be for any and all outstanding Class A Shares, (ii) such offer shall be for cash in an amount per share not less than the Merger Consideration, and
(iii) such offer shall not contain any conditions not customary for an offer of this type (a 'Qualifying Offer').

     (c) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except (i) as provided in Section 5.9(a)(ii) or (ii) that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect Subsidiary of Parent. Upon any such assignment (whether pursuant to Section 5.9(a)(ii) or otherwise), Parent's assignee shall deliver to the Company a writing evidencing its agreement to perform Parent's covenants hereunder and in which it makes representations to the Company substantially in the form made by Parent in Article IV. No such assignment (whether pursuant to Section 5.9(a)(ii) or otherwise), however, shall relieve Parent of its obligations under this Agreement.

     (d) The parties hereto shall take all reasonable actions as are necessary, proper or advisable to give effect to the provisions of this Section 5.9, including, without limitation, the execution of an amendment to this Agreement.

     Section 5.10  Stock Purchase Agreements. Parent shall not alter or amend
(i) the Stock Purchase Agreements or (ii) the Performance Bonus Agreement between the Company and Arad, the Performance Bonus Agreement between the Company and Isaac Perlmutter, the Amended and Restated Consulting Agreement between the Company and Arad or the Consulting Agreement between the Company and Isaac Perlmutter (in the case of the documents referred to in this clause (ii), in the form previously provided to the Company) so as to make such arrangements economically more favorable to Arad or Isaac Perlmutter, or enter into any similar agreements, without the consent of the Company, which consent shall not unreasonably be withheld.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law or the Company's certificate of incorporation, in order to consummate the Merger;

          (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time; and

          (c) Injunctions. There shall be no order or injunction of a Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

     Section 6.2 Conditions to Parent's and the Purchaser's Obligations to Effect the Merger. The obligations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the following conditions, which may be waived in whole or in part by Parent and the Purchaser:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time;

          (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time;

          (c) The Plan of Reorganization (with such changes as Parent shall approve) attached as Exhibit A to the Stock Purchase Agreement dated December 27, 1996 between Parent and Marvel shall have been confirmed and all conditions to closing under such agreement (excluding the condition that all conditions to the closing of this Agreement be satisfied) shall have been satisfied or waived.

     Section 6.3 Conditions to Company's Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are further subject to the fulfillment of the following conditions, which may be waived in whole or in part by the Company:

          (a) The representations and warranties of the Parent and Purchaser contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and correct in all material respects as of such date) as of the Effective Time after giving effect to the Merger as if made at and as of such time;

          (b) Each of the Parent and Purchaser shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

                                  ARTICLE VII
                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By mutual agreement of Parent, Purchaser and the Company.

          (b) By Parent or the Company:

             (i) if the Merger shall not have been consummated by June 30, 1997; provided, however, that the right to terminate this Agreement under this
        Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

             (ii) if the stockholders of the Company fail to approve and adopt this Agreement at the Special Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt this Agreement at the Special Meeting;

             (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

             (iv) if, prior to the consummation of the Merger, (x) the Board of Directors of the Company shall (A) have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval of this Agreement or the Merger in order to execute a definitive agreement relating to an Acquisition Proposal which is a superior proposal to the Merger, reasonably capable of being consummated, and (B) have concluded in good faith after consultation with independent legal counsel that the failure to take such action as set forth in the preceding clause (A) would result in the Board of Directors violating its fiduciary obligations under applicable law.

          (c) By Parent, if it shall have purchased Shares pursuant to a Qualifying Offer.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto except
(A) for fraud or for material breach of this Agreement and (B) as set forth in this Section 7.2 and Section 8.1.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.1 Fees and Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 8.2 Amendment, Modification and Other Action. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, no action by the Company referred to in Sections 1.2 or 1.3, Article VI or VII or this Article VIII, and no consent under the first sentence of Section 5.9(c), shall be effective without the approval of the Special Committee.

     Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to Parent or the Purchaser, to:

         Andrews Group Incorporated
         3200 Windy Hill Road
         Atlanta, Georgia 30339
         Attention: General Counsel
         Telephone No.: (212) 572-8600
         Telecopy No.: (770) 563-9610

         with a copy to:

         MacAndrews & Forbes Holdings Inc.
         35 East 62nd Street
         New York, New York 10021
         Attention: Barry F. Schwartz, Esq.
         Telephone No.: 212-572-5170
         Telecopy: 212-572-5056

         with an additional copy to:

         Alan C. Myers, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP

         919 Third Avenue
         New York, New York 10022
         Telephone No.: (212) 735-3000
         Telecopy No.: (212) 735-2001

         and

         if to the Company, to:

         Toy Biz, Inc.
         333 East 38th Street
         New York, New York 10016

         Attention: General Counsel
         Telephone No.: (212) 682-4700
         Telecopy No.: (212) 682-3516

         with a copy to:

         Allen Finkelson, Esq.
         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, New York 10019
         Telephone No.: (212) 474-1000
         Telecopy No.: (212) 474-3700

     Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words 'include', 'includes' or 'including' are used in this Agreement they shall be deemed to be followed by the words 'without limitation'. As used in this Agreement, the term 'affiliate(s)' shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

     Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.7 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein): (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.8 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a Governmental Entity of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ANDREWS GROUP INCORPORATED

                                          By:         /s/ Glenn P. Dickes
                                              ---------------------------------
                                              Name:
                                              Title:

                                          ANDREWS ACQUISITION CORP.

                                          By:         /s/ Glenn P. Dickes
                                              ---------------------------------
                                              Name:
                                              Title:

                                          TOY BIZ, INC.

                                          By:        /s/ Daniel J. Werther
                                              ---------------------------------
                                              Name:
                                              Title: Executive Vice President

                                                                         ANNEX B

                [LETTERHEAD OF WASSERSTEIN PERELLA & CO., INC.]

                                                               December 24, 1996

Special Committee of the
  Board of Directors
Toy Biz, Inc.
333 East 38th Street
New York, NY 10016

Gentlemen:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than Mr. Avi Arad ('Arad'), Mr. Isaac Perlmutter ('Perlmutter'), Isaac Perlmutter T.A. and ZIB Inc. collectively, the 'Selling Stockholders') of shares of Class A Common Stock, par value $.01 per share (the 'Shares'), of Toy Biz, Inc., a Delaware corporation (the 'Company'), of the consideration to be received by such holders pursuant to an Agreement and Plan of Merger (the 'Merger Agreement') proposed to be entered into among Andrews Group Incorporated, a Delaware corporation ('Parent'), Andrews Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ('Sub'), and the Company. The Merger Agreement will provide for, among other things, the merger of Sub with and into the Company pursuant to which each outstanding Share (other than as to be provided in the Merger Agreement) will be converted into the right to receive $22.50 in cash (the 'Merger'). The terms and conditions of the Merger will be set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Stock Purchase Agreements, each dated November 20, 1996, between Parent and each of the Selling Stockholders (the 'Stock Purchase Agreements') and a draft of the Merger Agreement in the form to be executed by the parties. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with certain representatives of the Company and Marvel Entertainment Group, Inc., a Delaware corporation (the 'Marvel Group') and Arad and Perlmutter to review and discuss such information and, among other matters, the Company's business, financial condition, results of operations and prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the toy industry specifically, and in other industries generally, which we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other studies, analyses and investigations and reviewed such other information as we considered appropriate.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial forecasts and other information provided to us and we have assumed, with your consent, that the financial forecasts and other information provided to us in connection with our review and analysis were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as of the date hereof, and we express no opinion with respect to such projections or other information or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. Additionally, it should be noted that, within the context of our engagement, we have not been authorized to and have not solicited alternative offers for the Company or its assets, or investigated any other alternative transactions which may be available to the Company. Finally, we have assumed that, when executed, the consulting and performance bonus agreements between the Company and each of Arad and Perlmutter referred to in the Stock Purchase Agreements (the 'Arad/Perlmutter Consulting/Bonus Agreements') will be as previously described to us and that there are, and as of the effective time of the Merger there will be, no agreements, arrangements or understandings among either or both of Arad or Perlmutter, on the one hand, and the Company, any member of the Marvel Group or any affiliate of any of the foregoing, on the other hand, other than the Stock Purchase Agreements and the Arad/Perlmutter Consulting/Bonus Agreements.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the 'Special Committee') in connection with the Merger and will receive a fee for our services, including this opinion. In addition, we have performed various investment banking and other services for various members of the Marvel Group in the past and have received customary fees for rendering such services and we may provide such services to the Marvel Group in the future. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and members of the Marvel Group for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion addresses only the fairness from a financial point of view to the holders of the Shares (other than the Selling Stockholders) of the consideration to be paid to them pursuant to the Merger Agreement and does not address the Company's underlying business decision to effect the Merger.


     This letter is solely for the benefit and use of the Special Committee in its consideration of the Merger, may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior writter consent (except as otherwise provided in the engagement letter dated as of October 30, 1996, between the Company and us). This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to the Merger Agreement and the transactions contemplated thereby and should not be relied upon by any stockholder as to any such matter.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the $22.50 per Share cash consideration to be received by the holders of the Shares (other than the Selling Stockholders) pursuant to the Merger Agreement is fair to such holders from a financial point of view.

                                               Very truly yours,

                                               /s/ WASSERSTEIN PERELLA & CO.,
                                               INC.

                                                                         ANNEX C

                EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                    STATE OF DELAWARE RELATING TO THE RIGHTS
                           OF DISSENTING STOCKHOLDERS

262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;


             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.